     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2000



                                                      REGISTRATION NO. 333-40464

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         MOLECULAR DEVICES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         0-27316                       94-2914362
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                               1311 ORLEANS DRIVE
                              SUNNYVALE, CA 94089
                                 (408) 747-1700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             JOSEPH D. KEEGAN, PH.D
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         MOLECULAR DEVICES CORPORATION
                               1311 ORLEANS DRIVE
                              SUNNYVALE, CA 94089
                                 (408) 747-1700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             JAMES C. KITCH, ESQ.                        STEVEN J. TONSFELDT, ESQ.
        SUZANNE SAWOCHKA HOOPER, ESQ.                       MARK B. WEEKS, ESQ.
              COOLEY GODWARD LLP                             VENTURE LAW GROUP,
            FIVE PALO ALTO SQUARE                        A PROFESSIONAL CORPORATION
             3000 EL CAMINO REAL                            2800 SAND HILL ROAD
           PALO ALTO, CA 94306-2155                     MENLO PARK, CALIFORNIA 94025
                (650) 843-5000                                 (650) 854-4488


     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement and satisfaction or waiver of all other conditions to the proposed merger.


     If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[MOLECULAR DEVICES LOGO][LGL BIOSYSTEMS LOGO]

                        SPECIAL MEETINGS OF STOCKHOLDERS

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Molecular Devices Corporation and LJL BioSystems, Inc. have unanimously approved a merger combining Molecular Devices and LJL BioSystems.


     If the merger is completed, holders of LJL BioSystems common stock will receive 0.30 of a share of Molecular Devices common stock for each share of LJL BioSystems common stock they own. This is a fixed exchange ratio that will not be adjusted for changes in the stock price of either company before the merger is completed. Immediately after the merger, based on the number of shares outstanding on June 30, 2000, former stockholders of LJL BioSystems will own approximately 28% of the outstanding shares of Molecular Devices common stock, and persons who were stockholders of Molecular Devices immediately before the merger will own approximately 72% of the outstanding shares of Molecular Devices common stock.


     The Molecular Devices common stock is listed on the Nasdaq National Market under the symbol "MDCC."

     Stockholders of Molecular Devices will be asked, at Molecular Devices' special meeting of stockholders, to approve the issuance of shares of Molecular Devices common stock to the stockholders of LJL BioSystems in the merger. The board of directors of Molecular Devices has determined that the issuance of shares of Molecular Devices common stock to the stockholders of LJL BioSystems is in the best interests of Molecular Devices stockholders and recommends that Molecular Devices stockholders vote in favor of such issuance.

     Stockholders of LJL BioSystems will be asked, at LJL BioSystems' special meeting of stockholders, to adopt the merger agreement. The board of directors of LJL BioSystems has determined that the merger and the merger agreement are in the best interests of LJL BioSystems stockholders and has declared advisable and recommends that LJL BioSystems stockholders adopt the merger agreement.

     The dates, times and places of the special meetings are as follows:


    For Molecular Devices stockholders:          For LJL BioSystems stockholders:
    Wednesday, August 30, 2000                   Wednesday, August 30, 2000
    10:30 a.m., local time                       9:00 a.m., local time
    Molecular Devices Corporation                LJL BioSystems, Inc.
    1311 Orleans Drive                           405 Tasman Drive
    Sunnyvale, CA 94089                          Sunnyvale, CA 94089


     The joint proxy statement/prospectus attached to this letter provides you with information about Molecular Devices, LJL BioSystems and the proposed merger. In addition, you may obtain other information about Molecular Devices and LJL BioSystems from documents filed with the Securities and Exchange Commission. We encourage you to read the entire joint proxy statement/prospectus carefully.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETINGS, IF YOU ARE A HOLDER OF MOLECULAR DEVICES OR LJL BIOSYSTEMS COMMON STOCK PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US.



/s/ JOSEPH D. KEEGAN                           /s/ LEV J. LEYTES
Joseph D. Keegan, Ph.D                         Lev J. Leytes
President, Chief Executive Officer and
  Director                                     President, Chief Executive Officer and
Molecular Devices Corporation                  Chairman of the Board
                                               LJL BioSystems, Inc.


     FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETINGS, SEE "RISK FACTORS" BEGINNING ON PAGE 16.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED NOR DISAPPROVED THE MOLECULAR DEVICES COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THE JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The joint proxy statement/prospectus is dated July   , 2000, and is first
being mailed to stockholders of Molecular Devices and stockholders of LJL BioSystems on or about July 20, 2000.


     THE JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

[Inside Front Cover]

     The joint proxy statement/prospectus incorporates important business and financial information about Molecular Devices and LJL BioSystems that is not included in or delivered with this document. This information is available without charge to Molecular Devices stockholders and LJL BioSystems stockholders upon written or oral request. Stockholders should contact Molecular Devices at 1311 Orleans Drive, Sunnyvale, California 94089, Attn: Investor Relations, (408) 747-1700 or LJL BioSystems at 405 Tasman Drive, Sunnyvale, California 94089,
Attn: Investor Relations, (408) 548-0542.


     To obtain timely delivery of requested documents before the special meetings, you must request them no later than August 23, 2000, which is five business days before the date of the special meetings.


     Also see "Where You Can Find More Information" in the joint proxy statement/prospectus.

                         MOLECULAR DEVICES CORPORATION
                               1311 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 741-1700
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 30, 2000


To the stockholders of Molecular Devices Corporation:


     A special meeting of stockholders of Molecular Devices Corporation, a Delaware corporation, will be held on Wednesday, August 30, 2000 at 10:30 a.m., local time, at the principal executive offices of Molecular Devices located at 1311 Orleans Drive, Sunnyvale, California, for the following purposes:


     1. To consider and vote upon the issuance of shares of Molecular Devices common stock in the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of June 7, 2000, among Molecular Devices Corporation, Mercury Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Molecular Devices, and LJL BioSystems, Inc.; and

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.


     The board of directors of Molecular Devices has fixed the close of business on July 14, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Molecular Devices common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Molecular Devices had outstanding and entitled to vote 11,508,585 shares of common stock. Holders of Molecular Devices common stock are not entitled to dissenters' rights under the Delaware General Corporation Law.


     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST IS REQUIRED FOR APPROVAL OF THE ISSUANCE OF THE MOLECULAR DEVICES SHARES IN THE MERGER. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE ISSUANCE OF SHARES OF MOLECULAR DEVICES COMMON STOCK IN THE MERGER. IF YOU FAIL TO RETURN YOUR MOLECULAR DEVICES PROXY CARD, THE EFFECT WILL BE THAT YOUR SHARES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE MOLECULAR DEVICES SPECIAL MEETING. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors,


                                          /s/ JOSEPH D. KEEGAN

Sunnyvale, California                     Joseph D. Keegan, Ph.D

July 20, 2000                             President, Chief Executive Officer and
                                          Director


     MOLECULAR DEVICES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOLECULAR DEVICES STOCKHOLDERS VOTE "FOR" THE ISSUANCE OF SHARES OF MOLECULAR DEVICES COMMON STOCK IN THE MERGER.

                              LJL BIOSYSTEMS, INC.
                                405 TASMAN DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 541-8787
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 30, 2000


To the stockholders of LJL BioSystems, Inc.:


     A special meeting of stockholders of LJL BioSystems, Inc., a Delaware corporation, will be held on Wednesday, August 30, 2000 at 9:00 a.m., local time, at the principal executive offices of LJL BioSystems located at 405 Tasman Drive, Sunnyvale, California 94089, for the following purposes:


     1. To adopt the Agreement and Plan of Merger and Reorganization, dated as of June 7, 2000, among Molecular Devices Corporation, Mercury Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Molecular Devices, and LJL BioSystems, Inc.; and

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.


     The board of directors of LJL BioSystems has fixed the close of business on July 14, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of LJL BioSystems common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, LJL BioSystems had outstanding and entitled to vote 14,857,528 shares of common stock. Holders of LJL BioSystems common stock are not entitled to dissenters' rights under the Delaware General Corporation Law.


     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF LJL BIOSYSTEMS COMMON STOCK IS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. IF YOU FAIL TO RETURN YOUR LJL BIOSYSTEMS PROXY CARD, THE EFFECT WILL BE THAT YOUR SHARES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE LJL BIOSYSTEMS SPECIAL MEETING. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors,

                                          /s/ LEV J. LEYTES

                                          Lev J. Leytes

Sunnyvale, California                     President, Chief Executive Officer and


July 20, 2000                             Chairman of the Board


     LJL BIOSYSTEMS' BOARD OF DIRECTORS HAS DECLARED ADVISABLE, AND UNANIMOUSLY RECOMMENDS, THAT LJL BIOSYSTEMS STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
RISK FACTORS................................................   16
  Risks Relating to the Merger..............................   16
  Risks Relating to Molecular Devices.......................   18
  Risks Relating to LJL BioSystems..........................   27
THE COMPANIES...............................................   39
  Molecular Devices.........................................   39
  Mercury Acquisition Sub, Inc. ............................   40
  LJL BioSystems............................................   40
THE SPECIAL MEETING OF MOLECULAR DEVICES STOCKHOLDERS.......   42
  Date, Time and Place......................................   42
  Purposes of the Special Meeting...........................   42
  Recommendation of Molecular Devices' Board of Directors...   42
  Record Date and Voting Power..............................   42
  Voting and Revocation of Proxies..........................   42
  Required Vote.............................................   43
  Solicitation of Proxies...................................   43
  Other Matters.............................................   43
THE SPECIAL MEETING OF LJL BIOSYSTEMS STOCKHOLDERS..........   44
  Date, Time and Place......................................   44
  Purposes of the Special Meeting...........................   44
  Recommendation of LJL BioSystems' Board of Directors......   44
  Record Date and Voting Power..............................   44
  Voting and Revocation of Proxies..........................   44
  Required Vote.............................................   44
  Solicitation of Proxies...................................   45
  Other Matters.............................................   45
THE MERGER..................................................   46
  General...................................................   46
  General Description of the Merger.........................   46
  Background................................................   46
  Reasons for the Merger....................................   48
  Molecular Devices' Reasons for the Merger.................   48
  LJL BioSystems' Reasons for the Merger....................   50
  Opinion of Molecular Devices' Financial Advisor...........   51
  Opinion of LJL BioSystems' Financial Advisor..............   57
  Interests of LJL BioSystems' Officers and Directors in the
     Merger.................................................   62
  Material Federal Income Tax Consequences..................   63
  Anticipated Accounting Treatment..........................   65
  Governmental Approvals....................................   65
  Restrictions on Resales by Affiliates.....................   65
CERTAIN TERMS OF THE MERGER AGREEMENT.......................   67
  The Merger................................................   67
  Effective Time of the Merger..............................   67
  Manner and Basis of Converting Shares.....................   67
  LJL BioSystems Stock Options and Warrants.................   68
  LJL BioSystems' Employee Stock Purchase Plan..............   68
  Continuation of Benefits..................................   68
  Representations and Warranties............................   69

                                                              PAGE
                                                              ----
  Covenants; Conduct of Business Prior to the Merger........   69
  Limitation on Considering Other Acquisition Proposals.....   72
  Conditions to the Merger..................................   73
  Termination of the Merger Agreement.......................   75
  Expenses and Termination Fees.............................   77
VOTING AGREEMENTS...........................................   79
  Voting Agreements Relating to Molecular Devices Shares....   79
  Voting Agreements Relating to LJL BioSystems Shares.......   79
MANAGEMENT AND OTHER INFORMATION............................   80
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS.............   81
  Beneficial Ownership of Molecular Devices Shares..........   81
  Beneficial Ownership of LJL BioSystems Shares.............   83
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   85
  Unaudited Pro Forma Condensed Combined Balance Sheet......   86
  Unaudited Pro Forma Condensed Combined Statements of
     Income.................................................   87
  Notes to Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................   92
DESCRIPTION OF MOLECULAR DEVICES CAPITAL STOCK..............   95
  General...................................................   95
  Molecular Devices Common Stock............................   95
  Molecular Devices Preferred Stock.........................   95
  Transfer Agent and Registrar..............................   95
COMPARATIVE RIGHTS OF MOLECULAR DEVICES STOCKHOLDERS AND LJL
  BIOSYSTEMS STOCKHOLDERS...................................   96
  Size of the Board of Directors............................   96
  Removal of Directors......................................   96
  Filling New Seats or Vacancies on the Board of
     Directors..............................................   97
  Indemnification and Limitation of Liability...............   97
  Interested Director Transactions..........................   98
  Elimination of Actions by Written Consent of
     Stockholders...........................................   98
  Power to Call Special Meetings of Stockholders............   98
  Stockholder Approval of Certain Business Combinations.....   99
  Mergers...................................................  100
  Dissenters' Rights........................................  100
INDEPENDENT AUDITORS........................................  102
LEGAL MATTERS...............................................  102
EXPERTS.....................................................  102
STOCKHOLDER PROPOSALS.......................................  102
WHERE YOU CAN FIND MORE INFORMATION.........................  102


Annexes:
A -- Agreement and Plan of Merger and Reorganization
B -- Form of Parent Voting Agreements
C -- Form of Company Voting Agreements
D -- Opinion of Gleacher & Co. LLC
E -- Opinion of ING Barings LLC

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

 Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

 A: Molecular Devices and LJL BioSystems are proposing to merge because we believe the resulting combination would result in a number of benefits, including the ability of the combined company to offer complementary product lines (which presents the opportunity to increase the breadth of products offered), the ability of the two companies to combine their technological resources to develop new products with increased functionality and bring them to market faster, and the opportunity for the combined company to compete more effectively in the increasingly competitive and rapidly changing market.

 Q: WHAT WILL LJL BIOSYSTEMS STOCKHOLDERS RECEIVE IN THE MERGER?

 A: As a result of the merger, LJL BioSystems stockholders will receive 0.30 of a share of Molecular Devices common stock for each share of LJL BioSystems common stock they own. For example, if you own 100 shares of LJL BioSystems common stock, you will receive 30 shares of Molecular Devices common stock in exchange for your LJL BioSystems shares. The number of shares of Molecular Devices common stock to be issued for each share of LJL BioSystems common stock is fixed and will not be adjusted based upon changes in the values of LJL BioSystems or Molecular Devices common stock. As a result, the value of the Molecular Devices shares you will receive in the merger will not be known before the merger, and will go up or down as the market price of Molecular Devices common stock goes up or down. We encourage you to obtain current market quotations of LJL BioSystems and Molecular Devices common stock.

 Q: WHAT DO I NEED TO DO NOW?

 A: We urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you. Then just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Molecular Devices stockholders or special meeting of LJL BioSystems stockholders.

 Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

 A: If you are a Molecular Devices stockholder, the failure to return your proxy card could be a factor in establishing a quorum for the special meeting of Molecular Devices stockholders. If you are an LJL BioSystems stockholder, the failure to return your proxy card will have the same effect as voting against the merger.

 Q: MAY I VOTE IN PERSON?

 A: Yes. You may attend the special meeting of Molecular Devices stockholders or the special meeting of LJL BioSystems stockholders, respectively, and vote your shares in person, rather than signing and returning your proxy card.

 Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

 A: Yes. You may change your vote at any time before your proxy card is voted at your special meeting. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

 Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

 A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

 Q: SHOULD I SEND IN MY LJL BIOSYSTEMS STOCK CERTIFICATES NOW?

 A: No. If you are a LJL BioSystems stockholder, after the merger is completed, you will receive written instructions for exchanging your shares of LJL BioSystems common stock for shares of Molecular Devices common stock. You will also receive a cash payment for any fractional share. Molecular Devices stockholders will not exchange their stock certificates.

 Q: AM I ENTITLED TO DISSENTERS' RIGHTS?

 A: Molecular Devices and LJL BioSystems stockholders will not be entitled to dissenters' rights.

 Q: WHO CAN HELP ANSWER MY QUESTIONS?

 A: If you are a Molecular Devices stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

       MOLECULAR DEVICES CORPORATION
       Attn: Investor Relations
       1311 Orleans Drive
       Sunnyvale, California 94089
       Telephone: (408) 747-1700

   If you are a LJL BioSystems stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

       LJL BIOSYSTEMS, INC.
       Attn: Investor Relations
       405 Tasman Drive
       Sunnyvale, California 94089
       Telephone: (408) 548-0542

                                    SUMMARY


     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus and the documents we refer to herein. See "Where You Can Find More Information" on page 102. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.


FORWARD-LOOKING INFORMATION

     Certain of the information relating to Molecular Devices, LJL BioSystems and the combined company contained or incorporated by reference in this joint proxy statement/prospectus is forward-looking in nature. All statements included or incorporated by reference in this joint proxy statement/prospectus or made by management of Molecular Devices or LJL BioSystems other than statements of historical fact regarding Molecular Devices, LJL BioSystems or the combined company are forward-looking statements. Examples of forward-looking statements include statements regarding Molecular Devices', LJL BioSystems' or the combined company's future financial results, operating results, product successes, business strategies, projected costs, future products, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue' or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the Risk Factors section of this joint proxy statement/prospectus. These and many other factors could affect the future financial and operating results of Molecular Devices, LJL BioSystems or the combined company. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Molecular Devices, LJL BioSystems or the combined company.

THE COMPANIES (PAGE 39)

MOLECULAR DEVICES CORPORATION
1311 Orleans Drive
Sunnyvale, California 94089
(408) 747-1700

     Molecular Devices is a leading developer of high-performance, bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. Molecular Devices' systems enable pharmaceutical and biotechnology companies to leverage advances in genomics and combinatorial chemistry by facilitating the high throughput and cost effective identification and evaluation of drug candidates. Molecular Devices' instrument systems are based on its advanced core technologies which integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices' systems are fundamental tools for drug discovery and life sciences research, and its MAXline series of microplate readers and its FLIPR Cell Analysis systems are market share leaders in their respective markets.

LJL BIOSYSTEMS, INC.
405 Tasman Drive
Sunnyvale, California 94089
(408) 541-8787

     LJL BioSystems designs, produces and sells infrastructure tools that accelerate and enhance the process of discovering new drugs in the genomics and post-genomics era. LJL BioSystems' products, including instruments and consumables, are designed to provide flexible, cost-efficient, high throughput solutions that can be used across all stages of the drug discovery process. LJL BioSystems' customers include pharmaceutical, biotechnology and genomics companies as well as research institutions. Since 1998, 21 of the top 25 pharmaceutical companies have purchased LJL BioSystems' products and more than 60% of these customers are repeat customers. In addition, LJL BioSystems has entered into strategic collaborations with AstraZeneca in October 1999 and SmithKline Beecham in September 1998 that provide each of them with early access to certain of LJL BioSystems' new technologies. LJL BioSystems' customers primarily use its products for high throughput drug discovery, including screening and genotyping.

MERGER CONSIDERATION; FIXED EXCHANGE RATIO (PAGE 46)

     If you are an LJL BioSystems stockholder, you will receive 0.30 of a share of Molecular Devices common stock in exchange for each share of LJL BioSystems common stock you own. The actual number of whole shares you will receive in the merger will be 0.30 multiplied by the number of shares of LJL BioSystems common stock that you own at the effective time of the merger. You will receive cash for any fractional share.


     The exchange ratio is fixed and, regardless of fluctuations in the market prices of Molecular Devices common stock or LJL BioSystems common stock, will not change between now and the date that the merger is completed. Moreover, neither LJL BioSystems nor Molecular Devices has the right to terminate the merger agreement or renegotiate the exchange ratio as a result of market price fluctuations. We encourage you to obtain current market quotations of LJL BioSystems and Molecular Devices common stock.


COMPARATIVE PER COMMON SHARE MARKET PRICE INFORMATION (PAGE 9)


     LJL BioSystems and Molecular Devices common stock are both listed on the Nasdaq National Market. On June 7, 2000, the last full trading day prior to the public announcement of the proposed merger, LJL BioSystems common stock closed at $16.25, and Molecular Devices common stock closed at $59.06. On July 14, 2000, LJL BioSystems common stock closed at $24.88, and Molecular Devices common stock closed at $84.00.


TAX MATTERS (PAGE 63)

     The exchange of shares of LJL BioSystems common stock for shares of Molecular Devices common stock in the merger is intended to be tax-free to LJL BioSystems stockholders for federal income tax purposes. Any cash received for any fractional share, however, will result in the recognition of gain or loss as if you sold your fractional share. Your tax basis in the shares of Molecular Devices common stock that you receive in the merger will equal your current tax basis in your LJL BioSystems common stock (reduced by the basis allocable to any fractional share interest for which you receive cash).

     TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

REASONS FOR THE MERGER

MOLECULAR DEVICES (PAGE 48). The Molecular Devices board of directors approved the merger based on a number of factors, including the following:

     - the ability of the combined company to offer complementary product lines, which presents the opportunity to increase the breadth of products offered;

     - the ability of the two companies to combine their technological resources to develop new products with increased functionality and bring them to market faster; and

     - the opportunity for the combined company to compete more effectively in the increasingly competitive and rapidly changing market.

LJL BIOSYSTEMS (PAGE 50). The LJL BioSystems board of directors approved the merger based on a number of factors, including the following:

     - that by combining the sales and distribution forces of Molecular Devices and LJL BioSystems, the combined company could accelerate its market penetration rates at life science companies and broaden the impact and influence of the combined company throughout its customers' enterprises;

     - that by combining complementary operations, the combined company would have better opportunities for future growth;


     - the opportunity for LJL BioSystems stockholders to participate in a larger, stronger, more competitive company with a broader array of complementary technologies;


     - the strategic fit between Molecular Devices and LJL BioSystems, and the belief that the combined company has the potential to enhance stockholder value through additional opportunities and operating efficiencies; and

     - the strategic and financial alternatives available to LJL BioSystems.

RECOMMENDATIONS TO STOCKHOLDERS

TO MOLECULAR DEVICES STOCKHOLDERS (PAGE 42). The Molecular Devices board of directors believes that the merger is advisable and fair to you and in your best interests. The Molecular Devices board of directors unanimously recommends that you vote "for" the issuance of shares of Molecular Devices common stock in the merger.

TO LJL BIOSYSTEMS STOCKHOLDERS (PAGE 44). The LJL BioSystems board of directors believes that the merger is advisable and fair to you and in your best interests. The LJL BioSystems board of directors has declared advisable, and unanimously recommends, that you vote "for" adoption of the merger agreement.

OPINIONS OF FINANCIAL ADVISORS

OPINION OF MOLECULAR DEVICES' FINANCIAL ADVISOR (PAGE 51). In deciding to approve the merger, one of the factors that the Molecular Devices board of directors considered was the opinion of its financial advisor, ING Barings LLC, that, as of June 6, 2000, the exchange ratio pursuant to the merger agreement was fair to the stockholders of Molecular Devices from a financial point of view. The full text of the ING Barings opinion describes the basis for its opinion and is attached as Annex E to this joint proxy statement/prospectus. MOLECULAR DEVICES URGES YOU TO READ THE ENTIRE OPINION CAREFULLY.

OPINION OF LJL BIOSYSTEMS' FINANCIAL ADVISOR (PAGE 57). In deciding to approve the merger, one of the factors that the LJL BioSystems board of directors considered was the opinion of its financial advisor, Gleacher & Co. LLC, delivered orally to the LJL BioSystems board of directors on June 6, 2000, and confirmed in writing on June 7, 2000, that, based upon certain assumptions and qualifications, the exchange ratio pursuant to the merger agreement was fair to the stockholders of LJL BioSystems from a financial point of view. The full text of the Gleacher & Co. opinion describes the basis for its opinion and is attached as Annex D to this joint proxy statement/prospectus. LJL BIOSYSTEMS URGES YOU TO READ THE ENTIRE OPINION CAREFULLY.

THE SPECIAL MEETINGS OF STOCKHOLDERS

THE MOLECULAR DEVICES SPECIAL MEETING OF STOCKHOLDERS (PAGE 42).


     Time, Date and Place. A special meeting of the stockholders of Molecular Devices will be held on Wednesday, August 30, 2000, at the principal executive offices of Molecular Devices located at 1311 Orleans Drive, Sunnyvale, California at 10:30 a.m., local time, to vote on the approval of the issuance of shares of Molecular Devices common stock in the merger.



     Record Date and Voting Power for Molecular Devices. You are entitled to vote at the special meeting if you owned shares of Molecular Devices common stock at the close of business on July 14, 2000, the record date for the special meeting. You will have one vote at the special meeting for each share of Molecular Devices common stock you owned at the close of business on the record date. There are 11,508,585 shares of Molecular Devices common stock entitled to be voted at the special meeting.


     Molecular Devices Required Vote. The affirmative vote of the holders of a majority of the shares of Molecular Devices common stock present in person or represented by proxy and entitled to vote at the special meeting is required for approval of the issuance of the Molecular Devices shares in the merger.


     Share Ownership of Management. The directors and executive officers of Molecular Devices and their affiliates own approximately 8.7% of the shares entitled to vote at the special meeting. All of the directors and executive officers of Molecular Devices have agreed to vote their shares in favor of the issuance of shares of Molecular Devices common stock in the merger.


THE LJL BIOSYSTEMS SPECIAL MEETING OF STOCKHOLDERS (PAGE 44).


     Time, Date and Place. A special meeting of the stockholders of LJL BioSystems will be held on Wednesday, August 30, 2000, at the principal executive offices of LJL BioSystems located at 405 Tasman Drive, Sunnyvale, California at 9:00 a.m., local time, to adopt the merger agreement.



     Record Date and Voting Power for LJL BioSystems. You are entitled to vote at the special meeting if you owned shares of LJL BioSystems common stock at the close of business on July 14, 2000, the record date for the special meeting. You will have one vote at the special meeting for each share of LJL BioSystems common stock you owned at the close of business on the record date. There are 14,857,528 shares of LJL BioSystems common stock entitled to be voted at the special meeting.


     LJL BioSystems Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of LJL BioSystems common stock outstanding at the close of business on the record date.


     Share Ownership of Management. The directors and executive officers of LJL BioSystems and their affiliates own approximately 25.4% of the shares entitled to vote at the special meeting. All of the directors and executive officers of LJL BioSystems have agreed to vote their shares in favor of adoption of the merger agreement.


INTERESTS OF LJL BIOSYSTEMS' OFFICERS AND DIRECTORS IN THE MERGER (PAGE 62)

     When considering the recommendation by the LJL BioSystems board of directors, you should be aware that a number of LJL BioSystems' officers and directors have interests in the merger that are different from other LJL BioSystems stockholders.


CONDITIONS TO THE MERGER (PAGE 73)


     The obligations of both Molecular Devices and LJL BioSystems to complete the merger are subject to the satisfaction of certain conditions.

TERMINATION OF THE MERGER AGREEMENT (PAGE 75)


     Molecular Devices and LJL BioSystems can terminate the merger agreement under certain conditions.


LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (PAGE 72)


     LJL BioSystems has agreed not to consider a business combination or other similar transaction with another party while the merger is pending unless the other party has made an unsolicited proposal to the LJL BioSystems board of directors for a superior transaction.


EXPENSES AND TERMINATION FEES (PAGE 77)


     The merger agreement provides that regardless of whether the merger agreement is consummated, all expenses incurred by the parties shall be borne by the party incurring such expenses, except in two instances where the expenses are to be shared.

     The merger agreement requires, however, that LJL BioSystems pay Molecular Devices a termination fee of $9.0 million if, among other things:


     - the merger agreement is terminated by LJL BioSystems or Molecular Devices because the special meeting of LJL BioSystems stockholders was held and the LJL BioSystems stockholders have failed to adopt the merger agreement and at or prior to the time of such termination, another acquisition proposal from a third party has been disclosed, announced, commenced, submitted or made and has not been withdrawn and abandoned by LJL BioSystems;


     - the merger agreement is terminated by Molecular Devices pursuant to a number of "triggering events" as that phrase is defined in the merger agreement, which include, but are not limited to, (1) a failure of the LJL BioSystems board of directors to recommend the adoption of the merger agreement, (2) LJL BioSystems fails to include a recommendation that the LJL BioSystems stockholders adopt the merger agreement, or (3) the board of directors accepts another acquisition proposal; or

     - the merger agreement is terminated by LJL BioSystems because the board of directors of LJL BioSystems has approved, endorsed, or recommended a superior offer from a third party.

     The merger agreement also requires LJL BioSystems to pay Molecular Devices a termination fee of $5.0 million if the merger agreement is terminated by Molecular Devices or LJL BioSystems because the special meeting of LJL BioSystems stockholders was held and the merger agreement has not been adopted by the stockholders of LJL BioSystems and no event has occurred since March 31, 2000 that has had, or would reasonably be expected to have, a "material adverse effect" on Molecular Devices, as that phrase is defined in the merger agreement.

     Finally, the merger agreement requires Molecular Devices to pay LJL BioSystems a termination fee of $5.0 million if, among other things:

     - the merger agreement is terminated by Molecular Devices or LJL BioSystems because the special meeting of Molecular Devices stockholders was held and the Molecular Devices stockholders fail to approve the issuance of stock in the merger and no event has occurred since March 31, 2000 that has had, or would reasonably be expected to have, a "material adverse effect" on LJL BioSystems or its subsidiary, as that phrase is defined in the merger agreement; or

     - subject to exceptions, the merger agreement is terminated by Molecular Devices or LJL BioSystems because the merger has not been consummated by December 31, 2000, and (1) at the time of the termination, the condition to the merger which specifies that Ernst & Young LLP shall deliver to Molecular Devices a letter concluding that the merger may be accounted for as a "pooling of interests" has not been satisfied and Molecular Devices has not waived compliance with that condition, (2) subject to exceptions, all other conditions to the consummation of the merger have been satisfied, and (3) the failure of Ernst & Young LLP to deliver the letter is not, with certain exceptions, directly or indirectly related to any action taken, or failed to be taken, by LJL BioSystems or any of its affiliates.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 65)

     The merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes which means that Molecular Devices and LJL BioSystems will be treated as if they had always been combined for accounting and financial reporting purposes. The availability of this accounting treatment is a condition to Molecular Devices' obligation to complete the merger.

GOVERNMENTAL APPROVALS (PAGE 65)

     The Hart-Scott-Rodino Antitrust Improvements Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both Molecular Devices and LJL BioSystems have filed the required notification and report forms. The required waiting period expires on July 27, 2000 unless extended.

                         MARKET PRICE AND DIVIDEND DATA

     Molecular Devices common stock and LJL BioSystems common stock are included in the Nasdaq National Market under the symbols "MDCC" and "LJLB," respectively. This table sets forth, for the periods indicated, the range of high and low closing per share sales prices for Molecular Devices common stock and LJL BioSystems common stock as reported on the Nasdaq National Market.


                                                          MOLECULAR DEVICES      LJL BIOSYSTEMS
                                                             COMMON STOCK         COMMON STOCK
                                                          ------------------    ----------------
                                                            LOW       HIGH       LOW       HIGH
                                                          -------    -------    ------    ------
YEAR ENDED DECEMBER 31, 1997
  First quarter.........................................  $13.38     $16.75         --        --
  Second quarter........................................   12.50      17.63         --        --
  Third quarter.........................................   16.50      21.88         --        --
  Fourth quarter........................................   14.88      23.75         --        --
YEAR ENDED DECEMBER 31, 1998
  First quarter.........................................   15.25      22.38     $ 6.75    $ 7.19
  Second quarter........................................   14.38      19.38       4.88      7.06
  Third quarter.........................................   12.12      18.50       2.50      5.00
  Fourth quarter........................................   16.00      21.75       2.13      3.25
YEAR ENDED DECEMBER 31, 1999
  First quarter.........................................   20.50      31.00       3.75      7.13
  Second quarter........................................   21.75      37.50       3.75      6.06
  Third quarter.........................................   26.06      41.50       3.00      4.63
  Fourth quarter........................................   27.94      52.00       2.25      8.25
YEAR ENDED DECEMBER 31, 2000
  First quarter.........................................   42.38     113.13       6.63     44.63
  Second quarter........................................   39.69      77.75       7.06     22.00
  Third quarter (through July 14, 2000).................   67.63      90.50      19.25     25.88



     The following table sets forth the closing per share sales price of Molecular Devices common stock and LJL BioSystems common stock, as reported on the Nasdaq National Market, and the estimated equivalent per share price (as explained below) of LJL BioSystems common stock on June 7, 2000, the last full trading day before the public announcement of the proposed merger, and on July 14, 2000, the latest practicable trading day before the printing of this joint proxy statement/prospectus:



                                                                                    ESTIMATED EQUIVALENT
                                             MOLECULAR DEVICES    LJL BIOSYSTEMS       LJL BIOSYSTEMS
                                               COMMON STOCK        COMMON STOCK       PER SHARE PRICE
                                             -----------------    --------------    --------------------
June 7, 2000...............................       $59.06              $16.25               $17.72
July 14, 2000..............................       $84.00              $24.88               $25.20



     The estimated equivalent per share price of a share of LJL BioSystems common stock equals the exchange ratio of 0.30 multiplied by the price of a share of Molecular Devices common stock. You may use this calculation to determine what your shares of LJL BioSystems common stock will be worth if the merger is completed. If the merger had occurred on July 14, 2000, you would have received a fraction of a share of Molecular Devices common stock worth $25.20 for each share of LJL BioSystems common stock you owned. The actual equivalent per share price of a share of LJL BioSystems common stock that you will receive if the merger closes may be different from this price because the per share price of Molecular Devices common stock on the Nasdaq National Market fluctuates continuously.


     Molecular Devices has never declared or paid cash dividends on its common stock. Prior to June 1997, LJL BioSystems operated as an S corporation for federal and state income tax purposes and distributed its taxable income to its stockholders in the form of dividends. Since September 1997, shortly after LJL BioSystems became a C corporation, LJL BioSystems has not paid any dividends. The current policies of Molecular Devices and LJL BioSystems are to retain earnings for use in their respective businesses. Following the merger, Molecular Devices common stock will continue to be listed on the Nasdaq National Market, and there will be no further market for LJL BioSystems common stock.

                               MOLECULAR DEVICES

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected consolidated financial data should be read in conjunction with Molecular Devices' "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements and notes thereto, which we incorporate by reference in this joint proxy statement/prospectus. Information as of December 31, 1999, 1998, 1997, 1996 and 1995 and for the years then ended has been derived from audited financial statements, and the information as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999 has been derived from unaudited financial statements, which are incorporated by reference in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be obtained in the future.

                                  THREE MONTHS ENDED
                                       MARCH 31,                    YEAR ENDED DECEMBER 31,
                                  -------------------   -----------------------------------------------
                                    2000       1999      1999      1998      1997      1996      1995
                                  --------   --------   -------   -------   -------   -------   -------
CONSOLIDATED STATEMENT OF INCOME
  DATA:
Revenues........................  $17,068    $13,507    $61,985   $47,798   $38,286   $30,926   $25,615
Cost of revenues................    6,250      5,264     22,745    17,716    14,426    11,741    10,416
                                  -------    -------    -------   -------   -------   -------   -------
Gross margin....................   10,818      8,243     39,240    30,082    23,860    19,185    15,199
                                  -------    -------    -------   -------   -------   -------   -------
Operating expenses:
  Research and development......    1,888      1,590      7,363     5,686     4,721     4,581     3,639
  Write-off of acquired
     in-process research and
     development(1).............       --         --      2,037       876        --     4,637        --
  Selling, general and
     administrative.............    5,083      3,865     17,431    14,078    11,883     9,920     8,549
                                  -------    -------    -------   -------   -------   -------   -------
     Total operating expenses...    6,971      5,455     26,831    20,640    16,604    19,138    12,188
                                  -------    -------    -------   -------   -------   -------   -------
Income from operations..........    3,847      2,788     12,409     9,442     7,256        47     3,011
Other income (expense), net.....      387        421      1,421     1,584     1,220     1,079       (33)
                                  -------    -------    -------   -------   -------   -------   -------
Income before income taxes......    4,234      3,209     13,830    11,026     8,476     1,126     2,978
Income tax provision
  (benefit).....................    1,630      1,235      5,325     4,245     3,174    (1,126)   (1,081)
                                  -------    -------    -------   -------   -------   -------   -------
Net income......................  $ 2,604    $ 1,974    $ 8,505   $ 6,781   $ 5,302   $ 2,252   $ 4,059
                                  =======    =======    =======   =======   =======   =======   =======
Basic net income per share......  $  0.27    $  0.21    $  0.89   $  0.72   $  0.58   $  0.26   $  0.58
                                  =======    =======    =======   =======   =======   =======   =======
Diluted net income per share....  $  0.25    $  0.20    $  0.84   $  0.70   $  0.55   $  0.24   $  0.53
                                  =======    =======    =======   =======   =======   =======   =======
Shares used in computation of
  basic net income per share....    9,706      9,528      9,595     9,411     9,137     8,828     7,031
                                  =======    =======    =======   =======   =======   =======   =======
Shares used in computation of
  diluted net income per
  share.........................   10,596      9,963     10,071     9,738     9,721     9,524     7,644
                                  =======    =======    =======   =======   =======   =======   =======
OTHER DATA:
Diluted net income per share, as
  adjusted(2)...................  $  0.25    $  0.20    $  0.97   $  0.75   $  0.55   $  0.37   $  0.24

                                                                       DECEMBER 31,
                                          MARCH 31,   -----------------------------------------------
                                            2000       1999      1998      1997      1996      1995
                                          ---------   -------   -------   -------   -------   -------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............   $27,467    $28,192   $32,689   $26,773   $23,727   $20,379
Working capital.........................    49,080     48,745    43,438    35,752    27,395    22,786
Total assets............................    70,062     64,751    54,405    42,791    36,833    28,800
Total stockholders' equity..............    60,074     56,784    45,823    37,417    29,277    24,525

-------------------------
(1) Our 1999 income from operations included a $2.0 million write-off for the acquisition of in-process technology and acquisition costs relating to our acquisition of Skatron Instruments AS. Our 1998 income from operations included an $876,000 write-off for the acquisition of in-process technology and acquisition costs relating to our acquisition of certain technology rights from Affymax Research Institute, a subsidiary of Glaxo Wellcome. Our 1996 income from operations included a $4.6 million write-off for the acquisition of in-process technology and acquisition costs related to our acquisition of NovelTech Systems.

(2) We have excluded the impact of the write-offs of in-process technology and acquisition costs in 1996, 1998 and 1999 described in footnote (1) above, net of tax. We have also excluded the impact of the tax benefits we realized in 1995 and 1996 from the utilization of net operating loss carryforwards and included a provision for taxes at a 38.5% effective rate.

                                 LJL BIOSYSTEMS

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table contains LJL BioSystems' selected consolidated financial data and is qualified by the more detailed consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which we incorporate by reference in this joint proxy statement/prospectus. Information as of December 31, 1999, 1998, 1997, 1996 and 1995 and for the years then ended has been derived from audited financial statements, and the information as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999 has been derived from unaudited financial statements, which are incorporated by reference in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be obtained in the future.

                                           THREE MONTHS ENDED
                                               MARCH 31,                    YEAR ENDED DECEMBER 31,
                                           ------------------   -----------------------------------------------
                                             2000      1999       1999       1998      1997      1996     1995
                                           --------   -------   --------   --------   -------   ------   ------
STATEMENT OF OPERATIONS DATA
Net sales................................  $  3,111   $ 1,359   $  9,917   $  4,436   $ 5,204   $9,285   $5,151
Cost of sales............................     1,111       698      3,554      2,487     2,319    2,755    1,174
                                           --------   -------   --------   --------   -------   ------   ------
  Gross profit...........................     2,000       661      6,363      1,949     2,885    6,530    3,977
                                           --------   -------   --------   --------   -------   ------   ------
Operating expenses:
  Research and development...............     2,099     1,483      6,787      5,472     3,511    2,384    1,740
  Selling, general and administrative....     2,395     1,689      8,199      5,308     2,145    4,062    1,963
                                           --------   -------   --------   --------   -------   ------   ------
    Total operating expenses.............     4,494     3,172     14,986     10,780     5,656    6,446    3,703
                                           --------   -------   --------   --------   -------   ------   ------
Income (loss) from operations............    (2,494)   (2,511)    (8,623)    (8,831)   (2,771)      84      274
Interest and other income, net...........       240       180        590        629       237      181       87
Interest expense.........................       (25)      (20)       (90)       (35)       (9)      (5)      (5)
                                           --------   -------   --------   --------   -------   ------   ------
Income (loss) before provision for income
  taxes..................................    (2,279)   (2,351)    (8,123)    (8,237)   (2,543)     260      356
Provision for income taxes...............         4        --         15         --        12        2        4
                                           --------   -------   --------   --------   -------   ------   ------
Net income (loss)........................    (2,283)   (2,351)    (8,138)    (8,237)   (2,555)     258      352
Accretion of mandatorily redeemable
  convertible preferred stock redemption
  value..................................        --        --         --       (254)     (636)      --       --
                                           --------   -------   --------   --------   -------   ------   ------
Net income (loss) available to common
  stockholders(1)........................  $ (2,283)  $(2,351)  $ (8,138)  $ (8,491)  $(3,191)  $  258   $  352
                                           ========   =======   ========   ========   =======   ======   ======
Basic and diluted net income (loss) per
  share available to common
  stockholders(1)........................  $  (0.16)  $ (0.20)  $  (0.65)  $  (0.91)  $ (0.71)  $ 0.06   $ 0.08
                                           ========   =======   ========   ========   =======   ======   ======
Shares used in computation of basic and
  diluted net income (loss) per share
  available to common stockholders(1)....    14,000    11,969     12,506      9,283     4,504    4,501    4,501
                                           ========   =======   ========   ========   =======   ======   ======

                                                                                  DECEMBER 31,
                                           MARCH 31,             -----------------------------------------------
                                             2000                  1999       1998      1997      1996     1995
                                           ---------             --------   --------   -------   ------   ------
BALANCE SHEET DATA:
Cash, cash equivalents and investments...  $ 26,460              $  8,458   $ 10,204   $ 5,525   $1,166   $1,773
Total assets.............................    32,184                14,358     13,458     6,793    2,458    2,483
Mandatorily redeemable convertible
  preferred stock........................        --                    --         --     9,308       --       --
Retained earnings (accumulated
  deficit)...............................   (22,662)              (20,379)   (12,241)   (3,750)    (226)      46
Total stockholders' equity (deficit).....    27,195                 9,780     10,420    (3,795)    (187)      85

-------------------------
(1) See "Notes to Consolidated Financial Statements" in LJL BioSystems' Annual Report on Form 10-K for the fiscal year ended December 31, 1999 for a description of the computation of basic and diluted per share amounts, incorporated by reference herein.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The selected unaudited pro forma combined financial information gives effect to the proposed merger of Molecular Devices and LJL BioSystems on a pooling of interests basis. The Molecular Devices and LJL BioSystems unaudited pro forma combined balance sheet data assume that the merger of Molecular Devices and LJL BioSystems took place on March 31, 2000 and combines the Molecular Devices and LJL BioSystems historical consolidated balance sheets at March 31, 2000. The Molecular Devices and LJL BioSystems unaudited pro forma combined statements of income data assume that the merger of Molecular Devices and LJL BioSystems took place as of the beginning of the periods presented and combine Molecular Devices' and LJL BioSystems' historical consolidated statements of income data for the years ended December 31, 1999, 1998 and 1997 and for the three-month periods ended March 31, 2000 and March 31, 1999.

     The selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma combined financial data as of March 31, 2000 and for each of the years ended December 31, 1999, 1998, 1997, and for the three-months ended March 31, 2000 and March 31, 1999 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this joint proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                   THREE MONTHS ENDED
                                                        MARCH 31,          YEAR ENDED DECEMBER 31,
                                                   -------------------   ---------------------------
                                                     2000       1999      1999      1998      1997
                                                   --------   --------   -------   -------   -------
CONSOLIDATED STATEMENTS OF INCOME DATA:
Revenues.........................................  $20,179    $14,866    $71,902   $52,234   $43,490
Income from operations...........................    1,353        277      3,786       611     4,485
Net income.......................................    1,186        572      3,651     1,833     3,916
Net income per share:
  Basic..........................................     0.09       0.04       0.27      0.15      0.35
  Diluted........................................     0.08       0.04       0.26      0.14      0.33
Shares used in basic per share calculations......   13,906     13,119     13,347    12,407    11,107
Shares used in diluted per share calculations....   15,205     13,846     14,149    12,965    11,906


                                                              MARCH 31,
                                                                2000
                                                              ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................    66,695
Total assets................................................   110,853
Total stockholders' equity..................................    78,376

                           COMPARATIVE PER SHARE DATA

     The information below reflects:

     - the historical net income and the March 31, 2000 book value per share of Molecular Devices common stock and the historical net loss and the March 31, 2000 book value per share of LJL BioSystems common stock in comparison with the unaudited pro forma net income and the March 31, 2000 book value per share after giving effect to the proposed merger of Molecular Devices with LJL BioSystems on a pooling of interests basis; and

     - the equivalent historical net income and the March 31, 2000 book value per share attributable to 0.30 of a share of Molecular Devices common stock which will be received for each share of LJL BioSystems common stock.

     You should read the following tables in conjunction with the unaudited pro forma condensed combined financial statements included elsewhere in this document, the historical consolidated financial statements and related notes of Molecular Devices and the historical consolidated financial statements of LJL BioSystems which are incorporated by reference in this joint proxy statement/prospectus.

                        MOLECULAR DEVICES PER SHARE DATA

                                                THREE MONTHS ENDED
                                                    MARCH 31,          YEAR ENDED DECEMBER 31,
                                                ------------------    --------------------------
                                                 2000       1999       1999      1998      1997
                                                -------    -------    ------    ------    ------
HISTORICAL PER COMMON SHARE DATA
Net income per common share -- basic(1).......  $ 0.27     $ 0.21     $ 0.89    $ 0.72    $ 0.58
Net income per common share -- diluted(1).....  $ 0.25     $ 0.20     $ 0.84    $ 0.70    $ 0.55
Book value per share(2):......................  $ 6.16

                         LJL BIOSYSTEMS PER SHARE DATA

                                                THREE MONTHS ENDED
                                                    MARCH 31,          YEAR ENDED DECEMBER 31,
                                                ------------------    --------------------------
                                                 2000       1999       1999      1998      1997
                                                -------    -------    ------    ------    ------
HISTORICAL PER COMMON SHARE DATA
Net loss per share available to common
  stockholders -- basic and diluted(1)........  $(0.16)    $(0.20)    $(0.65)   $(0.91)   $(0.71)
Book value per share(2):......................  $ 1.84

                      MOLECULAR DEVICES AND LJL BIOSYSTEMS
                         PRO FORMA COMBINED SHARE DATA


                                                      THREE MONTHS
                                                         ENDED
                                                       MARCH 31,       YEAR ENDED DECEMBER 31,
                                                     --------------    -----------------------
                                                     2000     1999     1999     1998     1997
                                                     -----    -----    -----    -----    -----
PRO FORMA COMBINED PER COMMON SHARE DATA
Net income per Molecular Devices
  share -- basic(1)................................  $0.09    $0.04    $0.27    $0.15    $0.35
Net income per Molecular Devices
  share -- diluted(1)..............................  $0.08    $0.04    $0.26    $0.14    $0.33
Net income per equivalent LJL BioSystems share --
  basic(3).........................................  $0.03    $0.01    $0.08    $0.05    $0.11
Net income per equivalent LJL BioSystems share --
  diluted(3).......................................  $0.02    $0.01    $0.08    $0.04    $0.10
Book value per Molecular Devices share(2)..........  $5.53
Book value per equivalent LJL BioSystems
  share(3).........................................  $1.66


-------------------------
(1) Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
    (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock and shares issuable upon the exercise of stock options and warrants. Common equivalent shares are excluded from the computations if their effect is antidilutive.

(2) The book value per Molecular Devices share and per LJL BioSystems share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at March 31, 2000. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Molecular Devices common stock outstanding as of March 31, 2000 assuming the merger had occurred as of that date.

(3) The equivalent pro forma combined book value and net income per LJL BioSystems share is calculated by multiplying the pro forma combined share amounts by the exchange ratio of 0.30 of a share of Molecular Devices common stock for each share of LJL BioSystems common stock.

                                  RISK FACTORS

     You should consider the following risk factors in evaluating whether to approve the issuance of shares of Molecular Devices common stock in the merger, in the case of the Molecular Devices stockholders, or adopt the merger agreement, in the case of the LJL BioSystems stockholders. These factors should be considered in conjunction with the other information included or incorporated by reference in this joint proxy statement/prospectus.

RISKS RELATING TO THE MERGER

IF WE DO NOT SUCCESSFULLY INTEGRATE THE COMPANIES INTO A SINGLE BUSINESS AND REALIZE THE EXPECTED BENEFITS OF THE MERGER, WE WILL HAVE INCURRED SIGNIFICANT COSTS WHICH MAY HARM OUR BUSINESS.

     Molecular Devices expects to incur costs from integrating LJL BioSystems' operations, products and personnel. These costs may be substantial and may include costs for:

     - employee redeployment, relocation or severance;

     - conversion of information systems;

     - reorganization or closures of facilities; and

     - relocation or disposition of excess equipment.

     We do not know whether Molecular Devices will be successful in these integration efforts and cannot assure you that we will realize the expected benefits of the merger.

IF CUSTOMER RELATIONSHIPS OR STRATEGIC PARTNERSHIPS ARE DISRUPTED BY THE MERGER, OUR SALES COULD DECLINE OR WE COULD LOSE CUSTOMERS.

     Customers of Molecular Devices and LJL BioSystems may not continue their current buying patterns during the pendency of, and following, the merger. Any significant delay or reduction in orders for Molecular Devices' or LJL BioSystems' products could have a material adverse effect on the combined company's business, financial condition and results of operations. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Molecular Devices' and LJL BioSystems' products and the combined company's future product strategy. Customers may also consider purchasing products of competitors. In addition, by increasing the breadth of Molecular Devices' and LJL BioSystems' business, the merger may make it more difficult for the combined company to enter into or maintain relationships, including relationships with customers or partners.

IF WE ARE NOT SUCCESSFUL IN INTEGRATING OUR ORGANIZATIONS, WE WILL NOT BE ABLE TO OPERATE EFFICIENTLY AFTER THE MERGER.

     Achieving the benefits of the merger will also depend in part on the successful integration of Molecular Devices' and LJL BioSystems' operations and personnel in a timely and efficient manner. For example, such integration requires coordination of different development, engineering, sales, marketing, manufacturing and administrative teams. This, too, will be difficult and unpredictable because of possible cultural conflicts and different opinions on technical decisions, product roadmaps and other decisions. If we cannot successfully integrate our operations and personnel, we will not realize the expected benefits of the merger and/or business results of operations may be seriously harmed.

INTEGRATING OUR COMPANIES MAY DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR OPERATIONS.

     Successful integration of Molecular Devices' and LJL BioSystems' operations, products and personnel may place a significant burden on our management and our internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the combined company's business, financial condition and operating results.

FAILURE TO RETAIN KEY EMPLOYEES COULD DIMINISH THE BENEFITS OF THE MERGER.

     The successful combination of Molecular Devices and LJL BioSystems will depend in part on the retention of key personnel. We cannot assure you that the combined company will be able to retain key management, technical, sales, customer support and other personnel, or that the anticipated benefits of their expertise, experience and capabilities will be realized.

IF WE DO NOT SUCCESSFULLY MANUFACTURE, PROMOTE, SELL AND SERVICE OUR PRODUCTS, AND INTEGRATE OUR TECHNOLOGIES TO DEVELOP NEW PRODUCTS, WE MAY LOSE CUSTOMERS AND FAIL TO ACHIEVE OUR FINANCIAL OBJECTIVES.

     Achieving the benefits of the merger will depend in part on our ability to continue to successfully manufacture, promote, sell and service our products, and integrate our technologies to develop new products and product features, in a timely and efficient manner. In order to provide enhanced and more valuable products to our customers after the merger, we will need to integrate our development organizations. This will be difficult and unpredictable because our products:

     - are highly complex;

     - involve different technologies;

     - have been developed independently; and

     - were designed without regard to such integration.

If we cannot successfully manufacture, promote, sell and service our products and integrate our technologies to provide customers with new products and product features in the future on a timely basis, we may lose customers and our business and results of operations may be seriously harmed.

BECAUSE LJL BIOSYSTEMS STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF MOLECULAR DEVICES COMMON STOCK IN THE MERGER, RATHER THAN A FIXED VALUE, IF THE MARKET PRICE OF MOLECULAR DEVICES COMMON STOCK DECLINES, THE LJL BIOSYSTEMS STOCKHOLDERS WILL RECEIVE CONSIDERATION IN THE MERGER OF A LESSER VALUE.


     Upon completion of the merger, each share of LJL BioSystems common stock will be converted into 0.30 of a share of Molecular Devices common stock. Since the exchange ratio is fixed, the number of shares that LJL BioSystems stockholders will receive in the merger will not change, even if the market price of Molecular Devices common stock changes. There will be no adjustment of the exchange ratio based on fluctuations in the price of Molecular Devices common stock. In recent years, and particularly in recent months, the stock market, in general, and the securities of technology companies, in particular, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Molecular Devices common stock. In addition, events or circumstances specific to Molecular Devices could cause the price of its common stock to decline. See "-- Risks Relating to Molecular Devices." The market price of Molecular Devices common stock upon and after completion of the merger could be lower than the market price on the date of the merger agreement or the current market price. LJL BioSystems stockholders should obtain recent market quotations of Molecular Devices common stock and LJL BioSystems common stock before they vote on adoption of the merger agreement.


FAILURE OF THE MERGER TO BE TREATED AS A POOLING OF INTERESTS UNDER ACCOUNTING RULES COULD RESULT IN A REDUCTION OF REPORTED EARNINGS.

     We expect the merger to be accounted for under the pooling-of-interests accounting method and financial reporting rules. To qualify the merger as pooling-of-interests for accounting purposes, certain criteria established in opinions by the Accounting Principles Board and interpreted by the Financial Accounting Standards Board and the Securities and Exchange Commission must be met. These opinions are complex and the interpretation of them is subject to change. In addition, the availability of pooling-of-interests accounting treatment depends in part upon circumstances and events occurring after the acquisition. The failure of the merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes for any reason would materially adversely affect the combined company's reported earnings and likely, the price of its common stock.

THE MARKET PRICE OF MOLECULAR DEVICES' COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

     The market price of Molecular Devices' common stock may decline as a result of the merger if:

     - The integration of Molecular Devices and LJL BioSystems is unsuccessful;

     - We do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts or investors; or

     - The effect of the merger on our financial results is not consistent with the expectations of financial analysts or investors.

RISKS RELATING TO MOLECULAR DEVICES

VARIATIONS IN THE AMOUNT OF TIME IT TAKES FOR MOLECULAR DEVICES TO SELL ITS PRODUCTS AND COLLECT ACCOUNTS RECEIVABLE AND THE TIMING OF CUSTOMER ORDERS MAY CAUSE FLUCTUATIONS IN ITS OPERATING RESULTS, WHICH COULD CAUSE ITS STOCK PRICE TO DECLINE.

     The timing of capital equipment purchases by customers is expected to be uneven and difficult to predict. Molecular Devices' products represent major capital purchases for its customers. Molecular Devices estimates that the average order price for its MAXline products is $17,000, and that the average order price for its FLIPR products is $350,000. Accordingly, Molecular Devices' customers generally take a relatively long time to evaluate its products, and a significant portion of its revenues is typically derived from sales of a small number of relatively high-priced products. Purchases are generally made by purchase orders and not long-term contracts. Delays in receipt of anticipated orders for Molecular Devices' relatively high priced products could lead to substantial variability from quarter to quarter. Furthermore, Molecular Devices has historically received purchase orders and made a significant portion of each quarter's product shipments near the end of the quarter. If that pattern continues, even short delays in the receipt of orders or shipment of products at the end of a quarter could have a material adverse effect on results of operations for that quarter.

     Molecular Devices expends significant resources educating and providing information to its prospective customers regarding the uses and benefits of its products. Because of the number of factors influencing the sales process, the period between Molecular Devices' initial contact with a customer and the time when it recognizes revenue from that customer, if ever, varies widely. Molecular Devices' sales cycles typically range from three to six months, but can be much longer. During these cycles, Molecular Devices commits substantial resources to its sales efforts in advance of receiving any revenue, and it may never receive any revenue from a customer despite its sales efforts.

     The relatively high purchase price for a customer order contributes to collection delays that result in working capital volatility. While the terms of most of Molecular Devices' purchase orders require payment within 30 days of product shipment, in the past it has experienced significant collection delays. Molecular Devices cannot predict whether it will continue to experience similar or more severe delays.

     The capital spending policies of Molecular Devices' customers have a significant effect on the demand for its products. Those policies are based on a wide variety of factors, including resources available to make purchases, spending priorities, and policies regarding capital expenditures during industry downturns or recessionary periods. Any decrease in capital spending by Molecular Devices' customers resulting from any of these factors could harm its business.

MOLECULAR DEVICES DEPENDS ON ORDERS THAT ARE RECEIVED AND SHIPPED IN THE SAME QUARTER AND THEREFORE HAVE LIMITED VISIBILITY OF FUTURE PRODUCT SHIPMENTS.

     Molecular Devices' net sales in any given quarter depend upon a combination of orders received in that quarter for shipment in that quarter and shipments from backlog. Molecular Devices' products are typically shipped within 30 to 90 days of purchase order receipt. As a result, Molecular Devices does not believe that the amount of backlog at any particular date is indicative of its future level of sales. Molecular Devices' backlog at the beginning of each quarter does not include all product sales needed to achieve expected revenues for that quarter. Consequently, Molecular Devices is dependent on obtaining orders for products to be shipped in the same quarter that the order is received. Moreover, customers may reschedule shipments, and production difficulties could delay shipments.

     Accordingly, Molecular Devices has limited visibility of future product shipments, and its results of operations are subject to significant variability from quarter to quarter.

MANY OF MOLECULAR DEVICES' CURRENT AND POTENTIAL COMPETITORS HAVE SIGNIFICANTLY GREATER RESOURCES THAN MOLECULAR DEVICES DOES, AND INCREASED COMPETITION COULD IMPAIR SALES OF ITS PRODUCTS.

     Molecular Devices operates in a highly competitive industry and faces competition from companies that design, manufacture and market instruments for use in the life sciences research industry, from genomic, pharmaceutical, biotechnology and diagnostic companies and from academic and research institutions and government or other publicly-funded agencies, both in the United States and abroad. Molecular Devices may not be able to compete effectively with all of these competitors. Many of these companies and institutions have greater financial, engineering, manufacturing, marketing and customer support resources than Molecular Devices does. As a result, Molecular Devices' competitors may be able to respond more quickly to new or emerging technologies or market developments by devoting greater resources to the development, promotion and sale of products, which could impair sales of Molecular Devices' products. Moreover, there has been significant merger and acquisition activity among competitors and potential competitors of Molecular Devices. These transactions by its competitors and potential competitors may provide them with a competitive advantage over Molecular Devices by enabling them to rapidly expand their product offerings and service capabilities to meet a broader range of customer needs. Many of Molecular Devices' existing and potential customers are large companies that require global support and service, which may be easier for the larger competitors of Molecular Devices to provide.

     Molecular Devices believes that competition within the markets that it serves is primarily driven by the need for innovative products that address the needs of customers. Molecular Devices attempts to counter competition by seeking to develop new products and provide quality products and services that meet customers' needs. Molecular Devices cannot assure you, however, that it will be able to successfully develop new products or that its existing or new products and services will adequately meet its customers' needs.

     Rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions characterize the markets for Molecular Devices' products. To remain competitive, Molecular Devices will be required to develop new products and periodically enhance its existing products in a timely manner. Molecular Devices is facing increased competition as new companies entering the market with new technologies compete, or will compete, with Molecular Devices' products and future products. Molecular Devices cannot assure you that one or more of its competitors will not succeed in developing or marketing technologies or products that are more effective or commercially attractive than Molecular Devices' products or future products, or that would render Molecular Devices' technologies and products obsolete or uneconomical. Molecular Devices' future success will depend in large part on its ability to maintain a competitive position with respect to its current and future technologies, which it may not be able to do. In addition, delays in the launch of its new products may result in loss of market share due to its customers' purchases of competitors' products during any delay.

IF MOLECULAR DEVICES IS NOT SUCCESSFUL IN DEVELOPING NEW AND ENHANCED PRODUCTS, IT MAY LOSE MARKET SHARE TO ITS COMPETITORS.

     The life sciences instrumentation market is characterized by rapid technological change and frequent new product introductions. Over 70% of Molecular Devices' revenues in 1999 were derived from the sale of products that were introduced in the last three years, and Molecular Devices' future success will depend on its ability to enhance its current products and to develop and introduce, on a timely basis, new products that address the evolving needs of its customers. Molecular Devices may experience difficulties or delays in its development efforts with respect to new products, and it may not ultimately be successful in developing them. Any significant delay in releasing new systems could adversely affect Molecular Devices' reputation, give a competitor a first-to-market advantage or cause a competitor to achieve greater market share. In addition, Molecular Devices' future success depends on its continued ability to develop new applications for its existing products. If Molecular Devices is not able to complete the development of these applications, or if it experiences difficulties or delays, Molecular Devices may lose its current customers and may not be able to attract new customers, which could seriously harm its business and its future growth prospects.

MOLECULAR DEVICES MUST EXPEND A SIGNIFICANT AMOUNT OF TIME AND RESOURCES TO DEVELOP NEW PRODUCTS AND IF THESE PRODUCTS DO NOT ACHIEVE COMMERCIAL ACCEPTANCE, MOLECULAR DEVICES' OPERATING RESULTS MAY SUFFER.

     Molecular Devices expects to spend a significant amount of time and resources to develop new products and refine existing products. In light of the long product development cycles inherent in its industry, these expenditures will be made well in advance of the prospect of deriving revenue from the sale of new products. Molecular Devices' ability to commercially introduce and successfully market new products is subject to a wide variety of challenges during this development cycle that could delay introduction of these products. In addition, since Molecular Devices' customers are not obligated by long-term contracts to purchase its products, its anticipated product orders may not materialize, or orders that do materialize may be canceled. As a result, if Molecular Devices does not achieve market acceptance of new products, its operating results will suffer. In particular, while FLIPR and CLIPR reagent kits have recently been introduced to the market, they have had only limited sales to date and have not yet been widely commercially accepted. Molecular Devices cannot predict whether these or other new products that it expects to introduce will achieve commercial acceptance. Molecular Devices' products are generally priced higher than competitive products, which may impair commercial acceptance.

IF MOLECULAR DEVICES DELIVERS PRODUCTS WITH DEFECTS, ITS CREDIBILITY WILL BE HARMED AND THE SALES AND MARKET ACCEPTANCE OF ITS PRODUCTS WILL DECREASE.

     Molecular Devices' products are complex and sometimes have contained errors, defects and bugs when introduced. If Molecular Devices delivers products with errors, defects or bugs, its credibility and the market acceptance and sales of its products would be harmed. Further, if its products contain errors, defects or bugs, Molecular Devices may be required to expend significant capital and resources to alleviate such problems. Defects could also lead to product liability as a result of product liability lawsuits against it or against its customers. Molecular Devices has agreed to indemnify its customers in some circumstances against liability arising from defects in its products. In the event of a successful product liability claim, Molecular Devices could be obligated to pay damages significantly in excess of its product liability insurance limits.

THE RECENT ISSUANCE BY THE SEC OF AN ACCOUNTING BULLETIN RELATED TO REVENUE RECOGNITION, SAB 101, MAY HAVE A MATERIAL ADVERSE IMPACT ON MOLECULAR DEVICES' FINANCIAL PERFORMANCE.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, referred to as SAB 101. SAB 101 summarizes the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Molecular Devices is currently in the process of evaluating SAB 101 and what effect it may have on its financial statements. Accordingly, Molecular Devices has not determined whether SAB 101 will have a material impact on its financial position or results of operations. In the event that the implementation of SAB 101 requires Molecular Devices to report a change in accounting principles related to its revenue recognition policy, Molecular Devices would be required to report such change no later than the quarter ending December 31, 2000. In addition to other uncertain risks related to SAB 101, it is possible that the application of the guidance provided in SAB 101 will result in increased fluctuations in its quarterly operating results and increase the likelihood that Molecular Devices may fail to meet the expectations of securities analysts for any period.

MOST OF MOLECULAR DEVICES' CURRENT AND POTENTIAL CUSTOMERS ARE FROM THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES AND IT IS SUBJECT TO RISKS FACED BY THOSE INDUSTRIES.

     Molecular Devices derives a significant portion of its revenues from sales to pharmaceutical and biotechnology companies. Molecular Devices expects that sales to pharmaceutical and biotechnology companies will continue to be a primary source of revenues for the foreseeable future. As a result, Molecular Devices is subject to risks and uncertainties that affect the pharmaceutical and biotechnology industries, such as pricing pressures as third-party payors continue challenging the pricing of medical products and services, government regulation and uncertainty of technological change, and reduction and delays in research and development expenditures by companies in these industries.

     In addition, Molecular Devices' future revenues may be adversely affected by the ongoing consolidation in the pharmaceutical and biotechnology industries, which will reduce the number of its potential customers. Furthermore, Molecular Devices cannot assure you that the pharmaceutical and biotechnology companies that are its customers will not develop their own competing products or in-house capabilities.

MOLECULAR DEVICES' PRODUCTS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE IT TO ENGAGE IN COSTLY LITIGATION AND, IF MOLECULAR DEVICES IS NOT SUCCESSFUL, COULD ALSO CAUSE IT TO PAY SUBSTANTIAL DAMAGES AND PROHIBIT IT FROM SELLING ITS PRODUCTS.

     Third parties may assert infringement or other intellectual property claims against Molecular Devices. Molecular Devices may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that its products infringe a third party's proprietary rights. Further, any legal action against Molecular Devices could, in addition to subjecting it to potential liability for damages, prohibit Molecular Devices from selling its products before it obtains a license to do so from the party owning the intellectual property, which, if available at all, may require Molecular Devices to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. There may be third-party patents that may relate to Molecular Devices' technology or potential products. Any public announcements related to litigation or interference proceedings initiated or threatened against Molecular Devices could cause its stock price to decline. Molecular Devices believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If Molecular Devices becomes involved in litigation, it could consume a substantial portion of Molecular Devices' managerial and financial resources.

MOLECULAR DEVICES MAY NEED TO INITIATE LAWSUITS TO PROTECT OR ENFORCE ITS PATENTS, WHICH WOULD BE EXPENSIVE AND, IF MOLECULAR DEVICES LOSES, MAY CAUSE IT TO LOSE SOME OF ITS INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD REDUCE ITS ABILITY TO COMPETE IN THE MARKET.

     Molecular Devices relies on patents to protect a large part of its intellectual property and its competitive position. In order to protect or enforce its patent rights, Molecular Devices may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

     - assert claims of infringement;

     - enforce its patents;

     - protect its trade secrets or know-how; or

     - determine the enforceability, scope and validity of the proprietary rights of others.

     Lawsuits could be expensive, take significant time and divert management's attention from other business concerns. They would put Molecular Devices' patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing. Molecular Devices may also provoke third parties to assert claims against it. Patent law relating to the scope of claims in the technology fields in which Molecular Devices operates is still evolving and, consequently, patent positions in its industry are generally uncertain. Molecular Devices cannot assure you that it will prevail in any of these suits or that the damages or other remedies awarded, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, it could cause Molecular Devices' stock price to decline.

THE RIGHTS MOLECULAR DEVICES RELIES UPON TO PROTECT ITS INTELLECTUAL PROPERTY UNDERLYING ITS PRODUCTS MAY NOT BE ADEQUATE, WHICH COULD ENABLE THIRD PARTIES TO USE ITS TECHNOLOGY AND WOULD REDUCE ITS ABILITY TO COMPETE IN THE MARKET.

     Molecular Devices' success will depend in part on its ability to obtain commercially valuable patent claims and to protect its intellectual property. Molecular Devices' patent position is generally uncertain and involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in Molecular Devices' technology field are still evolving. Therefore, the degree of future protection for Molecular Devices' proprietary rights is uncertain.


     The risks and uncertainties that Molecular Devices faces with respect to its patents and other proprietary rights include the following:


     - the pending patent applications Molecular Devices has filed or to which Molecular Devices has exclusive rights may not result in issued patents or may take longer than Molecular Devices expects to result in issued patents;

     - the claims of any patents which are issued may not provide meaningful protection;

     - Molecular Devices may not be able to develop additional proprietary technologies that are patentable;

     - the patents licensed or issued to Molecular Devices or its customers may not provide a competitive advantage;

     - other companies may challenge patents licensed or issued to Molecular Devices or its customers;

     - patents issued to other companies may harm Molecular Devices' ability to do business;

     - other companies may independently develop similar or alternative technologies or duplicate its technologies; and

     - other companies may design around technologies Molecular Devices has licensed or developed.


     In addition to patents, Molecular Devices relies on a combination of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect its intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying its products. If Molecular Devices does not protect its rights, third parties could use its technology, and its ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of Molecular Devices' products may breach their agreements with Molecular Devices regarding its intellectual property, and Molecular Devices may not have adequate remedies for the breach. Molecular Devices also may not be able to effectively protect its intellectual property rights in some foreign countries. For a variety of reasons, Molecular Devices may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of its patents. Molecular Devices also realizes that its trade secrets may become known through other means not currently foreseen by Molecular Devices. Notwithstanding Molecular Devices' efforts to protect its intellectual property, its competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to its technology and products without infringing on any of its intellectual property rights or design around its proprietary technologies.

MOLECULAR DEVICES OBTAINS SOME OF THE COMPONENTS AND SUBASSEMBLIES INCLUDED IN ITS SYSTEMS FROM A SINGLE SOURCE OR A LIMITED GROUP OF SUPPLIERS, AND THE PARTIAL OR COMPLETE LOSS OF ONE OF THESE SUPPLIERS COULD CAUSE PRODUCTION DELAYS AND A SUBSTANTIAL LOSS OF REVENUE.

     Molecular Devices relies on outside vendors to manufacture many components and subassemblies. Certain components, subassemblies and services necessary for the manufacture of its systems are obtained from a sole supplier or limited group of suppliers, some of which are competitors of Molecular Devices. Additional components, such as optical, electronic and pneumatic devices, are currently purchased in configurations specific to Molecular Devices' requirements and, together with certain other components, such as computers, are integrated into its products. Molecular Devices maintains only a limited number of long-term supply agreements with its suppliers.

     Molecular Devices' reliance on a sole or a limited group of suppliers involves several risks, including the following:

     - it may be unable to obtain an adequate supply of required components;

     - it has reduced control over pricing and the timely delivery of components and subassemblies; and

     - its suppliers may be unable to develop technologically advanced products to support its growth and development of new systems.

     For example, Molecular Devices currently relies on a single supplier of disposable plastic tips used with its FLIPR(384) system, and Molecular Devices has in the past experienced delays and customer dissatisfaction due to its supplier's inability to deliver an adequate supply of tips. Molecular Devices cannot predict whether it will encounter additional similar delays in the future. Molecular Devices' current supplier and known potential alternative suppliers of disposable plastic tips used with its FLIPR(384) system are competitors of Molecular Devices.

     Because the manufacturing of certain of these components and subassemblies involves extremely complex processes and requires long lead times, Molecular Devices may experience delays or shortages caused by suppliers. Molecular Devices believes that alternative sources could be obtained and qualified, if necessary, for most sole and limited source parts. However, if Molecular Devices was forced to seek alternative sources of supply or to manufacture such components or subassemblies internally, Molecular Devices may be forced to redesign its systems, which could prevent it from shipping its systems to customers on a timely basis. Some of Molecular Devices' suppliers have relatively limited financial and other resources. Any inability to obtain adequate deliveries, or any other circumstance that would restrict Molecular Devices' ability to ship its products, could damage relationships with current and prospective customers and could harm its business.

MOLECULAR DEVICES MAY ENCOUNTER MANUFACTURING AND ASSEMBLY PROBLEMS OR DELAYS, WHICH COULD RESULT IN LOST REVENUE.

     Molecular Devices assembles its systems in its manufacturing facilities located in Sunnyvale, California and Norway. Its manufacturing and assembly processes are highly complex and require sophisticated, costly equipment and specially designed facilities. As a result, any prolonged disruption in the operations of its manufacturing facilities could seriously harm its ability to satisfy its customer order deadlines. If Molecular Devices cannot deliver its systems in a timely manner, its revenues will likely suffer.

     Molecular Devices' product sales depend in part upon manufacturing yields. Molecular Devices currently has limited manufacturing capacity and experiences variability in manufacturing yields. Molecular Devices is currently manufacturing high throughput instruments in-house, in limited volumes and with largely manual assembly. If demand for its high throughput instruments increases, Molecular

Devices will either need to expand its in-house manufacturing capabilities or outsource to other manufacturers. If Molecular Devices fails to deliver its products in a timely manner, its relationships with its customers could be seriously harmed, and revenue would decline.


     As Molecular Devices develops new products, it must transition the manufacture of a new product from the development stage to commercial manufacturing. Molecular Devices has only recently transitioned GEMINI XS and SPECTRAmax PLUS(384) from the development stage to commercial manufacturing, and Molecular Devices has only recently begun the transition process for the CLIPR system. Molecular Devices cannot predict whether it will be able to complete these transitions on a timely basis and with commercially reasonable costs. Molecular Devices cannot assure that manufacturing or quality control problems will not arise as it attempts to scale-up its production for any future new products or that Molecular Devices can scale-up manufacturing and quality control in a timely manner or at commercially reasonable costs. If Molecular Devices is unable to consistently manufacture its products on a timely basis because of these or other factors, its product sales will decline.


MOLECULAR DEVICES MAY HAVE DIFFICULTY MANAGING ITS GROWTH.

     Molecular Devices expects to continue to experience significant growth in the number of its employees and customers and the scope of its operations. This growth may continue to place a significant strain on its management and operations. Molecular Devices' ability to manage this growth will depend upon its ability to broaden its management team and its ability to attract, hire and retain skilled employees. Its success will also depend on the ability of its officers and key employees to continue to implement and improve its operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage its employees. Molecular Devices' future success is heavily dependent upon growth and acceptance of new products. If Molecular Devices cannot scale its business appropriately or otherwise adapt to anticipated growth and new product introductions, a key part of its strategy may not be successful.

MOLECULAR DEVICES RELIES ON DISTRIBUTORS FOR PRODUCT SALES AND SUPPORT OUTSIDE NORTH AMERICA.

     In 1999 approximately 17% of Molecular Devices' sales were made through distributors. Molecular Devices often relies upon distributors to provide customer support to the ultimate end users of its products. As a result, its success depends on the continued sales and customer support efforts of its network of distributors. The use of distributors involves certain risks, including risks that distributors will not effectively sell or support its products, that they will be unable to satisfy financial obligations to Molecular Devices and that they will cease operations. Any reduction, delay or loss of orders from its significant distributors could harm its revenues. Molecular Devices also does not currently have distributors in a number of significant international markets that it has targeted and will need to establish additional international distribution relationships. There can be no assurance that Molecular Devices will engage qualified distributors in a timely manner, and the failure to do so could have a material adverse effect on its business, financial condition and results of operations.

IF MOLECULAR DEVICES CHOOSES TO ACQUIRE NEW AND COMPLEMENTARY BUSINESSES, PRODUCTS OR TECHNOLOGIES INSTEAD OF DEVELOPING THEM ITSELF, MOLECULAR DEVICES MAY BE UNABLE TO COMPLETE THESE ACQUISITIONS OR MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE AN ACQUIRED BUSINESS OR TECHNOLOGY IN A COST-EFFECTIVE AND NON-DISRUPTIVE MANNER.

     Molecular Devices' success depends on its ability to continually enhance and broaden its product offerings in response to changing technologies, customer demands and competitive pressures. To this end, from time to time Molecular Devices has acquired complementary businesses, products, or technologies instead of developing them itself and may choose to do so in the future. Molecular Devices does not know if it will be able to complete any acquisitions, or whether Molecular Devices will be able to successfully integrate any acquired business, operate it profitably or retain its key employees. Integrating any business, product or technology Molecular Devices acquires could be expensive and time consuming, disrupt its ongoing business and distract its management. In addition, in order to finance any acquisitions, Molecular

Devices might need to raise additional funds through public or private equity or debt financings. In that event, Molecular Devices could be forced to obtain financing on terms that are not favorable to it and, in the case of equity financing, that may result in dilution to its stockholders. If Molecular Devices is unable to integrate any acquired entities, products or technologies effectively, its business will suffer. In addition, any amortization of goodwill or other assets or charges resulting from the costs of acquisitions could harm its business and operating results.

MOLECULAR DEVICES DEPENDS ON KEY PERSONNEL, THE LOSS OF WHOM WOULD IMPAIR ITS ABILITY TO COMPETE.

     Molecular Devices is highly dependent on the principal members of its management, engineering and scientific staff. The loss of the service of any of these persons could seriously harm its product development and commercialization efforts. In addition, research, product development and commercialization will require additional skilled personnel in areas such as chemistry and biology, software engineering and electronic engineering. Its corporate headquarters is located in Sunnyvale, California, where demand for personnel with these skills is extremely high and is likely to remain high. As a result, competition for and retention of personnel, particularly for employees with technical expertise, is intense and the turnover rate for these people is high. If Molecular Devices is unable to hire, train and retain a sufficient number of qualified employees, its ability to conduct and expand its business could be seriously reduced. The inability to retain and hire qualified personnel could also hinder the planned expansion of its business.

MOLECULAR DEVICES IS DEPENDENT ON INTERNATIONAL SALES AND OPERATIONS, WHICH EXPOSES IT TO FOREIGN CURRENCY EXCHANGE RATE, POLITICAL AND ECONOMIC RISKS.

     Molecular Devices maintains facilities in Norway, the United Kingdom and Germany, and sales to customers outside the U.S. accounted for approximately 39% of its revenues in 1999. Molecular Devices anticipates that international sales will continue to account for a significant portion of its revenues.

     All of Molecular Devices' sales to international distributors are denominated in U.S. dollars. All of its direct sales in the United Kingdom, Germany and Canada are denominated in local currencies and totaled $13.8 million (22% of total revenues) in 1999. To the extent that its sales and operating expenses are denominated in foreign currencies, its operating results may be adversely affected by changes in exchange rates. Historically, foreign exchange gains and losses have been immaterial to Molecular Devices' results of operations. However, Molecular Devices cannot predict whether these gains and losses will continue to be immaterial, particularly as Molecular Devices increases its direct sales outside North America. Owing to the number of currencies involved, the substantial volatility of currency exchange rates, and its constantly changing currency exposures, Molecular Devices cannot predict the effect of exchange rate fluctuations on its future operating results. Molecular Devices does not engage in foreign currency hedging transactions.

     Molecular Devices' reliance on international sales and operations exposes it to foreign political and economic risks, including:

     - political, social and economic instability;

     - trade restrictions and changes in tariffs;

     - import and export license requirements and restrictions;

     - difficulties in staffing and managing international operations;

     - disruptions in international transport or delivery;

     - difficulties in collecting receivables; and

     - potentially adverse tax consequences.

If any of these risks materialize, Molecular Devices' international sales could decrease and its foreign operations could suffer.

MOLECULAR DEVICES' OPERATING RESULTS FLUCTUATE AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN ITS STOCK PRICE.


     Molecular Devices typically experiences a decrease in the level of sales in the first calendar quarter as compared to the fourth quarter of the preceding year because of budgetary and capital equipment purchasing patterns in the life sciences industry. Molecular Devices also typically experiences a decrease in revenues in the third quarter compared to the second quarter, related to seasonality primarily associated with lower European and academic sales during the summer months. See also "The recent issuance by the SEC of an accounting bulletin related to revenue recognition, SAB 101, may have a material adverse impact on Molecular Devices' financial performance" above.


     Molecular Devices' quarterly operating results have fluctuated in the past, and Molecular Devices expects they will fluctuate in the future as a result of many factors, some of which are outside of its control. In particular, if sales levels in a particular quarter do not meet expectations, Molecular Devices may not be able to adjust operating expenses sufficiently quickly to compensate for the shortfall, and its results of operations for that quarter may be seriously harmed. Molecular Devices manufactures its products based on forecasted orders rather than to outstanding orders. Molecular Devices' manufacturing procedures may in certain instances create a risk of excess or inadequate inventory levels if orders do not match forecasts. In addition, its expense levels are based, in part, on expected future sales, and Molecular Devices generally cannot quickly adjust operating expenses. For example, research and development and general and administrative expenses are not affected directly by variations in revenue.

     It is possible that in some future quarter or quarters, its operating results will be below the expectations of securities analysts or investors. In this event, the market price of its common stock may fall abruptly and significantly. Because its revenue and operating results are difficult to predict, Molecular Devices believes that period-to-period comparisons of its results of operations are not a good indication of its future performance.

MOLECULAR DEVICES' STOCK PRICE IS VOLATILE, WHICH COULD CAUSE INVESTORS TO LOSE A SUBSTANTIAL PART OF THEIR INVESTMENT IN ITS STOCK.

     The stock market in general, and the stock prices of technology companies in particular, have recently experienced volatility which has often been unrelated to the operating performance of any particular company or companies. Molecular Devices' stock price could decline regardless of its actual operating performance, and investors could lose a substantial part of their investment as a result of industry or market-based fluctuations. In the past, its stock has traded relatively thinly. If a more active public market for its stock is not sustained following the merger, it may be difficult for stockholders to resell shares of its common stock. Because Molecular Devices does not anticipate paying cash dividends on its common stock for the foreseeable future, stockholders will not be able to receive a return on their shares unless they sell them.

THE MARKET PRICE OF MOLECULAR DEVICES' COMMON STOCK WILL LIKELY FLUCTUATE IN RESPONSE TO A NUMBER OF FACTORS, INCLUDING THE FOLLOWING:

     - Molecular Devices' failure to meet the performance estimates of securities analysts;

     - changes in financial estimates of its revenues and operating results or buy/sell recommendations by securities analysts;

     - the timing of announcements by Molecular Devices or its competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof; and

     - general stock market conditions, other economic or external factors.

PROVISIONS OF MOLECULAR DEVICES' CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER, WHICH COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR ITS COMMON STOCK.


     Provisions in Molecular Devices' certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition or merger in which Molecular Devices is not the surviving company or changes in its management. For example, its certificate of incorporation gives the Molecular Devices board of directors the authority to issue shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by its stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control, as the terms of the preferred stock that might be issued could potentially prohibit its consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of preferred stock. The issuance of preferred stock could also have a dilutive effect on its stockholders. In addition, because Molecular Devices is incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of the outstanding voting stock, from consummating a merger or combination involving Molecular Devices. These provisions could limit the price that investors might be willing to pay in the future for its common stock.


THE ACTUAL RESULTS OF MOLECULAR DEVICES COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN ITS FORWARD-LOOKING STATEMENTS.


     This prospectus, including the documents that Molecular Devices incorporates by reference, contains forward-looking statements within the meaning of the federal securities laws that relate to future events or Molecular Devices' future financial performance. When used in this prospectus, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "should," "will" and the negative of these terms or other comparable terminology. These statements are only predictions. The actual results of Molecular Devices could differ materially from those anticipated in its forward-looking statements as a result of many factors, including those set forth here under "Risk Factors" and elsewhere in this joint proxy statement/prospectus.



     Although Molecular Devices believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Neither Molecular Devices nor any other person assumes responsibility for the accuracy and completeness of these statements. Molecular Devices assumes no duty to update any of the forward-looking statements after the date of this joint proxy statement/prospectus or to conform these statements to actual results.


RISKS RELATING TO LJL BIOSYSTEMS

SINCE ADOPTING ITS CURRENT BUSINESS STRATEGY IN 1996, LJL BIOSYSTEMS HAS CONSISTENTLY HAD OPERATING LOSSES; THE MARKET FOR LJL BIOSYSTEMS' PRODUCTS IS RELATIVELY NEW AND UNDEFINED, AND LJL BIOSYSTEMS MAY NEVER ACHIEVE PROFITABILITY.

     LJL BioSystems began implementing its current strategic business model to develop products for the high throughput market in 1996 and began targeting the SNP genotyping market in 1999. In connection with this change in strategy, LJL BioSystems shifted its focus from developing and manufacturing clinical diagnostic and research products on an original equipment manufacturing basis to developing, manufacturing and marketing products for the high throughput market. As a result, LJL BioSystems' historical operating and financial performance is generally not indicative of future financial and business results. LJL BioSystems incurred operating losses for the quarter ended March 31, 2000 and the years ended December 31, 1999, 1998 and 1997 as a result of its change in business strategy and anticipates that it may continue to incur losses for at least the next several years due to the substantial increases in expenditures necessary to continue to develop and commercialize its product line. LJL BioSystems began commercial shipments of its first high throughput instrument, the Analyst HT, in the second quarter of

1998, began commercial shipments of its ultra-high throughput product, Acquest, in the fourth quarter of 1998 and began commercial shipments of its Analyst AD instrument in June 1999. Accordingly, LJL BioSystems is subject to the risks inherent in the operation of a new business, such as failure to:

     - develop effective sales, marketing and distribution channels;

     - achieve market acceptance and demand for its product line;

     - effectively service and maintain the product line;

     - implement commercial scale-up of developed products; and

     - attract and retain key personnel.

     Furthermore, LJL BioSystems' target markets are relatively new and the use of high throughput products by pharmaceutical, biotechnology and genomics companies is still developing. Demand for LJL BioSystems' products will depend upon the extent to which its customers adopt high throughput analysis as a drug discovery tool. If high throughput analysis does not become widely used, demand for LJL BioSystems' products will not develop as LJL BioSystems currently expects or at all. The lack of demand for LJL BioSystems' product line would have a material adverse effect on its business, financial condition and results of operations.

BECAUSE LJL BIOSYSTEMS IS IN THE EARLY STAGE OF DEVELOPMENT OF CERTAIN INSTRUMENTS, ITS ABILITY TO DEVELOP AND COMMERCIALIZE THESE PRODUCTS IS UNCERTAIN.

     The success of LJL BioSystems will depend on its ability to develop and commercialize its instruments. LJL BioSystems began commercial shipments of its first high throughput instrument, the Analyst HT, in the second quarter of 1998. LJL BioSystems began commercial shipments of its ultra-high throughput product, Acquest, in the fourth quarter of 1998 and began commercial shipments of its Analyst AD instrument in June 1999. LJL BioSystems had not previously developed or commercialized products for the high throughput market before this time. LJL BioSystems is also developing new technologies for its product line, such as FLARe and ScreenStation. The successful development and commercialization of LJL BioSystems' product line, including the new technologies and products currently being developed, is a complex process requiring the integration and maintenance of, among other technologies: advanced optics, electronics, automation and robotics, microfluidics, fluorescence detector technologies, software and information systems, biophysics, biology and chemistry.

     Even if LJL BioSystems' current and future products appear promising at commercial launch, they may not achieve market acceptance at a level necessary to enable production at a reasonable cost, to support the required sales and marketing effort, to cost-effectively service and maintain, and to support continuing research and development costs. In addition, LJL BioSystems' product line instruments may:

     - be difficult or overly expensive to produce;

     - fail to achieve performance levels expected by customers;

     - have a price level that is unacceptable in its targeted industries; or

     - be precluded from commercialization by the proprietary rights of others or other competitive forces.

     LJL BioSystems may not be able to successfully manufacture and market its products on a timely basis, achieve anticipated performance levels or throughputs, gain and maintain industry acceptance of its products or develop a profitable business. The failure to achieve any of these objectives would have a material adverse effect on LJL BioSystems' business, financial condition and results of operations.

BECAUSE LJL BIOSYSTEMS IS IN THE EARLY STAGE OF DEVELOPMENT, ITS ABILITY TO DEVELOP AND COMMERCIALIZE CONSUMABLES IS UNCERTAIN.

     LJL BioSystems expects in the future that a substantial portion of its revenues may be derived from the sale of reagents, assay kits and microplates. LJL BioSystems has limited experience in the development, manufacture and marketing of reagents, assay kits and microplates, having only manufactured and sold a limited number of assay kits and HE microplates. LJL BioSystems intends to continue to license assay technologies from third parties and to develop reagents, assay kits and microplates internally. LJL BioSystems may not succeed in licensing any additional assay technologies on acceptable terms, if at all, and it may not successfully commercialize any assay technologies that it licenses. In addition, LJL BioSystems is internally developing reagents, assay kits and microplates, but has limited experience in this area. LJL BioSystems may not successfully develop additional reagents, assay kits or microplates internally, and any reagents, assay kits or microplates it does develop may not achieve market acceptance. LJL BioSystems intends to outsource the manufacture of microplates and, as sales volumes increase, to also outsource the manufacture of reagents and assay kits. LJL BioSystems may not be able to enter into agreements with third parties for the manufacture of reagents, assay kits or microplates on terms commercially acceptable to it or at all. In addition, LJL BioSystems intends to sell reagents, assay kits and microplates to purchasers of its instruments, including the Analyst HT, Analyst AD and Acquest. Sales of the Analyst HT, Analyst AD and Acquest may not be sufficient to support this strategy. A failure to achieve commercial acceptance of LJL BioSystems' reagents, assay kits and microplates would have a material adverse effect on its business, financial condition and results of operations.

BECAUSE LJL BIOSYSTEMS DEPENDS ON DEVELOPING TECHNOLOGIES AND ITS MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, LJL BIOSYSTEMS MAY NOT BE ABLE TO COMMERCIALIZE ITS PRODUCTS.

     The pharmaceutical, biotechnology and genomics instrumentation and reagents markets are characterized by rapid technological change and frequent new product introductions by many competitors. LJL BioSystems' targeted markets are in early stages of development and may not grow as LJL BioSystems currently anticipates, which would significantly reduce the market potential for its products. In addition, LJL BioSystems' future success will depend on its ability to enhance and maintain its current and planned product line and to develop and introduce, on a timely basis, new technologies and products that address the evolving needs of LJL BioSystems' customers. These new technologies and products include but are not limited to fluorescence-based reagents and assay kits, products based on LJL BioSystems' ScreenStation, HEFP, FLARe and SmartOptics technologies, as well as future additions to its SNP genotyping platform. Development of these new technologies subjects LJL BioSystems to significant risks and uncertainties, as it may encounter unanticipated technical issues that may cause development delays. These technical issues may require LJL BioSystems to cancel such development programs altogether, if it is unable to find solutions to these issues. Even if development is successful, LJL BioSystems anticipates that production units for these new products may not be available for several months or years, if at all. The production of instruments and consumables may present manufacturing challenges. LJL BioSystems may experience difficulties that could delay or prevent the successful manufacturing, introduction and marketing of its new products or product enhancements. Any failure to manufacture and introduce products in a timely manner in response to changing market demands or customer requirements could have a material adverse effect on LJL BioSystems' business, financial condition and results of operations.

LJL BIOSYSTEMS HAS LIMITED SALES, MARKETING AND SERVICE EXPERIENCE AND MAY NOT BE ABLE TO DEVELOP A DIRECT SALES AND SERVICE FORCE OR DISTRIBUTION CHANNELS THAT CAN MEET ITS CUSTOMERS' NEEDS.

     LJL BioSystems has limited experience in direct marketing, sales, service and distribution. LJL BioSystems' future profitability will depend on its ability to further develop a direct sales and service force to sell and maintain its product line. LJL BioSystems' products are technical in nature and it therefore believes it is necessary to develop a direct sales and service force consisting of people with scientific backgrounds and expertise. Competition for such employees is intense. LJL BioSystems may not be able to attract and retain sufficient numbers of qualified sales and service personnel or be able to build an efficient and effective sales, support and marketing organization. Failure to attract or retain qualified sales and service personnel or to build such a sales, support and marketing organization would have a material adverse effect on LJL BioSystems' business, financial condition and results of operations.
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

     LJL BioSystems is marketing its product line in certain international markets through distributors. While LJL BioSystems currently has two distributors in international markets, one in Japan and another with the territory of Belgium, Netherlands and Luxembourg, there can be no assurance that LJL BioSystems will be able to engage additional qualified distributors. Such distributors may:

     - fail to satisfy financial or contractual obligations to LJL BioSystems;

     - fail to adequately market LJL BioSystems' products;

     - cease operations with little or no notice to LJL BioSystems; or

     - offer, design, manufacture or promote competing product lines.

     The failure to develop and maintain effective distribution channels could have a material adverse effect on LJL BioSystems' business, financial condition and results of operations.

LJL BIOSYSTEMS PARTICIPATES IN A HIGHLY COMPETITIVE MARKET AND ITS PRODUCTS MAY NOT BE ACCEPTED IN THE MARKET.

     The market for high throughput products for drug discovery and SNP genotyping is highly competitive. LJL BioSystems anticipates that competition will increase significantly as more customers adopt high throughput tools for drug discovery and SNP genotyping, and as competitors enter the market with new advanced technologies and products. LJL BioSystems is competing in many areas, including high throughput instruments, assay development, consumables and reagent sales. LJL BioSystems competes with companies that directly market high throughput products. In addition, pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other research organizations are conducting research and developing products in various areas which compete with LJL BioSystems' technology platform, either on their own or in collaboration with others. As a result, LJL BioSystems' potential customers may choose not to purchase its products. LJL BioSystems' potential customers may assemble and run high throughput systems by purchasing products from competitors or making their own. Further, certain companies offer screening and genotyping services on a contract or collaborative basis, and these services could eliminate the need for a potential customer to purchase LJL BioSystems' products. LJL BioSystems' technological approaches may be rendered obsolete or uneconomical by advances in existing technological approaches or the development of different approaches by one or more of its current or future competitors. Many of these competitors have greater financial and personnel resources, and more experience in research and development, sales and marketing and other areas than LJL BioSystems.

THE MARKET FOR LJL BIOSYSTEMS' PRODUCT LINE IS CONCENTRATED, WHICH LIMITS THE NUMBER OF ITS POTENTIAL CUSTOMERS.

     LJL BioSystems currently markets its product line to pharmaceutical, biotechnology and genomics companies, as well as academic institutions; however, LJL BioSystems' primary marketing efforts and the majority of its sales are to pharmaceutical companies. LJL BioSystems' market for high throughput and ultra-high throughput products is highly concentrated, with approximately 50 large pharmaceutical companies operating a substantial portion of its targeted drug discovery laboratories. In the quarter ended March 31, 2000, sales to a single customer accounted for 12% of LJL BioSystems' revenues. LJL BioSystems expects a relatively small number of customers will continue to account for a substantial portion of its revenues. LJL BioSystems faces risks associated with a highly concentrated customer base to which it sells its product line, including the failure to establish or maintain relationships within a limited customer pool, or substantial financial difficulties or decreased capital spending by its customers, any of which could have a material adverse effect on LJL BioSystems' business, financial condition and results of operations.

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

LJL BIOSYSTEMS' PRODUCTS HAVE LENGTHY SALES CYCLES, WHICH COULD CAUSE ITS OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

     The sale of LJL BioSystems' product line typically involves a significant technical evaluation and commitment of capital by customers. Accordingly, the sales cycle associated with LJL BioSystems' products is expected to be lengthy and subject to a number of significant risks, including seasonality, customers' budgetary constraints and internal acceptance reviews, that are beyond LJL BioSystems' control. Due to this lengthy and unpredictable sales cycle, LJL BioSystems' operating results could fluctuate significantly from quarter to quarter.

IF LJL BIOSYSTEMS' CUSTOMERS ARE UNABLE TO ADEQUATELY PREPARE SAMPLES AS REQUIRED BY ITS INSTRUMENTS, THE OVERALL MARKET DEMAND FOR ITS PRODUCTS MAY DECLINE.

     Before using LJL BioSystems' instruments, customers must prepare assays by following several steps that are prone to human error. If assays are not prepared appropriately, LJL BioSystems' instruments will not generate a useful reading. If LJL BioSystems' customers experience these difficulties, they may achieve lower levels of throughput or accuracy than those for which LJL BioSystems' instruments were designed. If LJL BioSystems' customers are unable to generate expected levels of throughput or accuracy, they may not continue to purchase LJL BioSystems' products and they may express their discontent with its products in the marketplace. Any or all of these actions would reduce the overall market demand for LJL BioSystems' products.


LJL BIOSYSTEMS HAS LIMITED MANUFACTURING EXPERIENCE AND MAY NOT BE ABLE TO SCALE UP ITS MANUFACTURING OPERATIONS TO COMMERCIAL LEVELS.


     LJL BioSystems is producing certain of its products in limited quantities, and has not yet manufactured other products and reagents and assay kits in significant quantities. LJL BioSystems may encounter difficulties in scaling up production of its product line due to, among other things, quality control and assurance, component supply and availability of qualified personnel. Even if LJL BioSystems successfully develops and introduces its products to market, LJL BioSystems may not be able to manufacture or support them in sufficient quantities at acceptable cost while meeting quality control standards. LJL BioSystems intends to outsource the manufacture of microplates and, as sales volumes increase, to evaluate outsourcing the manufacture of reagents and assay kits. Difficulties encountered in the manufacturing scale-up of other products in LJL BioSystems' product line could have a material adverse effect on its business, financial condition and results of operations.

LJL BIOSYSTEMS MAY NOT SUCCESSFULLY MANAGE ITS GROWTH.

     LJL BioSystems' success will depend on the expansion of its operations and the effective management of growth, which will place a significant strain on its management, operational and financial resources. To manage such growth, LJL BioSystems must expand its facilities, augment its operational, financial and management systems and hire and train additional qualified personnel. LJL BioSystems' failure to manage growth effectively would have a material adverse effect on its business, financial condition and results of operations.

LJL BIOSYSTEMS DEPENDS UPON KEY PERSONNEL WHO MAY TERMINATE THEIR EMPLOYMENT WITH IT AT ANY TIME; LJL BIOSYSTEMS NEEDS TO HIRE ADDITIONAL QUALIFIED PERSONNEL.

     LJL BioSystems' success will depend to a significant degree upon the continued services of key management, technical and scientific personnel, including Lev J. Leytes, the Chairman of its Board of Directors, President and Chief Executive Officer. In addition, LJL BioSystems' success will depend on its ability to attract and retain other highly skilled personnel. Competition for qualified personnel is intense, and the process of hiring such qualified personnel is often lengthy. There can be no assurance that LJL BioSystems can recruit such personnel on a timely basis, if at all. LJL BioSystems' management and other employees may voluntarily terminate their employment with it at any time. The loss of the services of key personnel, or the inability to attract and retain additional qualified personnel, could have a material adverse effect on LJL BioSystems' business, financial condition and results of operations.

BECAUSE LJL BIOSYSTEMS DEPENDS ON SUPPLIERS AND CONTRACT MANUFACTURERS, LJL BIOSYSTEMS IS SUBJECT TO RISKS BEYOND ITS CONTROL.

     Certain components used in LJL BioSystems' product line are currently purchased from a single or a limited number of outside sources. The reliance on a sole or limited number of suppliers could result in:

     - delays associated with redesigning a product due to a failure to obtain a single source component;

     - an inability to obtain an adequate supply of required components; and

     - reduced control over pricing, quality and timely delivery.

     LJL BioSystems does not maintain long-term agreements with any of its suppliers, and therefore the supply of a particular component could be terminated at any time without penalty to the supplier. Any interruption in the supply of single source components could have a material adverse effect on LJL BioSystems' business, financial condition and results of operations. LJL BioSystems intends to rely on contract manufacturers, some of which may be single source vendors, for the development, manufacture and supply of certain of its reagents, assay kits and microplates. There can be no assurance that LJL BioSystems will be able to enter into such manufacturing contracts on commercially reasonable terms, if at all, or that LJL BioSystems' current or future contract manufacturers will meet its requirements for quality, quantity or timeliness. If the supply of any components, reagents, assay kits or microplates is interrupted, components, reagents, assay kits and microplates from alternative suppliers and contract manufacturers may not be available in sufficient volumes within required timeframes, if at all, to meet LJL BioSystems' production needs.

IF LJL BIOSYSTEMS' PRODUCTS ARE NOT PROPERLY USED OR IF THEY CONTAIN DEFECTS, THEY MAY SUBJECT LJL BIOSYSTEMS TO PRODUCT LIABILITY CLAIMS, COSTLY REPAIRS AND PRODUCT RETURNS.

     LJL BioSystems' products include complex components, including high voltage and moving parts, which must be properly used and may contain defects. Defects may occur despite LJL BioSystems' testing and may not be discovered until after a product has been shipped and used by LJL BioSystems' customers. For example, LJL BioSystems recently discovered that a component provided by one of its suppliers which is used in the power supply for certain of LJL BioSystems' products may fail, which could cause instrument failure and, if the product is not used properly in the presence of combustible materials, could cause significant property damage or personal injury. Even without defects, LJL BioSystems' products could present significant risks for customers if they are not properly used. This risk associated with the use of LJL BioSystems' products, together with the possibility of defects, could result in product liability claims, costly repairs, product returns, and, more generally, delayed market acceptance of LJL BioSystems' products or damage to its reputation and business. In addition, defense against any claims, regardless of their merit, could result in substantial expense to LJL BioSystems, divert management time and attention, damage its business reputation and hurt its ability to retain existing customers or attract new customers.

LJL BIOSYSTEMS HAS AN ACCUMULATED DEFICIT AND ITS FUTURE PROFITABILITY IS UNCERTAIN.

     As of March 31, 2000, LJL BioSystems had an accumulated deficit of approximately $22.7 million. The expansion of LJL BioSystems' operations and continued development of its product line will require a substantial increase in sales, marketing and research and development expenditures for at least the next several years. As a result, LJL BioSystems expects to incur operating losses for the next several years. LJL BioSystems' future profitability will depend on its ability to successfully develop, support and commercialize its product line. Accordingly, the extent of future losses and the time required to achieve profitability, if achieved at all, is highly uncertain. Moreover, if profitability is achieved, the level of such profitability cannot be predicted and may vary significantly from quarter to quarter.

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

LJL BIOSYSTEMS MAY NEED TO RAISE CAPITAL IN THE FUTURE AND ADDITIONAL FUNDING IS UNCERTAIN.

     LJL BioSystems may be required to raise substantial additional capital over a period of several years in order to develop and commercialize its products. LJL BioSystems' future capital requirements will depend on numerous factors, including the costs associated with:

     - developing and commercializing its products;

     - developing a direct marketing, service and sales force;

     - maintaining existing, or entering into future, licensing and distribution agreements;

     - protecting intellectual property rights;

     - expanding its reagents and assay kits business;

     - broadening its product lines to include genotyping of SNPs;

     - expanding facilities and administrative infrastructure; and

     - consummating possible future acquisitions of technologies, products or businesses.

     LJL BioSystems may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. Accordingly, LJL BioSystems may be required to raise additional capital through a variety of sources, including the public equity market, private equity financing, collaborative arrangements, and public or private debt. Additional capital may not be available on acceptable terms, if at all. If adequate funds are not available, LJL BioSystems may be required to significantly reduce or refocus its operations or to obtain funds through arrangements that may require LJL BioSystems to relinquish rights to certain of its products, technologies or potential markets, which would have a material adverse effect on its business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of such securities would result in ownership dilution to LJL BioSystems' existing stockholders.

LJL BIOSYSTEMS HAS INTERNATIONAL SALES AND OPERATIONS, WHICH SUBJECT IT TO RISKS RELATED TO FOREIGN CURRENCY EXCHANGE RATES, TARIFFS, FOREIGN REGULATIONS, IMPORT AND EXPORT RESTRICTIONS AND DIFFICULTIES MANAGING AND STAFFING INTERNATIONAL OPERATIONS.

     LJL BioSystems sells products in foreign countries in local currencies, which exposes it to foreign currency exchange risk. The U.S. dollar is the functional currency for LJL BioSystems' U.K. subsidiary; however, LJL BioSystems does enter into transactions in currencies other than the U.S. dollar or pound sterling. Monetary and non-monetary assets and liabilities of LJL BioSystems' U.K. subsidiary are remeasured into U.S. dollars at period end and historical exchange rates, respectively. Sales and expenses are remeasured at average exchange rates in effect during each period, except for those expenses related to non-monetary assets, which are remeasured at historical exchange rates. Gains or losses from foreign currency transactions are included in net income (loss) and to date have not been material. LJL BioSystems has not entered into any currency hedging activities but may choose to do so in the future.

     LJL BioSystems expects that international sales could account for a significant portion of its total sales in the future. International sales and operations are subject to a number of risks, including:

     - the imposition of government controls;

     - export license requirements;

     - restrictions on the export of critical technology;

     - political and economic instability or conflicts;

     - trade restrictions;

     - changes in tariffs and taxes;

     - difficulties in staffing and managing international operations;

     - problems in establishing or managing distributor relationships; and

     - general economic conditions.

     In addition, as LJL BioSystems expands its international operations and the amount of sales invoiced in local currencies becomes a larger portion of its business, fluctuations in the value of foreign currencies relative to the U.S. dollar may adversely affect LJL BioSystems' business, financial condition and results of operations.

LJL BIOSYSTEMS MAY ACQUIRE TECHNOLOGIES, PRODUCTS AND BUSINESSES, WHICH COULD EXPOSE IT TO ADDITIONAL RISKS AND BE DILUTIVE TO EXISTING STOCKHOLDERS.

     LJL BioSystems may acquire certain technologies, products or businesses to broaden the scope of its existing and planned product lines and technologies. Such acquisitions would expose LJL BioSystems to:

     - the risks associated with the assimilation of new technologies, operations, sites and personnel;

     - the diversion of resources from its existing business and technologies;

     - the inability to generate revenues to offset associated acquisition costs;

     - the requirement to maintain uniform standards, controls, and procedures; and

     - the impairment of relationships with employees and customers as a result of any integration of new management personnel.

     Acquisitions may also result in the issuance of dilutive equity securities, the incurrence or assumption of debt or additional expenses associated with the amortization of acquired intangible assets or potential businesses. LJL BioSystems' failure to successfully address such risks could have a material adverse effect on its business, financial condition and results of operations.

THIRD PARTY INTELLECTUAL PROPERTY RIGHTS MAY LIMIT LJL BIOSYSTEMS' ABILITY TO DEVELOP, SUPPORT AND SELL LJL BIOSYSTEMS' PRODUCTS; LJL BIOSYSTEMS HAS LICENSED TECHNOLOGY THAT IT USES IN ITS PRODUCTS, BUT LJL BIOSYSTEMS COULD LOSE RIGHTS TO THIS TECHNOLOGY AND THE ABILITY TO SELL AND SUPPORT ITS PRODUCTS.

     LJL BioSystems' success will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others. As of March 31, 2000, LJL BioSystems held seven U.S. patents and had fourteen pending U.S. patent applications, two pending European regional patent applications, one pending Israeli patent application, one pending Japanese patent application, fourteen pending PCT, or international, patent applications, and twenty-four pending U.S. provisional patent applications. To supplement its proprietary technology, LJL BioSystems has licensed, and expects to continue to license from time to time, certain patent rights from third parties. These licenses may be terminated under certain circumstances, including a material breach by LJL BioSystems. Furthermore, under some of these agreements, the licensors may elect to convert the exclusive rights into non-exclusive rights in the event that LJL BioSystems fails to make certain minimum royalty payments. If these licenses are terminated due to a material breach of the license by LJL BioSystems or otherwise, then LJL BioSystems would lose the right to incorporate the licensed technology into its products, which would require LJL BioSystems to exclude this certain technology from its existing and future products and either license or internally develop alternative technologies. There can be no assurance that LJL BioSystems would be able to license alternative technologies on commercially acceptable terms, or at all, or that LJL BioSystems would be capable of internally developing such technologies. Furthermore, other companies may independently develop technology with functionality similar or superior to the licensed technology that does not or is claimed not to infringe the licensed patents or that otherwise circumvents the technology LJL BioSystems has licensed.

     LJL BioSystems is aware of third party patents that contain issued claims that may cover certain aspects of its reagent technologies. In the future LJL BioSystems may be required to license third-party patents to produce or sell certain reagents, assay kits and related products. Licenses for such patents may not be available on commercially acceptable terms, if at all. Any action against LJL BioSystems claiming damages and seeking to enjoin commercial activities relating to the affected technologies could subject LJL BioSystems to potential liability for damages. LJL BioSystems could incur substantial costs in defending patent infringement claims, obtaining patent licenses, engaging in interference and opposition proceedings or other challenges to its patent rights or intellectual property rights made by third parties, or in bringing such proceedings or enforcing any patent rights against third parties. LJL BioSystems' inability to obtain necessary licenses or its involvement in proceedings concerning patent rights could have a material adverse effect on LJL BioSystems' business, financial condition and results of operations.

     The patent positions of life science product companies, including LJL BioSystems, are uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Consequently, there can be no assurance that LJL BioSystems' patent applications or those of its licensors will result in patents being issued or that any issued patents will provide protection against competitive technologies or will be held valid if challenged or circumvented. Others may independently develop products similar to LJL BioSystems' products, or design around or otherwise circumvent patents issued to it. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, LJL BioSystems could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each of such patents or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to LJL BioSystems or that it would be successful in any attempt to redesign its products or processes to avoid infringement. If LJL BioSystems does not obtain the necessary licenses, it could be subject to litigation and encounter delays in product introductions while it attempts to design around such patents. Alternatively, the development, manufacture or sale of such products could be prevented. Litigation would result in significant costs to LJL BioSystems as well as diversion of management time. Adverse determinations in any such proceedings could have a material adverse effect on LJL BioSystems' business, financial condition and results of operations.

     LJL BioSystems also relies on trade secret and copyright law, as well as employee and third-party nondisclosure agreements to protect its intellectual property rights in its products and technology. There can be no assurance that these agreements and measures will provide meaningful protection of LJL BioSystems' trade secrets, copyrights, know-how, or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. In addition, others may independently develop substantially equivalent proprietary technologies. Litigation to protect LJL BioSystems' trade secrets or copyrights would result in significant costs to it as well as diversion of management time. Adverse determinations in any such proceedings or unauthorized disclosure of LJL BioSystems' trade secrets could have a material adverse effect on its business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect LJL BioSystems' intellectual property rights to the same extent as U.S. laws. There can be no assurance that LJL BioSystems will be able to protect its intellectual property in these markets.

SOME OF LJL BIOSYSTEMS' PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATION, AND THE FAILURE BY LJL BIOSYSTEMS OR ITS ORIGINAL EQUIPMENT MANUFACTURING CUSTOMERS TO COMPLY WITH GOVERNMENT REGULATIONS COULD LIMIT ITS SALES OF THESE PRODUCTS.

     While LJL BioSystems believes that none of its products will be regulated as medical devices or otherwise subject to FDA regulation, LJL BioSystems' clinical diagnostics products, including the Luminometer, Q2000, Horizon and a microplate heater, are subject to FDA regulation as medical devices, as well as similar foreign regulation. The process of obtaining and maintaining required regulatory clearances and approvals and otherwise remaining in regulatory compliance in the U.S. and certain other countries is lengthy, expensive and uncertain. Although LJL BioSystems has phased out production of the Luminometer, Q2000 and the microplate heater, it will continue to manufacture the Horizon on an original equipment manufacturing basis during 2000 but does not expect to manufacture the Horizon after

2000. The Horizon is used in research and clinical laboratories to perform in vitro diagnostic tests, which are exempt from investigational device exemption requirements, including the need to obtain the FDA's prior approval, provided that, among other things:

     - the testing is noninvasive;

     - the product is not used as a diagnostic procedure without confirmation by another medically established test or procedure; and

     - distribution controls are established to assure that in vitro diagnostic products distributed for research are used only for those purposes.

     To LJL BioSystems' knowledge, its original equipment manufacturing customers have met these conditions. However, the FDA may not agree that LJL BioSystems' original equipment manufacturing customers' distribution of LJL BioSystems' clinical diagnostic products meets and has met the requirements for investigational device exemption. Failure by LJL BioSystems, its original equipment manufacturing customers or the recipients of its clinical diagnostic products to comply with the investigational device exemption requirements could result in enforcement action by the FDA, which could adversely affect LJL BioSystems or its original equipment manufacturing customers' ability to gain marketing clearance or approval of these products or could result in the recall of previously distributed products.

     Applicable law requires that LJL BioSystems comply with the FDA's regulations for the manufacture of the Horizon. The FDA monitors compliance with its regulations by subjecting medical product manufacturers to periodic FDA inspections of their manufacturing facilities. The FDA has recently revised its regulations, and the new regulations impose design controls and make other significant changes in the requirements applicable to manufacturers. LJL BioSystems is also subject to other regulatory requirements, and may need to submit reports to the FDA, including adverse event reporting. Failure to comply with current FDA regulations or other applicable legal requirements can lead to, among other things:

     - warning letters;

     - seizure of violative products;

     - suspension of manufacturing, government injunctions; and

     - potential civil or criminal liability on LJL BioSystems' part and the part of the responsible officers and employees.

     In addition, the government may halt or restrict continued sale of such instruments. In conjunction with the export of its clinical diagnostics instruments, LJL BioSystems maintains International Organization for Standardization 9001 certification and applies the CE mark to certain products that are exported, which subjects LJL BioSystems' operations to periodic surveillance audits. LJL BioSystems believes it is currently in compliance with all applicable regulations and standards, however, there can be no assurance that its operations will be found to comply with these regulations or standards or other applicable legal requirements in the future or that LJL BioSystems will not be required to incur substantial costs to maintain its compliance with existing or future manufacturing regulations, standards or other requirements. Any such noncompliance or increased cost of compliance could have a material adverse effect on LJL BioSystems' business, results of operations and financial condition.

     LJL BioSystems is also subject to numerous federal, state and local laws relating to safe working conditions, manufacturing practices, environmental protection and storage, use and disposal of hazardous or potentially hazardous substances. Any material failure to comply with such laws could require LJL BioSystems to incur significant costs and would have a material, adverse effect upon its ability to do business. Changes in existing requirements or adoption of new requirements or policies relating to government regulations could materially and adversely affect LJL BioSystems' ability to comply with such requirements.

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

LJL BIOSYSTEMS USES HAZARDOUS MATERIALS AND IMPROPER HANDLING OF THESE MATERIALS BY ITS EMPLOYEES OR AGENTS COULD EXPOSE LJL BIOSYSTEMS TO SIGNIFICANT FINANCIAL PENALTIES.

     LJL BioSystems' research and development and manufacturing operations involve the use of hazardous materials, biological samples and chemicals. LJL BioSystems manufactures certain reagents and assay kits, some of which contain hazardous materials, including carcinogens. LJL BioSystems is subject to federal, state and local laws and regulations governing the storage, use and disposal of such materials and certain waste products. The risk of accidental contamination or injury from the use of these materials cannot be completely eliminated. In the event of an accident, LJL BioSystems could be held liable for damages that result and any such liability could exceed its resources, which would have a material adverse effect on LJL BioSystems. LJL BioSystems may incur substantial costs to comply with environmental and safety regulations.

IF ETHICAL AND OTHER CONCERNS SURROUNDING THE USE OF GENETIC INFORMATION BECOME WIDESPREAD, LJL BIOSYSTEMS MAY HAVE LESS DEMAND FOR ITS PRODUCTS.

     Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for LJL BioSystems' products, which could seriously harm its business, financial condition and results of operation.

LJL BIOSYSTEMS' FUTURE OPERATING RESULTS ARE LIKELY TO FLUCTUATE.

     Past financial results including but not limited to revenue growth and product gross margins are not indicative of LJL BioSystems' future operating performance. LJL BioSystems' future operating results are likely to fluctuate substantially from year to year and quarter to quarter. The degree of fluctuation will depend on a number of factors, including:

     - the timing and level of sales;

     - the mix of products sold through direct sales channels and third party distributors; and

     - any change in the product mix among LJL BioSystems' existing and planned product lines.

     Fluctuations of these factors could have a material adverse effect on LJL BioSystems' business, financial condition and results of operations. Because LJL BioSystems expects a significant portion of its business to be derived from orders placed by a limited number of large customers, variations in the timing of such orders could cause significant fluctuations in LJL BioSystems' operating results. Other factors that may result in fluctuations in operating results include:

     - industry acceptance of high throughput and ultra-high throughput products as a drug discovery tool;

     - market acceptance of LJL BioSystems' products;

     - the timing of new product announcements and the introduction of new products and new technologies by LJL BioSystems or its competitors;

     - delays in research and development of new products;

     - increased research and development expenses;

     - increased marketing and sales expenses associated with the implementation of LJL BioSystems' direct marketing efforts;

     - increased spending to develop and market LJL BioSystems' SNP genotyping product lines;

     - availability and cost of component parts from LJL BioSystems' suppliers;

     - competitive pricing pressures; and

     - developments with respect to regulatory matters.
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

     In connection with future introductions of new products, LJL BioSystems may be required to record charges for inventory obsolescence in connection with unsold inventory, if any, of older generations of products.

     LJL BioSystems' expenditures for research and development, selling, support and marketing and general and administrative functions are based in part on future revenue projections. LJL BioSystems may be unable to adjust spending in a timely manner in response to any unanticipated declines in revenue, which may have a material adverse effect on its business, financial condition and results of operations. LJL BioSystems may be required to reduce prices in response to competitive pressures or other factors or increase spending to pursue new market opportunities. Any decline in the average selling price of a product which is not offset by a reduction in product costs or by sales of other products with higher gross margins would decrease LJL BioSystems' overall gross profit and adversely affect its business, financial condition and results of operations. In addition, LJL BioSystems' operating results may vary from the expectations of public market analysts and investors, and, as a result, the price of its common stock could be materially and adversely affected.

                                 THE COMPANIES

MOLECULAR DEVICES

     Molecular Devices is a leading developer of high-performance, bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. Molecular Devices' systems enable pharmaceutical and biotechnology companies to leverage advances in genomics and combinatorial chemistry by facilitating the high throughput and cost effective identification and evaluation of drug candidates. Molecular Devices' instrument systems are based on its advanced core technologies which integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices' systems are fundamental tools for drug discovery and life sciences research, and its MAXline series of microplate readers and its FLIPR Cell Analysis systems are market share leaders in their respective markets. Molecular Devices' revenues were $62.0 million in 1999 and have increased at a compound annual rate of 25% since 1995.

     Advances in genomics and combinatorial chemistry have resulted in an increasing number of new disease targets and drug candidates that can be screened or evaluated in the drug discovery process. Researchers face severe bottlenecks in the downstream phases of the drug discovery process, including assay development, drug candidate screening and lead optimization, which require more advanced and efficient evaluation technologies. Molecular Devices' products target these phases of the drug discovery process and are designed to eliminate these bottlenecks. Industry sources estimate that in 2000, pharmaceutical companies will spend approximately $2.7 billion on third party drug discovery instrumentation, reagents and services. Molecular Devices currently offers three product families to serve this market.

     - Molecular Devices' MAXline products include advanced microplate readers that are used to acquire and process large quantities of biochemical and biological data and are primarily used in assay development. Molecular Devices' MAXline strategy has been to continue to introduce new products that include first-of-a-kind features, as well as to offer varying feature sets and price points to address different market segments. Molecular Devices has historically focused on the premium end of the microplate reader market by offering products with advanced capabilities. MAXline products represented 57% of Molecular Devices' revenues in 1999.

     - Molecular Devices' Cell Analysis systems, which include FLIPR and CLIPR, are used to study the response of live cells to drug candidates and primarily address high throughput screening and lead optimization. Because Molecular Devices' products permit the analysis of live cells, they allow researchers to obtain more biologically relevant information than can be obtained through the use of traditional biochemical assays. FLIPR is the market leader in cellular high throughput screening, and in 1999 Molecular Devices introduced the CLIPR system, which provides live cell analysis at an ultra high throughput rate. Molecular Devices' Cell Analysis systems represented 38% of its revenues in 1999.

     - Molecular Devices' Threshold system, which is comprised of a detection instrument and proprietary reagents, is used to quantify contaminants in the manufacturing and quality control of bioengineered products. Threshold system products represented 5% of Molecular Devices' revenues in 1999.

     Molecular Devices typically invests 10% to 12% of its revenues in research and development, which has resulted in a track record of technological innovation. Over 70% of Molecular Devices' revenues in 1999 were derived from products that it introduced in the last three years. Molecular Devices has sold over 14,000 instruments since the introduction of its first microplate reader in 1987. In addition, over 70 customers have purchased Molecular Devices' FLIPR systems since introduction in 1996, including the 20 largest pharmaceutical companies, several of which own five or more FLIPR systems. Molecular Devices expects that increased sales of recently introduced products, including GEMINI XS, FLIPR(384) and CLIPR, and revenues from new instrument introductions will continue to drive Molecular Devices' growth. Molecular Devices also believes that the introduction of reagent kits optimized for its products represents a significant growth opportunity.

     Molecular Devices' objective is to be the world's leading provider of innovative bioanalytical systems and related consumable products for life sciences research. Molecular Devices is focusing on the drug discovery market and, specifically, on providing complete solutions that accelerate and improve the critical downstream drug discovery processes of assay development, drug candidate screening and lead optimization. Key elements of Molecular Devices' strategy include:

     - maintaining and advancing its technological leadership;

     - leveraging its market leadership position;

     - increasing recurring revenue from its consumable products;

     - expanding worldwide distribution and support of its products; and

     - acquiring complementary businesses and technologies.

     Molecular Devices was incorporated in the State of Delaware. Molecular Devices' executive offices are located at 1311 Orleans Drive, Sunnyvale, California 94089. Molecular Devices' telephone number is (408) 747-1700 and its internet address is www.moleculardevices.com. The information on Molecular Devices' website is not part of this prospectus.

MERCURY ACQUISITION SUB, INC.

     Mercury Acquisition Sub, Inc. is a wholly owned subsidiary of Molecular Devices incorporated on December 28, 1999, in the State of Delaware. Mercury Acquisition does not engage in any operations and exists solely to facilitate the merger.

LJL BIOSYSTEMS

     LJL BioSystems designs, produces and sells infrastructure tools that accelerate and enhance the process of discovering new drugs in the genomics and post-genomics era. LJL BioSystems' products, including instruments and consumables, are designed to provide flexible, cost-efficient, high throughput solutions that can be used across all stages of the drug discovery process. LJL BioSystems' customers include pharmaceutical, biotechnology and genomics companies as well as research institutions. Since 1998, 21 of the top 25 pharmaceutical companies have purchased LJL BioSystems' products and more than 60% of these customers are repeat customers. In addition LJL BioSystems entered into strategic collaborations with AstraZeneca in October 1999 and SmithKline Beecham in September 1998 that provide each of them with early access to certain of LJL BioSystems' new technologies. LJL BioSystems' customers primarily use its products for high throughput drug discovery, including screening and genotyping.

     Screening, or testing, of compounds against a target is an essential stage in the drug discovery process. Advances in genomics, synthetic chemistry and other technologies have dramatically increased the number of both targets and compounds. Screening significantly larger numbers of compounds against an increasing number of targets requires new high throughput infrastructure tools that can operate with a high degree of automation and analytical flexibility.

     In addition, LJL BioSystems believes there is a growing demand for high throughput genotyping, including the analysis of certain variations in DNA, called single nucleotide polymorphisms or SNPs. SNPs are believed to be associated with differences between individuals, including disease predispositions and dissimilarity in patient responses to drugs. LJL BioSystems believes that SNP analysis will play an essential role in the development of drugs, diagnostics and other life science applications. In order to discover and utilize SNPs, it is expected that extremely large numbers of SNPs must be analyzed and correlated with health and other physical and mental features. SNP analysis requires highly accurate, cost-efficient, high throughput genotyping technology.

     LJL BioSystems' current products, which are based on its proprietary technologies, are summarized below:

                  PRODUCT         COMMERCIAL LAUNCH                DESCRIPTION
                  -------         -----------------                -----------
INSTRUMENTS  Analyst HT            May 1998            High throughput analyzer
             Acquest               September 1998      Ultra-high throughput analyzer
             Analyst AD            April 1999          Assay development analyzer

CONSUMABLE   TKX                   June 1998           Enzyme assay kit
  REAGENTS   TKXtra                April 1999          Enzyme assay kit
             DPX                   September 1999      Receptor assay kit
             ProteasePX            September 1999      Enzyme assay kit
             cAMP                  September 1999      Cell signaling molecule assay
             Sunnyvale Red         September 1999      Reagent for detecting large
                                                         molecule interactions

CONSUMABLE   96-well HE Plate      December 1999       Microplates for miniaturized
MICROPLATES                                              96-well format assays
             384-well HE Plate     December 1999       Microplates for miniaturized
                                                         384-well format assays

     LJL BioSystems' current products are based on its proprietary technologies that integrate its expertise in a number of areas including advanced optics, electronics, automation and robotics, microfluidics, fluorescence detector technologies, software and information systems, biophysics, biology and chemistry.

     One of LJL BioSystems' core technologies is called High Efficiency Fluorescence Polarization, or HEFP. HEFP detects molecular binding events by measuring changes in the speed of molecular rotation. HEFP enables high throughput, cost-efficient, flexible tests, or assays, that can be easily miniaturized and automated.

     In August 1999, LJL BioSystems created its Genomics Sciences Group to commercialize its HEFP technology in the area of genotyping. LJL BioSystems recently began selling and shipping its analyzer platform for high throughput SNP genotyping to customers at several leading genomics companies and research institutions.

     In addition to LJL BioSystems' current product offerings, it is developing new technologies and services designed to address the evolving high throughput demands of life science research. Some of LJL BioSystems' new technologies under development include:

     - In September 1999, LJL BioSystems demonstrated a prototype and announced the introduction of its next generation instrument platform, ScreenStation. ScreenStation is being developed to enable integrated assay automation, miniaturization and multiple detection modes at a high throughput rate. LJL BioSystems' believes ScreenStation technology represents a significant advance in high throughput screening as it enables pharmaceutical companies to easily implement homogeneous assays that are fast, miniaturized, and non-radioactive. LJL BioSystems plans to start shipments in 2000.

     - FLARe, or Fluorescence Lifetime Assay Repertoire, is LJL BioSystems' proprietary instrumentation and reagent platform that significantly reduces the effect of background noise in certain fluorescence-based assays. In September 1998, LJL BioSystems entered into a collaboration agreement with SmithKline Beecham, which provides them early access to LJL BioSystems' FLARe technology. In February 2000, LJL BioSystems announced the successful completion of an important milestone in its collaboration with SmithKline Beecham with the acceptance and delivery of the first system utilizing LJL BioSystems' FLARe technology.

     LJL BioSystems was incorporated in the State of Delaware. LJL BioSystems' principal executive offices are located at 405 Tasman Drive, Sunnyvale, CA 94089 and its telephone number is (408) 541-8787. LJL BioSystems' corporate web site is www.ljlbio.com. LJL BioSystems' website is not a part of this prospectus.

             THE SPECIAL MEETING OF MOLECULAR DEVICES STOCKHOLDERS

DATE, TIME AND PLACE


     The special meeting of Molecular Devices stockholders will be held on Wednesday, August 30, 2000, at the principal executive offices of Molecular Devices located at 1311 Orleans Drive, Sunnyvale, California commencing at 10:30 a.m. local time. We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the Molecular Devices board of directors for use at the Molecular Devices special meeting and any adjournments or postponements of the special meeting.


PURPOSES OF THE SPECIAL MEETING

     The purposes of the special meeting are:

     - to consider and vote on the proposal to approve the issuance of shares of Molecular Devices common stock in the merger; and

     - to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

RECOMMENDATION OF MOLECULAR DEVICES' BOARD OF DIRECTORS

     THE MOLECULAR DEVICES BOARD OF DIRECTORS HAS CONCLUDED THAT THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF MOLECULAR DEVICES COMMON STOCK IN THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF MOLECULAR DEVICES AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, THE MOLECULAR DEVICES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL MOLECULAR DEVICES STOCKHOLDERS VOTE "FOR" THE ISSUANCE OF SHARES OF MOLECULAR DEVICES COMMON STOCK IN THE MERGER.

RECORD DATE AND VOTING POWER


     Only holders of record of Molecular Devices common stock at the close of business on the record date, July 14, 2000, are entitled to notice of, and to vote at, the special meeting. There were approximately 92 holders of record of Molecular Devices common stock at the close of business on the record date, with 11,508,585 shares of Molecular Devices common stock issued and outstanding. Each share of Molecular Devices common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners -- Beneficial Ownership of Molecular Devices Shares" for information regarding persons known to the management of Molecular Devices to be the beneficial owners of more than 5% of the outstanding shares of Molecular Devices common stock.


VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Molecular Devices common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted "for" the issuance of shares of Molecular Devices common stock in the merger in accordance with the recommendation of the Molecular Devices board of directors.

     A Molecular Devices stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the special meeting by executing and returning a proxy bearing a later date, filing written notice of revocation with the Secretary of Molecular Devices stating that the proxy is revoked or attending the special meeting and voting in person.

REQUIRED VOTE

     The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Molecular Devices common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a majority of the votes cast is required for approval of the issuance of the Molecular Devices shares in the merger. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether the proposal is approved.


     At the record date for the special meeting, the directors and executive officers of Molecular Devices owned approximately 8.7% of the outstanding shares of Molecular Devices common stock entitled to vote at the meeting. Moshe H. Alafi, David L. Anderson, A. Blaine Bowman, Paul Goddard, Ph.D, Andre F. Marion, Harden M. McConnell, Ph.D, and J. Allan Waitz, Ph.D, directors of Molecular Devices, and Joseph D. Keegan, Ph.D (also a director), Timothy A. Harkness, Gillian M.K. Humphries, Ph.D, Tony M. Lima, Robert J. Murray, Andrew T. Zander and John S. Senaldi, executive officers of Molecular Devices, Alafi Capital Company, Harden M. McConnell and Sophia G. McConnell Trust under Agreement Dated March 29, 1992, the Anderson Living Trust UAD 1/22/98, Anvest, L.P. and Dionex Corporation have each entered into a voting agreement with LJL BioSystems dated June 7, 2000. They have agreed in the voting agreements to vote all shares of Molecular Devices common stock owned by them as of the record date in favor of the issuance of shares of Molecular Devices common stock in the merger and in favor of the election of Lev J. Leytes to the board of directors of Molecular Devices. They granted LJL BioSystems an irrevocable proxy to vote their shares of Molecular Devices common stock in favor of the issuance of shares of Molecular Devices common stock in the merger and in favor of the election of Lev
J. Leytes to the board of directors of Molecular Devices. Approximately 1,380,220 shares of Molecular Devices common stock, which represents approximately 12% of the outstanding shares of Molecular Devices common stock as of the record date, are subject to the voting agreements. See "Voting
Agreements -- Voting Agreements Relating to Molecular Devices Shares."


SOLICITATION OF PROXIES


     In addition to solicitation by mail, the directors, officers, employees and agents of Molecular Devices may solicit proxies from Molecular Devices stockholders by personal interview, telephone, telegram or otherwise. Molecular Devices will bear the costs of the solicitation of proxies from its stockholders, except that Molecular Devices and LJL BioSystems will each pay one-half of the cost of printing this joint proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Molecular Devices common stock for the forwarding of solicitation materials to the beneficial owners of Molecular Devices common stock. Molecular Devices will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.


OTHER MATTERS

     At the date of this joint proxy statement/prospectus, the Molecular Devices board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

               THE SPECIAL MEETING OF LJL BIOSYSTEMS STOCKHOLDERS

DATE, TIME AND PLACE


     The special meeting of LJL BioSystems stockholders will be held on Wednesday, August 30, 2000, at the principal executive offices at LJL BioSystems located at 405 Tasman Drive, Sunnyvale, California 94089 commencing at 9:00 a.m. local time. We are sending this joint proxy statement/ prospectus to you in connection with the solicitation of proxies by the LJL BioSystems board of directors for use at the LJL BioSystems special meeting and any adjournments or postponements of the special meeting.



PURPOSES OF THE SPECIAL MEETING


     The purposes of the special meeting are:

     - to consider and vote upon a proposal to adopt the merger agreement; and

     - to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

RECOMMENDATION OF LJL BIOSYSTEMS' BOARD OF DIRECTORS

     THE LJL BIOSYSTEMS BOARD OF DIRECTORS HAS CONCLUDED THAT THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IS ADVISABLE AND IN THE BEST INTERESTS OF LJL BIOSYSTEMS AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AND THE MERGER AGREEMENT. ACCORDINGLY, THE LJL BIOSYSTEMS BOARD OF DIRECTORS HAS DECLARED ADVISABLE, AND UNANIMOUSLY RECOMMENDS, THAT ALL LJL BIOSYSTEMS STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE AND VOTING POWER


     Only holders of record of LJL BioSystems common stock at the close of business on the record date, July 14, 2000, are entitled to notice of, and to vote at, the special meeting. There were approximately 109 holders of record of LJL BioSystems common stock at the close of business on the record date, with 14,857,528 shares of LJL BioSystems common stock issued and outstanding. Each share of LJL BioSystems common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners -- Beneficial Ownership of LJL BioSystems Shares" for information regarding persons known to the management of LJL BioSystems to be the beneficial owners of more than 5% of the outstanding shares of LJL BioSystems common stock.


VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of LJL BioSystems common stock properly executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted "for" adoption of the merger agreement in accordance with the recommendation of the LJL BioSystems board of directors.

     A LJL BioSystems stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the special meeting by executing and returning a proxy bearing a later date, filing written notice of revocation with the Secretary of LJL BioSystems stating that the proxy is revoked or attending the special meeting and voting in person.

REQUIRED VOTE

     The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of LJL BioSystems common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a majority of the shares of LJL

BioSystems common stock outstanding as of the record date is required to approve the principal terms of the merger. In determining whether the principal terms of the merger have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the principal terms of the merger.


     At the record date for the special meeting, the directors and executive officers of LJL BioSystems owned approximately 3,771,387 shares of LJL BioSystems common stock, which represents 25.4% of the outstanding shares of LJL BioSystems common stock entitled to vote at the meeting. Michael F. Bigham, George W. Dunbar, Jr., John G. Freund, M.D. and Daniel S. Janney, directors of LJL BioSystems, and, Lev J. Leytes, Larry Tannenbaum, Richard M. Eglen, Ph.D, James S. Richey, Anthony H. Bautista, Robert T. Beggs, Douglas N. Modlin, Ph.D and Galina Leytes, executive officers of LJL BioSystems, and Yalta Investments, L.P., the Leytes Revocable Trust UADTD 8/13/99, Mary E. Leytes Irrevocable Trust UADTD 6/21/96, Doug Modlin, Custodian for Anna Lark Modlin U/CA/UTMA, Doug Modlin, Custodian for Sara Elayne Modlin U/CA/UTMA, the Freund-Sexton 1997 Irrevocable Childrens Trust UADTD 1/20/97 and Dina L. Leytes Irrevocable Trust UADTD 6/21/96 and the Freund/Sexton Living Trust dated 2/8/91 have each entered into a voting agreement with Molecular Devices dated June 7, 2000. They have agreed in the voting agreements to vote all shares of LJL BioSystems common stock owned by them of record as of the record date in favor of the adoption of the merger agreement. In addition, they have granted Molecular Devices an irrevocable proxy to vote their shares of LJL BioSystems common stock in favor of the adoption of the merger agreement. Approximately 3,771,387 shares of LJL BioSystems common stock, which represents approximately 25.4% of the outstanding shares of LJL BioSystems common stock as of the record date, are subject to the voting agreements. See "Voting Agreements -- Voting Agreements Relating to LJL BioSystems Shares."


SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers, employees and agents of LJL BioSystems may solicit proxies from LJL BioSystems' stockholders by personal interview, telephone, telegram or otherwise. LJL BioSystems will bear the costs of the solicitation of proxies from its stockholders, except that Molecular Devices and LJL BioSystems will each pay one-half of the cost of printing this joint proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of LJL BioSystems common stock for the forwarding of solicitation materials to the beneficial owners of LJL BioSystems common stock. LJL BioSystems will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

OTHER MATTERS

     At the date of this joint proxy statement/prospectus, the LJL BioSystems board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                   THE MERGER

GENERAL

     This section of the document describes aspects of the proposed merger that we consider to be important. The discussion of the merger in this joint proxy statement/prospectus and the description of the principal terms of the merger agreement are only summaries of the material features of the proposed merger. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this joint proxy statement/prospectus in their entirety.

GENERAL DESCRIPTION OF THE MERGER

     At the effective time, Merger Sub will be merged with and into LJL BioSystems. LJL BioSystems will be the surviving corporation and will continue as a wholly owned subsidiary of Molecular Devices. In the merger, each share of LJL BioSystems common stock outstanding at the effective time will automatically be converted into 0.30 of a share of Molecular Devices common stock.


     Based on the number of shares of Molecular Devices common stock and LJL BioSystems common stock outstanding as of the record date, 4,457,258 shares of Molecular Devices common stock will be issuable pursuant to the merger agreement, representing approximately 28% of the total Molecular Devices common stock to be outstanding after such issuance. This assumes that no LJL BioSystems or Molecular Devices stock options are exercised.


BACKGROUND

     As part of its business strategy for the past few years, Molecular Devices has identified and pursued opportunities for growth through the acquisition of, or combination with, complementary businesses. LJL BioSystems has articulated and pursued a similar strategy.

     Molecular Devices and LJL BioSystems have been familiar with each other's businesses for many years. During this time, senior executives of the two companies have frequently encountered one another in a variety of business and industry settings. The two companies entered into formal discussions regarding a potential merger and began financial and technical due diligence with respect to the other company's business in late 1999; however, these talks were terminated on January 8, 2000, due to the inability of the parties to reach agreement on several key deal terms. All confidential information received by Molecular Devices and LJL BioSystems regarding the other's business was returned to the disclosing parties or destroyed by the end of February 2000. Between January 8, 2000 and May 30, 2000, no discussions occurred between Molecular Devices and LJL BioSystems regarding any potential combination of the companies.


     On May 31, 2000, Joseph Keegan, Ph.D, Molecular Devices' President and Chief Executive Officer, made a telephone call to Lev J. Leytes, LJL BioSystems' President and Chief Executive Officer to initiate a dialogue with respect to a possible business combination between the companies, and Dr. Keegan and Mr. Leytes agreed to meet face-to-face on June 2, 2000. At the meeting on the morning of June 2, 2000, Dr. Keegan and Mr. Leytes discussed a possible business combination between the companies. Dr. Keegan and Mr. Leytes then agreed to meet later that afternoon, together with the Chief Financial Officers of their respective companies, to continue the discussion. At the meeting on the afternoon of June 2, 2000, Dr. Keegan, Mr. Leytes, Timothy Harkness, the Chief Financial Officer of Molecular Devices and Larry Tannenbaum, the Chief Financial Officer of LJL BioSystems, engaged in discussions concerning valuation issues and agreed to continue discussions regarding a merger of the two companies. In addition, the chief financial officers of both companies discussed the process for renewed due diligence investigations.


     On May 18, 1999, LJL BioSystems engaged Gleacher & Co. LLC to provide strategic and financial advice in connection with the potential sale of LJL BioSystems. From late January 2000 through May 31, 2000, Gleacher & Co. did not provide services to LJL BioSystems with respect to the merger. Pursuant to the terms of this engagement, on June 2, 2000, LJL BioSystems requested Gleacher & Co. to provide financial advisory services to the LJL BioSystems board of directors in connection with a potential transaction with Molecular Devices.

     On November 16, 1999, Molecular Devices engaged ING Barings LLC to provide strategic and financial advice in connection with a potential acquisition or merger by Molecular Devices. Pursuant to the terms of this engagement, on June 2, 2000, Molecular Devices requested ING Barings to provide financial advisory services to the Molecular Devices board of directors in connection with a potential transaction with LJL BioSystems.


     On June 2, 2000, due diligence request lists were exchanged and the Chief Financial Officers of both companies, along with their respective outside legal counsel and financial advisors, exchanged various telephone calls with a view toward preparing for subsequent due diligence meetings. Each party and its respective legal counsel, independent auditors and financial advisors continued its due diligence investigation of the other party through June 7, 2000.


     On June 3, 2000, outside legal counsel to Molecular Devices delivered a first draft of a merger agreement to outside legal counsel to LJL BioSystems. Between June 3, 2000 and June 7, 2000, representatives of Molecular Devices and representatives of LJL BioSystems and the respective outside legal counsel and financial advisors to Molecular Devices and LJL BioSystems held numerous meetings and telephone conferences during which the merger agreement and various related agreements were discussed and negotiated.

     On June 4, 2000, the board of directors of LJL BioSystems held a telephonic meeting to discuss the proposed merger with Molecular Devices. The board of directors of LJL BioSystems discussed, among other issues, valuation, the potential synergies of the proposed combination, the provisions contained in the proposed merger agreement and the status of due diligence efforts. Representatives of LJL BioSystems' outside legal counsel and financial advisor also participated in this meeting.

     On June 5, 2000, the Molecular Devices board of directors met via conference call to discuss the proposed merger with LJL BioSystems. The Molecular Devices board of directors discussed, among other issues, valuation, the potential synergies of the proposed combination, the provisions contained in the proposed merger agreement and the status of due diligence efforts. Representatives of Molecular Devices' outside legal counsel and financial advisor participated in this meeting.


     On June 6, 2000, LJL BioSystems' board of directors met with senior management and LJL BioSystems' legal and financial advisors at a special telephonic meeting of the board of directors to discuss the status of the negotiations with Molecular Devices, LJL BioSystems' due diligence review of Molecular Devices, and the directors' comments on the draft of the merger agreement. After management provided its view of the proposed merger, Gleacher & Co. presented its analysis of various information to serve as the basis for evaluating the proposed exchange ratio and orally informed LJL BioSystems' board of directors of its opinion (subsequently confirmed in writing) that, based upon certain assumptions and qualifications, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of the outstanding shares of LJL BioSystems common stock. See "-- Opinion of LJL BioSystems' Financial Advisor" and the full text of the written opinion of Gleacher & Co. attached as Annex D. Gleacher & Co. also responded to questions raised by members of LJL BioSystems' board of directors regarding its analysis and opinion. Following this presentation, LJL BioSystems' board of directors engaged in a full discussion of the terms of the proposed merger, including the strategic benefits of the combination, the terms and conditions of the proposed merger agreement, and the analysis and opinion of Gleacher & Co. LJL BioSystems' board of directors concluded that the merger agreement was fair to LJL BioSystems' stockholders and that the proposed merger was in the best interests of LJL BioSystems and its stockholders. Accordingly, the LJL BioSystems board of directors approved the merger and the merger agreement and related documents and authorized management to proceed with the execution of the merger documents.


     On June 6, 2000, the Molecular Devices board of directors also met via conference call to consider the proposed merger. At this meeting, ING Barings made a presentation to the board of directors of

Molecular Devices regarding the financial aspects of the merger. In addition, the board of directors, members of Molecular Devices' management and representatives of Molecular Devices' outside legal counsel and financial advisor discussed the terms of the merger agreement and related agreements. At the conclusion of the financial presentation and the discussion of the terms of the merger agreement and related agreements, ING Barings provided the board of directors of Molecular Devices with an oral opinion (subsequently confirmed in writing) that, based upon certain assumptions and qualifications, the proposed exchange ratio pursuant to the merger agreement was fair to the stockholders of Molecular Devices from a financial point of view. The board of directors of Molecular Devices voted unanimously to approve the merger agreement, the related agreements and the transactions contemplated by the merger agreement and the related agreements and authorized the officers of Molecular Devices to finalize and execute the merger agreement and related agreements.


     On June 7, 2000, the last remaining items of due diligence were completed by both parties. In addition, on June 7, 2000, Mr. Leytes discussed the resolution of the board of directors of LJL BioSystems to approve and adopt the merger and merger agreement with the management of LJL BioSystems and the management endorsed the decision.

     The merger agreement and related agreements were executed and delivered by the parties late on June 7, 2000.

     Prior to the opening of the market on June 8, 2000, Molecular Devices and LJL BioSystems issued a joint press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER

     The following discussion of the parties' reasons for the merger contains a number of forward-looking statements that reflect the current views of Molecular Devices and/or LJL BioSystems with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Summary -- Forward-Looking Information" and "Risk Factors."

MOLECULAR DEVICES' REASONS FOR THE MERGER

     Molecular Devices' primary reasons for seeking to consummate a business combination with LJL BioSystems are the beliefs of the Molecular Devices board of directors and management that a business combination would result in a number of benefits, including:

     - the ability of the combined company to offer complementary product lines, which presents the opportunity to increase the breadth of products offered;

     - the ability of the two companies to combine their technological resources to develop new products with increased functionality and bring them to market faster; and

     - the opportunity for the combined company to compete more effectively in the increasingly competitive and rapidly changing market.

     The board of directors of Molecular Devices has determined that the merger is in the best interests of Molecular Devices and its stockholders. In reaching its determination, the board of directors of Molecular Devices considered a number of factors, including the factors discussed above and listed below. The conclusions of the board of directors of Molecular Devices with respect to each of these factors supported its determination that the merger and the issuance of shares of Molecular Devices common stock in the merger were fair to, and in the best interests of, Molecular Devices and its stockholders. The most relevant information reviewed and factors considered are set forth below:


     - the strategic benefits of the merger to Molecular Devices associated with the integration of LJL BioSystems' products into Molecular Devices' product lines;

     - the combination of the LJL BioSystems' sales organization with Molecular Devices' sales and distribution network;

     - LJL BioSystems' significant technical, engineering, management and sales expertise, which is in high demand and short supply;

     - the judgment, advice and analyses of Molecular Devices' management with respect to the potential strategic, financial and operational benefits of the merger, including Molecular Devices' management's favorable recommendation of the merger, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to LJL BioSystems;


     - the results of operations and financial condition of Molecular Devices and LJL BioSystems and the anticipated effect of the combination on Molecular Devices' fully-diluted earnings per share;


     - the opinion of ING Barings rendered at the June 6, 2000 meeting of the board of directors of Molecular Devices that, based upon certain analyses performed by ING Barings and discussed with the board of directors at that meeting (portions of which analyses are described below under "-- Opinion of Molecular Devices' Financial Advisor"), and based upon and subject to the various conditions set forth in the opinion of ING Barings, the exchange ratio was fair to the stockholders of Molecular Devices from a financial point of view as of June 6, 2000;

     - the complementary fit between Molecular Devices' and LJL BioSystems' cultures and market segments, which should facilitate integration of the two companies;

     - the terms of the merger agreement and related agreements, including price and structure, which were considered by both the board of directors and management of Molecular Devices to provide a fair and equitable basis for the merger; and

     - the ability to effect the merger as a pooling of interests for financial accounting purposes.

     The Molecular Devices board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The negative factors considered by the board of directors of Molecular Devices included:

     - the risk that the merger might not be completed in a timely manner or at all;

     - the negative impact of any customer or supplier confusion after announcement of the proposed merger;


     - the potential negative effect on the price of Molecular Devices common stock if revenue and earnings expectations of the combined company are not met;


     - the potential loss of key LJL BioSystems employees critical to the ongoing success of the LJL products and to the successful integration of the Molecular Devices and LJL BioSystems product lines;

     - the general difficulties of integrating products, technologies and companies;

     - the possibility of cultural conflicts between the two companies; and

     - the other risks and uncertainties discussed above under "Risk Factors."


     The foregoing discussion of information and factors considered by the board of directors of Molecular Devices is not intended to be exhaustive but is believed to include all material factors considered by the board of directors of Molecular Devices. In view of the wide variety of factors considered by the board of directors of Molecular Devices, the Molecular Devices board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. In addition, the Molecular Devices board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the board of directors of Molecular Devices may have given different weights to different factors. After taking into account all of the factors set forth above, however, the board of directors of Molecular Devices unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Molecular Devices and its stockholders and that Molecular Devices should proceed with the merger.

     THERE CAN BE NO ASSURANCE THAT THE BENEFITS OF THE POTENTIAL GROWTH, SAVINGS, SYNERGIES OR OPPORTUNITIES CONSIDERED BY THE BOARD OF DIRECTORS OF MOLECULAR DEVICES WILL BE ACHIEVED THROUGH CONSUMMATION OF THE MERGER. SEE "RISK FACTORS" BEGINNING ON PAGE 16.

LJL BIOSYSTEMS' REASONS FOR THE MERGER


     At the telephonic meeting of the board of directors of LJL BioSystems on June 6, 2000, the directors present at the meeting voted unanimously to enter into the merger agreement and to recommend that LJL BioSystems stockholders vote to adopt the merger agreement.



     In the course of reaching its decision to approve and adopt the merger and the merger agreement, the board of directors of LJL BioSystems consulted with LJL BioSystems' senior management, outside legal counsel and financial advisor reviewed a significant amount of information and considered a number of factors. The most relevant information reviewed and factors considered are set forth below:


     - that by combining the sales and distribution forces of Molecular Devices and LJL BioSystems, the combined company could accelerate its market penetration rates at life science companies and broaden the impact and influence of the combined company throughout its customers' enterprises;

     - that by combining complementary operations, the combined company would have better opportunities for future growth;


     - the opportunity for the LJL BioSystems stockholders to participate in a larger, stronger, more competitive company with a broader array of complementary technologies;


     - the strategic fit between Molecular Devices and LJL BioSystems, and the belief that the combined company has the potential to enhance stockholder value through additional opportunities and operating efficiencies;

     - the strategic and financial alternatives available to LJL BioSystems;

     - information concerning the business, earnings, operations, competitive position and prospects of LJL BioSystems and Molecular Devices both individually and on a combined basis including, but not limited to, the compatibility of the two companies' operations as a result of the consolidation of LJL BioSystems' and Molecular Devices' operations;

     - the opinion of LJL BioSystems' financial advisor delivered orally to the LJL BioSystems board of directors on June 6, 2000, and confirmed in writing on June 7, 2000, that, based upon certain assumptions and qualifications, the exchange ratio pursuant to the merger agreement was fair to the LJL BioSystems stockholders from a financial point of view, and the financial presentation made by LJL BioSystems' financial advisor to the board of directors of LJL BioSystems in connection with the delivery of its opinion;

     - the possibility, as alternatives to the merger, of seeking to acquire another company, seeking to engage in one or more joint ventures, seeking to raise additional capital, or seeking to engage in a combination with a company other than Molecular Devices;


     - the amount and form of consideration to be received by the LJL BioSystems stockholders in the merger and information on the historical trading ranges of LJL BioSystems common stock and Molecular Devices common stock;


     - the likely impact of the merger on LJL BioSystems' employees and customers;

     - the expected effect of the merger on LJL BioSystems' existing relationships with third parties;

     - the interests that certain executive officers and directors of LJL BioSystems may have with respect to the merger, in addition to their interests as stockholders of LJL BioSystems generally, as described in "Interests of LJL BioSystems' Officers and Directors in the Merger;" and

     - the qualification of the merger as a tax-free transaction for United States federal income tax purposes (except for tax resulting from any cash received for fractional shares by the holders of LJL BioSystems common stock).


     The LJL BioSystems board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The negative factors considered by the board of directors of LJL BioSystems included:



     - the risk that the merger might not be completed in a timely manner or at all;



     - the negative impact of any customer or supplier confusion after announcement of the proposed merger;



     - the potential negative effect on the price of LJL BioSystems common stock if revenue and earnings expectations of the combined company are not met;



     - the potential loss of key LJL BioSystems employees critical to the ongoing success of the LJL products and to the successful integration of the Molecular Devices and LJL BioSystems product lines;



     - the general difficulties of integrating products, technologies and companies;



     - the possibility of cultural conflicts between the two companies; and



     - the other risks and uncertainties discussed above under "Risk Factors."



     The foregoing discussion of the information and factors considered by the board of directors of LJL BioSystems is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the board of directors of LJL BioSystems did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the board of directors of LJL BioSystems did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors of LJL BioSystems, but rather the board of directors of LJL BioSystems conducted an overall analysis of the factors described above, including discussions with and questioning of LJL BioSystems' senior management, and outside legal counsel and financial advisor. In considering the factors described above, individual members of the board of directors of LJL BioSystems may have given different weight to different factors.


     THERE CAN BE NO ASSURANCE THAT THE BENEFITS OF THE POTENTIAL GROWTH, SAVINGS, SYNERGIES OR OPPORTUNITIES CONSIDERED BY THE BOARD OF DIRECTORS OF LJL BIOSYSTEMS WILL BE ACHIEVED THOUGH CONSUMMATION OF THE MERGER. SEE "RISK FACTORS" BEGINNING ON PAGE 16.

OPINION OF MOLECULAR DEVICES' FINANCIAL ADVISOR


     ING Barings LLC was retained by Molecular Devices to act as its financial advisor in connection with the proposed acquisition by Molecular Devices of LJL BioSystems and to render a fairness opinion to the Molecular Devices board regarding the exchange ratio provided in the merger agreement. At the meeting of the Molecular Devices board held on June 6, 2000, ING Barings delivered an oral opinion, subsequently confirmed in writing, to the Molecular Devices board stating that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in the ING Barings opinion, the exchange ratio was fair from a financial point of view to the stockholders of Molecular Devices. This analysis, as presented to the Molecular Devices board, is summarized below. All of the members of the Molecular Devices board were present at the meeting on June 6, 2000 and had an opportunity to ask questions regarding ING Barings' presentation.

     THE FULL TEXT OF THE ING BARINGS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY ING BARINGS, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. EACH HOLDER OF MOLECULAR DEVICES COMMON STOCK IS URGED TO READ THE OPINION IN ITS ENTIRETY. THE ING BARINGS OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE MOLECULAR DEVICES BOARD, WAS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE STOCKHOLDERS OF MOLECULAR DEVICES, AND DOES NOT ADDRESS MOLECULAR DEVICES' UNDERLYING BUSINESS DECISION TO APPROVE THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR ANY TRANSACTION RELATED THERETO. THE EXCHANGE RATIO WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN MOLECULAR DEVICES AND LJL BIOSYSTEMS AND WAS APPROVED BY THE MOLECULAR DEVICES BOARD. THE SUMMARY OF THE ING BARINGS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


     In arriving at their opinion, ING Barings, among other things: (i) reviewed certain publicly available business and financial information relating to Molecular Devices and LJL BioSystems which ING Barings deemed to be relevant;
(ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Molecular Devices and LJL BioSystems furnished to ING Barings by Molecular Devices and LJL BioSystems; (iii) conducted discussions with members of senior management of Molecular Devices and LJL BioSystems concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the merger; (iv) reviewed the market prices and valuation multiples for LJL BioSystems common stock and compared them with those of certain publicly traded companies that ING Barings deemed relevant; (v) reviewed the results of operations of LJL BioSystems and compared them with those of certain publicly traded companies that ING Barings deemed relevant; (vi) participated in certain discussions among representatives of Molecular Devices and LJL BioSystems and their financial and legal advisors;
(vii) reviewed a draft of the merger agreement; and (viii) reviewed such other financial studies and analyses and took into account such other matters as ING Barings deemed necessary, including ING Barings' assessment of general economic, market and monetary conditions.

     The ING Barings opinion relates to the relative values of Molecular Devices and LJL BioSystems common stock and the exchange ratio of LJL BioSystems common stock for Molecular Devices common stock as provided in the merger agreement. ING Barings did not express any opinion as to what the value of Molecular Devices common stock actually will be when issued to the holders of the LJL BioSystems common stock in the merger or the prices at which Molecular Devices common stock will trade after the merger.

     In preparing their opinion, ING Barings assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to ING Barings, discussed with or reviewed by or for ING Barings, or publicly available. ING Barings also did not assume any responsibility for independently verifying such information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of Molecular Devices or LJL BioSystems, and ING Barings has not been furnished with any such evaluation or appraisal. In addition, ING Barings did not assume any obligation to conduct any physical inspection of the properties or facilities of Molecular Devices or LJL BioSystems. ING Barings expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Molecular Devices or the effect of any other transaction in which Molecular Devices might engage. With respect to the financial forecast information furnished to or discussed with ING Barings by Molecular Devices and LJL BioSystems, ING Barings assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Molecular Devices' or LJL BioSystems' management as to the expected future financial performance of Molecular Devices or LJL BioSystems.

THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL FINANCIAL AND COMPARATIVE ANALYSES PERFORMED AND FACTORS CONSIDERED BY ING BARINGS IN CONNECTION WITH THE RENDERING OF THE ING BARINGS OPINION AND REVIEWED WITH THE BOARD OF DIRECTORS OF MOLECULAR DEVICES AT ITS JUNE 6, 2000 MEETING.


     HISTORICAL AND PROJECTED FINANCIAL POSITION. In rendering its opinion, ING Barings reviewed and analyzed historical, current and projected financial information of LJL BioSystems prepared by LJL BioSystems' management which included LJL BioSystems' current and projected annual income statements.

     HISTORICAL EXCHANGE RATIO ANALYSIS. ING Barings compared the average of the daily ratios of the closing price of LJL BioSystems common stock to the closing price of Molecular Devices common stock over the period between March 13, 1998 and June 5, 2000 using closing prices provided by Factset Research. ING Barings noted that the average of the daily ratios of the closing prices of LJL BioSystems common stock compared to Molecular Devices common stock for the period between March 13, 1998 and June 5, 2000 was 0.2194, compared to the exchange ratio in the proposed transaction of 0.30 (the "Exchange Ratio").


     HISTORICAL STOCK PRICE PERFORMANCE VS. INDICES. ING Barings reviewed and analyzed the daily closing per share market prices and trading volume for LJL BioSystems common stock in the periods between (i) March 13, 1998 and June 5, 2000 and (ii) June 4, 1999 and June 5, 2000. In addition, ING Barings compared the movement of such daily closing prices with the movement of the Standard & Poor's 500 composite average (the "S&P 500") and the movement of a drug discovery instrumentation composite average (consisting of Affymetrix Inc., Aurora Biosciences Corp., IGEN International Inc., Invitrogen Corp., Pharmacopeia Inc., Qiagen N.V. and Molecular Devices). This information was presented to provide the Molecular Devices board with background information regarding the stock price performance of LJL BioSystems over the period indicated. ING Barings noted that, on a relative basis, the LJL BioSystems common stock outperformed the S&P 500 and underperformed the drug discovery instrumentation composite average for a majority of the indicated period.



     DISCOUNTED CASH FLOW ANALYSIS. ING Barings performed a discounted cash flow analysis for LJL BioSystems using financial projections for years 2000 through 2003 provided by the management of LJL BioSystems, 2004 from research estimates and 2005 based on ING Barings' estimates. ING Barings aggregated the present value of the cash flows from 2001 through 2005 with the present value of a range of terminal values. The terminal values were computed using a multiple of projected EBITDA in calendar year 2005 and a range of terminal multiples of 16.0x to 20.0x. All cash flows were discounted at rates ranging from 15.0% to 17.0%. ING Barings arrived at such discount rates based on its judgment of the weighted average cost of capital of LJL BioSystems and arrived at such terminal values based on its review of the trading characteristics of the common stock of selected publicly traded bioanalytical instrument companies (Aurora Biosciences Corp., Caliper Technologies Corp., IGEN International Inc., Invitrogen Corp., Packard Bioscience Company, Pharmacopeia Inc., PE BioSystems and Qiagen N.V. (collectively, the "Bioanalytical Instrument Companies")). This analysis indicated a range of values for LJL BioSystems common stock of $19.23 to $25.00 per share. ING Barings noted that the implied offer price of $18.19 per share, based on the Exchange Ratio multiplied by Molecular Devices stock price on June 5, 2000 of $60.63 per share ("the Offer") was below the valuation range and that this fact supported a determination that the Exchange Ratio was fair to the stockholders of Molecular Devices. ING Barings also performed a discounted cash flow analysis for LJL BioSystems using financial projections for years 2000 through 2003 provided by the management of Molecular Devices, adjusted to reflect estimated cost savings and an estimated cash restructuring charge to achieve these savings, 2004 from research estimates, and 2005 based on ING Barings' estimates. ING Barings aggregated the present value of the cash flows from 2001 through 2005 with the present value of a range of terminal values. Using the same terminal multiples and discount rates, the analysis indicated a range of values for LJL BioSystems common stock of $24.04 to $31.43 per share. ING Barings noted that the Offer was below the valuation range and that this fact supported a determination that the Exchange Ratio was fair to the stockholders of Molecular Devices.

     ANALYSIS OF PUBLICLY TRADED COMPANIES. ING Barings compared certain financial information and commonly used valuation measurements for LJL BioSystems to corresponding information for the Bioanalytical Instrument Companies, which were selected as comparable publicly traded companies in the bioanalytical instrument industry. Such financial information included, among other things, (i) common equity market valuation ("Equity Value"); (ii) ratios of Equity Value as adjusted for debt and cash ("Enterprise Value") to revenues, for the latest reported 12 month period as derived from publicly available information, and the projected periods for the fiscal years ended 2000, 2001 and 2002. The ratios set forth above were calculated using closing stock prices as of June 5, 2000. ING Barings also computed such ratios for LJL BioSystems using LJL BioSystems' Equity Value as implied in the Offer (the "Offer Equity Value") and Enterprise Value as implied in the Offer (the "Offer Enterprise Value"), where each was appropriate. The financial information used in connection with the multiples of the Bioanalytical Instrument Companies provided below was based on the latest reported 12 month period as derived from publicly available information and on forecast results for calendar years 2000, 2001 and 2002 as provided by brokerage security analysts.

     ING Barings informed the Molecular Devices Board that because the public trading multiple ranges for the selected comparable companies were extremely broad and the operations of LJL BioSystems are in the early stages of development and therefore have not yet produced substantial earnings or cash flow, ING Barings used the Mean and Median revenue multiples for the Bioanalytical Instrument Companies.

     ING Barings noted that (a) the multiple of the Offer Enterprise Value to trailing 12 month revenues was 23.2x for LJL BioSystems, compared to a range of 14.0x to 23.2x for the Bioanalytical Instrument Companies; (b) the multiple of the Offer Enterprise Value to estimated 2000 revenues was 16.0x for LJL BioSystems, compared to a range of 9.9x to 17.0x for the Bioanalytical Instrument Companies; (c) the multiple of the Offer Enterprise Value to estimated 2001 revenues was 7.3x for LJL BioSystems, compared to a range of 8.2x to 10.7x for the Bioanalytical Instrument Companies; and (d) the multiple of the Offer Enterprise Value to estimated 2002 revenues was 3.6x for LJL BioSystems, compared to a range of 6.2x to 8.2x for the Bioanalytical Instrument Companies. ING Barings also applied the multiple ranges indicated to the historical and projected results of LJL BioSystems, resulting in implied equity values per share of LJL BioSystems common stock of (i) $11.95 to $18.24 based on trailing 12 months revenues; (ii) $12.20 to $19.23 based on estimated 2000 revenues;
(iii) $20.10 to $25.50 based on estimated 2001 revenues; and (iv) $29.65 to $38.44 based on estimated 2002 revenues. After comparing the foregoing multiples to the Offer price of $18.19, ING Barings noted that the multiples implied in the Offer were within the ranges of trading multiples for the Bioanalytical Instrument Companies for the latest twelve months and 2000 and below the ranges of trading multiples for 2001 and 2002; that the Offer price was within the ranges of implied equity values per share for the latest twelve months and 2000 and below the ranges of implied equity values per share for 2001 and 2002; and that these facts supported a determination that the Exchange Ratio was fair to the stockholders of Molecular Devices.


     ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. ING Barings informed the Molecular Devices board that, because of a lack of sufficient precedent transaction data (as many of the acquirees in the selected transactions had no earnings and no product sales when their respective transactions were effected), there were a limited number of benchmark valuation multiples derivable from the comparable transactions to apply to the merger. Furthermore, ING Barings informed the Molecular Devices board that because the transaction multiples in these transactions varied widely (reflecting a broad range of strategic considerations which may have led to the transactions) and the operations of LJL BioSystems are in the early stages of development and therefore have not yet produced substantial earnings or cash flow, an analysis based on quantitative comparison with these transactions would not be meaningful. Finally, ING Barings informed the Molecular Devices board of directors that an appropriate use of this analysis would involve qualitative judgments concerning differences between the characteristics of those transactions and the proposed transaction that could affect the acquisition value of the acquired companies and businesses in the comparable analysis or the acquisition value of LJL BioSystems.


     TAKEOVER PREMIUM ANALYSIS. ING Barings reviewed the premiums paid in twenty-one selected mergers and acquisitions since June 1999 in the life sciences industry (the "Life Sciences Transactions").

ING Barings noted that (a) the mean premium paid per share in the Life Sciences Transactions based on the closing stock price one day prior to announcement was 33.4% compared to the implied premium per share based on the Offer of 37.3%; and
(b) the mean premium paid per share in the Life Sciences Transactions based on the closing stock price one month prior to announcement was 65.4% compared to the implied premium per share based on the Offer of 67.3%. ING Barings noted that based on the foregoing conclusions, the premiums implied in the Offer were in line with the premiums paid in the Life Sciences Transactions and that this fact supported a determination that the Exchange Ratio was fair to the stockholders of Molecular Devices.

     IMPLIED PREMIUM ANALYSIS. ING Barings compared the Offer to the historical stock prices of LJL BioSystems and the average prices of LJL BioSystems for the periods ending June 5, 2000. The following table sets forth the implied premium of the Offer per share of LJL BioSystems common stock to the historical prices, provided by Factset Research for the periods ending June 5, 2000.

                                                                 AVERAGE
                    IMPLIED PREMIUM TO:                       TRADING PRICE    PREMIUM
                    -------------------                       -------------    -------
Closing Price as of June 5, 2000............................     $13.25          37.3%
5 Day Average Price.........................................      10.80          68.4%
15 Day Average Price........................................      10.01          81.7%
30 Day Average Price........................................      10.87          67.3%
60 Day Average Price........................................      13.47          35.0%
90 Day Average Price........................................      18.17           0.1%
52 Week High (March 3, 2000)................................      47.00         (61.3)%
52 Week Low (November 4, 1999)..............................       1.88         870.0%

ING Barings noted that the Offer was at a discount to the 52 week high of LJL BioSystems and that this fact supported a determination that the Exchange Ratio was fair to the stockholders of Molecular Devices.

     CONTRIBUTION ANALYSIS. Based upon estimates from LJL BioSystems' and Molecular Devices' management, ING Barings analyzed the respective contributions of the revenues of LJL BioSystems (as provided by management and as adjusted by Molecular Devices' management (the "LJL Conservative Revenues")) and of Molecular Devices to the estimated revenues of the combined company for the latest twelve months and for fiscal years 2000, 2001 and 2002. The actual revenues achieved may vary from the estimated revenues and the variations may be material.

                                                           REVENUES               ADJUSTED REVENUES
                                                    ----------------------   ----------------------------
                                                    MOLECULAR      LJL       MOLECULAR   LJL CONSERVATIVE
                                                     DEVICES    BIOSYSTEMS    DEVICES        REVENUES
                                                    ---------   ----------   ---------   ----------------
Latest Twelve Months..............................    84.8%        15.2%       84.8%           15.2%
Fiscal Year 2000 estimated........................    82.6%        17.4%       82.6%           17.4%
Fiscal Year 2001 estimated........................    73.2%        26.8%       76.5%           23.5%
Fiscal Year 2002 estimated........................    62.9%        37.1%       71.8%           28.2%

ING Barings also analyzed the respective contributions of LJL BioSystems and Molecular Devices based on discounted cash flow analysis and employee headcount. The following tables set forth the results of this analysis.

               RELATIVE DISCOUNTED
              CASH FLOW EQUITY VALUE
              ----------------------
Molecular Devices.................................      67.6%
LJL BioSystems....................................      32.4%

                    EMPLOYEES
                    ---------
Molecular Devices.................................      70.1%
LJL BioSystems....................................      29.9%

As of the date of our opinion, based on the conversion of all vested options and warrants for Molecular Devices and LJL BioSystems, LJL BioSystems stockholders would own approximately 27.8% of the combined company and Molecular Devices stockholders would own approximately 72.2% of the combined company. ING Barings noted that the relative contribution of LJL BioSystems to the combined company was consistent with the projected pro forma ownership of LJL BioSystems in the combined company and that this fact supported a determination that the Exchange Ratio was fair to the stockholders of Molecular Devices.

     RELEVANT MARKET AND ECONOMIC FACTORS. In rendering its opinion, ING Barings considered, among other factors, the condition of the U.S. equity market and the current level of economic activity, particularly in the bioanalytical instruments industry. No company used in the analysis of publicly traded companies nor any transaction used in the analysis of selected precedent transactions summarized above is identical to LJL BioSystems or to the transaction. In addition, ING Barings believes that both the analysis of certain other publicly traded companies and the analysis of selected precedent transactions are not simply mathematical. Rather, such analyses must take into account differences in the financial and operating characteristics of these companies and other factors, such as general economic conditions, conditions in the markets in which such companies compete and strategic and operating plans for such companies, that could affect the public trading value and acquisition value of these companies.


     While the foregoing summary describes the analyses and factors that ING Barings deemed material in its presentation to the board of directors of Molecular Devices, it is not a comprehensive description of all analyses and factors considered by ING Barings. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. ING Barings believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the ING Barings opinion. In performing its analyses, ING Barings considered general economic, market and financial conditions and other matters, many of which are beyond the control of Molecular Devices and LJL BioSystems. The analyses performed by ING Barings are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices for which the business actually may be purchased.


     ING Barings assumed that the merger will (i) qualify as a tax-free "reorganization" pursuant to Section 368(a) of the Internal Revenue Code of 1986; (ii) be accounted for as a "pooling-of-interests" in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"); (iii) be consummated without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on LJL BioSystems or Molecular Devices.

     The ING Barings opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the basis of the information made available to ING Barings as of the date of the ING Barings opinion. ING Barings assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the merger. Furthermore, ING Barings assumed that none of the merger, the pre-merger transactions or other transactions contemplated by the merger will adversely affect the operations of Molecular Devices and LJL BioSystems.

     The Molecular Devices board selected ING Barings to render a fairness opinion because ING Barings is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with Molecular Devices and its business. ING Barings is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.


     Pursuant to a letter agreement dated November 16, 1999, Molecular Devices has agreed to pay ING Barings a transaction fee equal to 1.25% of the aggregate consideration payable in the transaction for its financial advisory services and the delivery of the ING Barings opinion. In addition, Molecular Devices has agreed to reimburse ING Barings for reasonable out-of-pocket expenses incurred by ING Barings in performing its services, including the fees and expenses of its legal counsel, and under certain circumstances to indemnify ING Barings and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.


     ING Barings has, in the past, provided financial advisory services to Molecular Devices and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, ING Barings may actively trade in the securities of Molecular Devices or LJL BioSystems for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF LJL BIOSYSTEMS' FINANCIAL ADVISOR

     LJL BioSystems engaged Gleacher & Co. LLC to act as LJL BioSystems' financial advisor in connection with the proposed merger between Molecular Devices and LJL BioSystems and related matters based upon Gleacher & Co.'s qualifications, expertise and reputation. In connection with this engagement, LJL BioSystems requested Gleacher & Co. to evaluate the fairness, from a financial point of view, of the exchange ratio, as provided in the merger agreement, to LJL BioSystems stockholders. On June 6, 2000, the LJL BioSystems board of directors convened (via telephone conference) to review the proposed transaction with Molecular Devices and the terms of the merger agreement. During this meeting, Gleacher & Co. rendered its oral opinion, subsequently confirmed in writing on June 7, 2000, that, as of that date, based upon and subject to the various considerations set forth in the Gleacher & Co. opinion, the exchange ratio was fair, from a financial point of view, to LJL BioSystems stockholders. Gleacher & Co. expressed no opinion as to the prices at which LJL BioSystems and Molecular Devices Stock will trade following announcement of the execution of the merger agreement or upon consummation of the transactions contemplated thereby.

     THE FULL TEXT OF GLEACHER & CO.'S OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE DELIVERY OF THIS OPINION, IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. LJL BIOSYSTEMS STOCKHOLDERS ARE URGED TO READ THE GLEACHER & CO. OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF GLEACHER & CO. SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. GLEACHER & CO.'S OPINION IS ADDRESSED TO THE LJL BIOSYSTEMS BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO LJL BIOSYSTEMS STOCKHOLDERS AND IS NOT INTENDED TO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF LJL BIOSYSTEMS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. ALTHOUGH GLEACHER & CO. EVALUATED THE FINANCIAL TERMS OF THE MERGER AND PARTICIPATED IN DISCUSSIONS CONCERNING THE DETERMINATION OF THE EXCHANGE RATIO, GLEACHER & CO. WAS NOT ASKED TO AND DID NOT RECOMMEND THIS EXCHANGE RATIO, WHICH WAS THE RESULT OF ARM'S LENGTH NEGOTIATIONS BETWEEN LJL BIOSYSTEMS AND MOLECULAR DEVICES.

     In connection with rendering its opinion, Gleacher & Co., among other things:

     - reviewed certain publicly available financial statements and other information of LJL BioSystems and Molecular Devices;

     - reviewed certain internal financial statements and other financial and operating data concerning LJL BioSystems prepared by the management of LJL BioSystems;

     - analyzed certain financial projections prepared by the management of LJL BioSystems;

     - discussed the past and current operations and financial condition and the prospects of LJL BioSystems with senior executives of LJL BioSystems;

     - analyzed certain internal financial statements and other financial and operating data concerning Molecular Devices prepared by the management of Molecular Devices;

     - discussed the past and current operations and financial condition and the prospects of Molecular Devices with senior executives of Molecular Devices, and reviewed the pro forma financial impact of the merger on Molecular Devices;

     - analyzed certain financial projections prepared by the management of Molecular Devices;

     - reviewed the reported prices and trading activity for LJL BioSystems common stock and Molecular Devices common stock;

     - compared the financial performance of LJL BioSystems and Molecular Devices and the prices and trading activity of the LJL BioSystems common stock and the Molecular Devices common stock with that of certain other comparable publicly traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - reviewed a draft of the merger agreement and certain related documents;
       and

     - performed such other analyses and considered such other factors as Gleacher & Co. has deemed appropriate.

     In rendering its opinion, Gleacher & Co. has assumed and relied upon without independent verification the accuracy and completeness of the financial and other information reviewed by it for the purposes of this opinion. With respect to the financial projections, Gleacher & Co. has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of LJL BioSystems and Molecular Devices as to the future financial performance of LJL BioSystems and Molecular Devices. Gleacher & Co. has relied upon without independent verification the assumptions of the management of LJL BioSystems and Molecular Devices regarding the pro forma financial impact of the merger on Molecular Devices. Gleacher & Co. assumes no responsibility for and expresses no view as to such forecasts and pro forma analyses or the assumptions on which they are based, and Gleacher & Co. has relied upon the assurances of the senior management of LJL BioSystems and Molecular Devices that they are unaware of any facts that would make the information provided to or reviewed by Gleacher & Co. incomplete or misleading. Gleacher & Co. has not made any independent valuation or appraisal of the assets or liabilities of LJL BioSystems or Molecular Devices, nor has Gleacher & Co. been furnished with any such valuations or appraisals. Gleacher & Co. has assumed that the merger will be treated as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Gleacher & Co. has also assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement and that all of the representations and warranties of the parties to the merger agreement are true, that the covenants of each party to the merger agreement will be fully complied with, and that all conditions to the merger set forth in the merger agreement will be satisfied and not waived. In addition, Gleacher & Co. has taken into account its past efforts to solicit interest from potential third party acquirors, although Gleacher & Co. was not requested to solicit interest from third parties in connection with the proposed merger. Gleacher & Co.'s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, June 7, 2000.

     The following is a brief summary of the material valuation, financial and comparative analyses considered by Gleacher & Co. in connection with the rendering of its opinion. This summary does not purport to be a complete description of the analyses underlying the Gleacher & Co. opinion. The following summary of the analyses contains information in tabular format. In order fully to understand the financial analyses used by Gleacher & Co., the tables must be read in conjunction with the text of each summary. The tables alone do not constitute a complete description of the financial analyses summarized therein.

     TRANSACTION SUMMARY. Gleacher & Co. reviewed the principal terms of the merger agreement, noting, among other things, that:

     - the exchange ratio is fixed at 0.30 of a share of Molecular Devices common stock per share of LJL BioSystems common stock with no "collar"; namely, that the exchange ratio is fixed, regardless of the relative subsequent trading ranges of Molecular Devices common stock and LJL BioSystems common stock;

     - the merger agreement provides for a voting agreement whereby certain members of LJL BioSystems' management and board of directors have agreed to vote their shares, representing approximately 25% of the LJL BioSystems shares outstanding, in favor of the merger agreement;

     - the merger agreement provides for a termination fee of $9.0 million, in the event of a superior offer (as defined therein), subject to certain provisions of the merger agreement;

     - the merger is expected to be treated as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles; and

     - the merger is expected to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

     HISTORICAL STOCK PRICE PERFORMANCE AND IMPLIED MARKET EXCHANGE RATIOS AND PREMIUMS. Gleacher & Co. reviewed the historical closing stock prices of Molecular Devices common stock and LJL BioSystems common stock and the implied market exchange ratios, determined by dividing the closing price per share of LJL BioSystems common stock by the closing price per share of Molecular Devices common stock, on various dates and over various periods of time. The following table shows (i) the market exchange ratio as of June 7, June 6, June 5 and June 2, 2000, as well as the average market exchange ratio for various periods leading up to and including June 7, 2000, and (ii) the premium of the exchange ratio pursuant to the merger agreement to these market exchange ratios:

                                                         MERGER EXCHANGE
                                              MARKET      RATIO PREMIUM
                                             EXCHANGE       TO MARKET
               DATE/PERIOD*                   RATIO      EXCHANGE RATIO
               ------------                  --------    ---------------
As of June 7, 2000.........................   0.275x           9.0%
As of June 6, 2000.........................   0.270           11.1
As of June 5, 2000.........................   0.219           37.3
As of June 2, 2000.........................   0.183           63.8
10 Trading Days............................   0.208           44.3
20 Trading Days............................   0.216           38.7
30 Trading Days............................   0.225           33.6
50 Trading Days............................   0.231           29.9
100 Trading Days...........................   0.289            4.0
150 Trading Days...........................   0.234           28.1
250 Trading Days...........................   0.191           57.2

-------------------------
* Trading periods are up to and including June 7, 2000.


     Gleacher & Co. also analyzed the stock price performance of LJL BioSystems as compared to Molecular Devices, the LJL BioSystems Comparable Companies (defined below) and the Molecular Devices Comparable Companies (defined below) over the four trading days leading up to and including June 7, 2000. From June 2, 2000 to June 7, 2000, LJL BioSystems' share price increased 36.1%, compared to a mean increase of 18.3% (ranging from 0.4% to 36.5%) for the LJL BioSystems Comparable Companies, and Molecular Devices' share price declined 9.4%, compared to a mean increase of 7.3% (ranging from -6.2% to 40.8%) for the Molecular Devices Comparable Companies.

     COMPARABLE COMPANY ANALYSIS. Gleacher & Co. reviewed the relative performance and value of each of Molecular Devices and LJL BioSystems by comparing certain market trading statistics for Molecular Devices and LJL BioSystems with other publicly traded companies that Gleacher & Co. considered to be broadly comparable to Molecular Devices and LJL BioSystems, respectively.

     For LJL BioSystems, the selected comparison group included a total of five companies: ArQule, Inc.; Aurora Biosciences Corporation; IGEN International, Inc.; Invitrogen Corporation; and QIAGEN N.V. (the "LJL BioSystems Comparable Companies"). Market information used in the ratios provided below is as of June 7, 2000. This analysis showed, among other things, that the ratio of enterprise value to historical revenues for LJL BioSystems over the latest twelve months
(LTM) and expected revenues for LJL BioSystems for calendar years 2000 and 2001 was 20.5x, 14.2x and 9.2x, respectively. This compares to a mean of 18.8x (ranging from 4.8x to 37.5x), 14.3x (ranging from 2.6x to 29.3x) and 10.9x (ranging from 2.3x to 22.4x) for the enterprise value multiples of LTM, expected 2000 and expected 2001 revenues, respectively, for the LJL BioSystems Comparable Companies. 2000 and 2001 expected revenues were based upon estimates of various Wall Street research analysts for LJL BioSystems and the LJL BioSystems Comparable Companies.

     For Molecular Devices, the selected comparison group included a total of eight companies: Beckman Coulter, Inc.; Becton, Dickinson and Company; Nycomed Amersham plc; Packard BioScience Company; PE Corp-PE Biosystems Group; PerkinElmer, Inc.; Pharmacopeia, Inc.; and Waters Corporation (the "Molecular Devices Comparable Companies"). Market information used in the ratios provided below is as of June 7, 2000. This analysis showed, among other things, that the ratio of price per common share to expected earnings per share (EPS) for Molecular Devices for calendar years 2000 and 2001 was 47.0x and 36.8x, respectively. This compares to a mean of 52.9x (ranging from 15.2x to 135.7x) and 37.8x (ranging from 13.5x to 73.9x) for the share price multiples of 2000 and 2001 calendar year expected EPS, respectively, for the Molecular Devices Comparable Companies. This analysis also showed, among other things, that the ratio of price per common share to expected EPS for Molecular Devices for calendar year 2000 divided by the Institutional Brokers Estimate System expected long-term EPS growth rate for Molecular Devices was 1.9x. This compares to a mean of 2.4x (ranging from 1.1x to 5.4x) for the Molecular Devices Comparable Companies. Expected EPS figures and long-term EPS growth rates were based on Institutional Brokers Estimate System mean estimates.

     No company used in the comparable company analysis is identical to LJL BioSystems or Molecular Devices. Accordingly, comparable company analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of LJL BioSystems and Molecular Devices and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

     SELECTED TRANSACTION ANALYSIS. Gleacher & Co. reviewed the premiums and multiples paid in certain selected precedent transactions announced in recent years. Premiums to the target's stock price as of one day, one week and one month prior to the announcement of the transaction and enterprise value multiples of LTM revenues and one-year forward revenues implied by the consideration to be received by stockholders of LJL BioSystems in the merger were compared with premiums paid and revenue multiples paid in the selected precedent transactions. The selected comparison group included a total of eleven transactions:

     - Thermo BioAnalysis Corp. acquisition by Thermo Instrument Systems Inc.;

     - Life Technologies, Inc. announced pending acquisition by Dexter Corporation;

     - Research Genetics, Inc. acquisition by Invitrogen Corp.;

     - Genetic MicroSystems, Inc. acquisition by Affymetrix Inc.;

     - Novex Corporation acquisition by Invitrogen Corp.;

     - Ribi Immunochem Research Inc. acquisition by Corixa Corporation;

     - Clontech Laboratories, Inc. acquisition by Becton, Dickinson and Company;

     - CN Biosciences, Inc. acquisition by EM Industries, Inc.;

     - Molecular Dynamics, Inc. acquisition by Amersham Pharmacia Biotech Inc.;

     - Synteni, Inc. acquisition by Incyte Pharmaceuticals Inc.; and

     - PerSeptive Biosystems, Inc. acquisition by Perkin-Elmer Corp. (the "Selected Transactions").


     This analysis showed, among other things, that the mean of the premiums paid to the target price one day, one week and one month prior to the announcement was 26.4% (ranging from 8.1% to 51.4%), 25.3% (ranging from -4.3% to 55.6%) and 38.9% (ranging from -3.4% to 101.2%), respectively, for the Selected Transactions, compared to 9.0%, 95.5% and 42.5%, respectively, for the merger. The mean LTM revenue multiple for the Selected Transactions was 9.8x (ranging from 2.1x to 43.3x), compared to 22.3x for the merger. The mean one-year forward revenue multiple for the Selected Transactions was 2.7x (ranging from 1.9x to 3.4x), compared to 15.4x for the merger.


     No transaction used in the selected transaction analysis is identical to the merger. Accordingly, selected transaction analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of LJL BioSystems and other factors that could affect the value of the companies to which it is being compared and of the transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected transaction data.

     DISCOUNTED CASH FLOW ANALYSIS. Gleacher & Co. performed a discounted cash flow analysis to calculate an estimate of the present fully-diluted equity value per share of each of LJL BioSystems and Molecular Devices using financial forecasts through 2003 and 2004 for LJL BioSystems and Molecular Devices, respectively, that were provided by LJL BioSystems and Molecular Devices management, respectively.

     For LJL BioSystems, Gleacher & Co. utilized discount rates ranging from 15.0% to 17.0% (based on an estimate of LJL BioSystems' weighted average cost of capital) and earnings before interest, taxes, depreciation and amortization ("EBITDA") terminal value multiples ranging from 14.0x to 22.0x applied to forecasted EBITDA for the year 2003 (implying, at a 16.0% discount rate, a range of perpetual free cash flow growth rates of 13.1% to 14.1%). This analysis showed, among other things, a range of present values per fully diluted LJL BioSystems share of $13.84 to $21.53. This compares to a per share value of $17.72 implied by Molecular Devices' closing price on June 7, 2000 of $59.06 and the exchange ratio of 0.30. This analysis did not purport to be indicative of actual values or expected values of the shares of LJL BioSystems common stock before or after the merger.

     For Molecular Devices, Gleacher & Co. utilized discount rates ranging from 10.0% to 12.0% (based on an estimate of Molecular Devices' weighted average cost of capital) and EBITDA terminal value multiples ranging from 14.0x to 22.0x applied to forecasted EBITDA for the year 2004 (implying, at an 11.0% discount rate, a range of perpetual free cash flow growth rates of 7.0% to 8.5%). This analysis showed, among other things, a range of present values per fully diluted Molecular Devices share of $49.58 to $74.21. This compares to Molecular Devices' closing price on June 7, 2000 of $59.06. This analysis did not purport to be indicative of actual values or expected values of the shares of Molecular Devices common stock before or after the merger.

     CONTRIBUTION ANALYSIS. Gleacher & Co. analyzed the relative revenue contribution of LJL BioSystems and Molecular Devices to the pro forma combined company resulting from the merger, before taking into account any of the possible benefits that may be realized following the merger, for calendar years 2000, 2001 and 2002. This analysis showed, among other things, that LJL BioSystems is expected to contribute 17.4%, 26.3% and 36.4% and Molecular Devices is expected to contribute 82.6%, 73.7% and 63.6% of revenues in years 2000, 2001 and 2002, respectively. The estimates were based on LJL BioSystems' management's and Molecular Devices' management's projections, respectively. Gleacher & Co. compared the above results with the expected percentage of ownership of LJL BioSystems stockholders in the merged company of approximately 27.9% and 27.5% on a primary and fully converted basis, respectively.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Gleacher & Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion and the presentation to the LJL BioSystems board of directors. Gleacher & Co. has not indicated that any of the analyses which it performed had a greater significance from any other. In addition, Gleacher & Co. may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Gleacher & Co.'s view of the actual value of LJL BioSystems, Molecular Devices or the combined company.

     In performing its analyses, Gleacher & Co. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of either LJL BioSystems or Molecular Devices. The analyses performed by Gleacher & Co. are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Gleacher & Co.'s analysis of the fairness of the exchange ratio to LJL BioSystems and were provided to the LJL BioSystems board of directors in connection with the delivery of Gleacher & Co.'s opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. In addition, as described above, Gleacher & Co.'s opinion and presentation to the LJL BioSystems board of directors was one of many factors taken into consideration by the LJL BioSystems board of directors in making its determination to approve the merger. Consequently, the Gleacher & Co. analyses described above should not be viewed as determinative of the LJL BioSystems board of directors' or LJL BioSystems management's opinion with respect to the merger.

     Gleacher & Co. is an internationally recognized investment banking and advisory firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions.

     LJL BioSystems has agreed to pay Gleacher & Co. a financial advisory fee of $5.0 million pursuant to the terms of its engagement letter dated May 18, 1999, as amended on June 6, 2000. In addition, LJL BioSystems has agreed, among other things, to reimburse Gleacher & Co. for all reasonable out-of-pocket expenses incurred in connection with the services provided by Gleacher & Co., and to indemnify and hold harmless Gleacher & Co. and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

INTERESTS OF LJL BIOSYSTEMS' OFFICERS AND DIRECTORS IN THE MERGER


     In considering the recommendation of the LJL BioSystems board of directors with respect to adopting the merger agreement, the LJL BioSystems stockholders should be aware that certain members of the board of directors and management of LJL BioSystems have interests in the merger that are in addition to the interests of stockholders of LJL BioSystems generally. The LJL BioSystems board of directors was aware of these interests and considered them, among other matters, in approving the principal terms of the merger, the merger agreement and the merger transactions.


     COMBINED COMPANY BOARD OF DIRECTORS. The merger agreement provides that as a condition to LJL BioSystems' obligation to consummate the merger, Lev J. Leytes must have been duly appointed to the board of directors of Molecular Devices.

     INDEMNIFICATION AND INSURANCE. The merger agreement provides for the survival after the merger of all indemnification rights of the members of the board directors and officers of LJL BioSystems for acts and omissions occurring before the merger, as their rights existed as of June 7, 2000, in the LJL BioSystems bylaws and in indemnification agreements with LJL BioSystems. Molecular Devices will guarantee that the surviving company observes all of these indemnification rights to the fullest extent permitted by Delaware law for a period of five years after the merger. In addition, for a period of five

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

years after the merger, Molecular Devices will maintain a directors' and officers' liability insurance policy covering those persons who are currently covered by LJL BioSystems' directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable as LJL BioSystems' existing coverage. If the annual premiums of such insurance coverage exceed $75,000, Molecular Devices will obtain a policy with the greatest coverage available for a cost not exceeding that amount.

     AUTOMATIC ACCELERATION OF STOCK OPTIONS; SEVERANCE PAYMENTS. Before the initiation of discussions relating to the merger, LJL BioSystems entered into agreements containing change in control provisions with Lev J. Leytes, the President, Chief Executive Officer and Chairman of the Board of LJL BioSystems, Larry Tannenbaum, the Senior Vice President and Chief Financial Officer of LJL BioSystems, Richard M. Eglen, Ph.D, the Senior Vice President of Assay Technologies of LJL BioSystems, Daniel S. Janney, a director of LJL BioSystems, Michael F. Bigham, a director of LJL BioSystems, George Dunbar, a director of LJL BioSystems and John G. Freund, M.D., a director of LJL BioSystems. These arrangements provide for benefits if there is a change in control of LJL BioSystems. The merger is a change in control for this purpose.


     DIRECTORS' PLAN AND RESTRICTED STOCK ACCELERATION. Under the LJL BioSystems Directors' Stock Option Plan, all unvested options will become exercisable immediately before the completion of a change in control. The merger is a change in control for this purpose. Therefore, all options held by the four non-employee directors of LJL BioSystems under this plan will be fully vested immediately before the effective time of the merger. In addition, shares of restricted stock held by certain directors will become fully vested immediately prior to the consummation of the merger.



     PROFESSIONAL FEE. The Bay City Capital Fund I, L.P. provided certain financial advice to LJL BioSystems in connection with the merger and will receive a $200,000 fee in connection therewith. John D. Diekman, Ph.D, a former member of the board of directors of LJL BioSystems, and a partner of The Bay City Capital Fund I, L.P., was a member of the board at the time of the board's approval of the merger and the merger agreement.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     The following discussion summarizes the material federal income tax considerations of the merger that are expected to apply generally to LJL BioSystems stockholders upon an exchange of their LJL BioSystems common stock for Molecular Devices common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code, existing regulations under the Internal Revenue Code and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Molecular Devices, LJL BioSystems or the stockholders of LJL BioSystems as described in this summary. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular stockholders, including stockholders:


     - who are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities;

     - who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     - who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy;

     - whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code; and

     - who do not hold their shares as capital assets.

     In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address (i) the tax consequences

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


of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which shares of LJL BioSystems common stock are acquired or shares of Molecular Devices common stock are disposed of, (ii) the tax consequences to holders of options issued by LJL BioSystems which are assumed, exercised or converted, as the case may be, in connection with the merger, (iii) the tax consequences of the receipt of shares of Molecular Devices common stock other than in exchange for shares of LJL BioSystems common stock, or (iv) the tax implications of a failure of the merger to qualify as a reorganization. Accordingly, holders of LJL BioSystems common stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.


     It is a condition to the consummation of the merger that Cooley Godward LLP and Venture Law Group, A Professional Corporation, must render tax opinions that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (a "Reorganization"). The tax opinions discussed in this section assume and are conditioned upon the following:

     - the truth and accuracy of the statements, representations and warranties contained in the merger agreement, in the tax certificates to be received from Molecular Devices, Merger Sub and LJL BioSystems to support the tax opinions and in all other instruments and documents related to the formation, organization and operation of Molecular Devices, Merger Sub and LJL BioSystems examined by and relied upon by Cooley Godward LLP and Venture Law Group, A Professional Corporation, in connection with the merger;

     - that original documents submitted to such counsel are authentic, documents submitted to such counsel as copies conform to the original documents, and that all of these documents have been (or will be by the effective time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness of these documents;

     - that all covenants contained in the merger agreement and the tax certificates, described above, are performed without waiver or breach of any material provision of these covenants; and

     - that any representation or statement made "to the best of knowledge" or similarly qualified is correct without that qualification.

     No ruling from the Internal Revenue Service has been or will be requested in connection with the merger. In addition, stockholders of LJL BioSystems should be aware that the tax opinions discussed in this section are not binding on the IRS, the IRS could adopt a contrary position and a contrary position could be sustained by a court.

     Subject to the assumptions and limitations discussed above, it is the opinion of Cooley Godward LLP, tax counsel to Molecular Devices, and Venture Law Group, A Professional Corporation, tax counsel to LJL BioSystems, that:

     - the merger will be treated for federal income tax purposes as a Reorganization;

     - Molecular Devices, Merger Sub and LJL BioSystems will each be a party to the Reorganization;

     - Molecular Devices, Merger Sub and LJL BioSystems will not recognize any gain or loss solely as a result of the merger;

     - stockholders of LJL BioSystems will not recognize any gain or loss upon the receipt of solely Molecular Devices common stock for their LJL BioSystems common stock, other than with respect to cash received in lieu of fractional shares of Molecular Devices common stock;


     - the aggregate basis of the shares of Molecular Devices common stock received by an LJL BioSystems stockholder in the merger (including any fractional share of Molecular Devices common stock deemed received) will be the same as the aggregate basis of the shares of LJL BioSystems common stock surrendered in exchange therefor;


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

     - the holding period of the shares of Molecular Devices common stock received by an LJL BioSystems stockholder in the merger will include the holding period of the shares of LJL BioSystems common stock surrendered in exchange therefor; and


     - a stockholder of LJL BioSystems who receives cash in lieu of a fractional share of Molecular Devices common stock will recognize capital gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share of Molecular Devices common stock and the amount of cash received.


     LJL BioSystems stockholders will be required to attach a statement to their federal income tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's LJL BioSystems common stock and a description of the Molecular Devices common stock received.

     Irrespective of the merger's status as a Reorganization, a LJL BioSystems stockholder will recognize gain to the extent shares of Molecular Devices common stock received in the merger are treated as received in exchange for services or property other than solely LJL BioSystems common stock. All or a portion of any such gain could be taxable as ordinary income. Gain also will be recognized to the extent a LJL BioSystems stockholder is treated as receiving (directly or indirectly) consideration other than Molecular Devices common stock in exchange for LJL BioSystems common stock or to the extent the LJL BioSystems common stock surrendered in the merger is not equal in value to the Molecular Devices common stock received in exchange therefor.

ANTICIPATED ACCOUNTING TREATMENT

     The merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board and related interpretations. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the merger are restated as though the companies had been combined from inception. Subject to payment of a $5.0 million termination fee, Molecular Devices may terminate the merger agreement if the merger cannot be accounted for as a pooling of interests.

GOVERNMENTAL APPROVALS

     Transactions such as the merger are subject to review by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until the specified waiting period requirements of the HSR Act have been satisfied. Molecular Devices and LJL BioSystems filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act on June 27, 2000 and the waiting period terminates on July 27, 2000 unless extended.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Molecular Devices common stock to be received by LJL BioSystems stockholders in the merger have been registered under the Securities Act and, except as described in this paragraph, may be freely traded without restriction. The shares of Molecular Devices common stock to be issued in the merger and received by persons who may be considered to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of LJL BioSystems before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Under guidelines published by the SEC, the sale or other disposition of Molecular Devices common stock or LJL BioSystems common stock by an affiliate of either Molecular Devices or LJL BioSystems within 30 days before the effective time or the sale or other disposition of Molecular Devices common stock after the merger and before the publication of financial results that include at least 30 days of post-merger combined operations of Molecular Devices and LJL BioSystems could preclude pooling of interests accounting treatment of the merger. Accordingly, the merger agreement
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

provides that Molecular Devices and LJL BioSystems will obtain a signed affiliate agreement from all persons who may be considered to be their affiliates. The affiliate agreements provide that these persons will not sell, transfer or otherwise dispose of any shares of Molecular Devices common stock or LJL BioSystems common stock during the pooling period referred to above and, with respect to affiliates of LJL BioSystems, that they will not sell, transfer or otherwise dispose of Molecular Devices common stock at any time in violation of the Securities Act or the rules and regulations promulgated under the Securities Act, including Rule 145. As indicated under "-- Anticipated Accounting Treatment," Molecular Devices and LJL BioSystems have obtained executed affiliate agreements from all persons known to the managements of Molecular Devices or LJL BioSystems to be affiliates of such corporations.

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

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description of the merger agreement describes the material terms of the merger agreement. The full text of the merger agreement is attached as Annex A to this joint proxy statement/ prospectus and is incorporated herein by reference. We encourage you to read the entire merger agreement.

THE MERGER


     The merger agreement provides that at the effective time, Mercury Acquisition will be merged with and into LJL BioSystems. Upon completion of the merger, LJL BioSystems will continue as the surviving corporation and will be a wholly-owned subsidiary of Molecular Devices.


EFFECTIVE TIME OF THE MERGER

     The merger shall take effect at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be specified in the certificate of merger. If all the conditions to the merger agreement are satisfied or waived, we anticipate that the filing of the certificate of merger will occur no later than the second business day after such satisfaction or waiver.

MANNER AND BASIS OF CONVERTING SHARES

     At the effective time, each share of LJL BioSystems common stock will automatically be converted into 0.30 of a share of Molecular Devices common stock. This fraction is referred to in this Joint Proxy Statement/Prospectus as the "exchange ratio."


     As soon as practicable following the effective time, Molecular Devices will deposit with EquiServe, L.P., which Molecular Devices has selected as the exchange agent, (1) certificates representing the shares of Molecular Devices common stock issuable under the Merger Agreement and (2) a sufficient amount of cash to provide for cash payments in lieu of fractional shares of Molecular Devices common stock. Following the effective time, EquiServe will mail to each record holder of LJL BioSystems common stock a transmittal letter, which record holders will use to exchange LJL BioSystems common stock certificates for Molecular Devices common stock certificates, and cash for any fractional shares. Upon surrender of a LJL BioSystems stock certificate to EquiServe, together with a duly executed letter of transmittal and other documents reasonably requested by EquiServe or Molecular Devices, the holder of the LJL BioSystems stock certificate shall be entitled to receive a certificate representing the number of whole shares of Molecular Devices common stock which such holder has the right to receive under the merger agreement in exchange for the shares formerly represented by the LJL BioSystems stock certificate and cash in lieu of any fractional shares of Molecular Devices common stock. Immediately following the surrender of a LJL BioSystems stock certificate to EquiServe for this exchange, the LJL BioSystems stock certificate shall be cancelled. 360 days following the effective time, Molecular Devices has the right to demand return of all certificates representing shares of Molecular Devices common stock and cash for payment in lieu of fractional shares of Molecular Devices common stock which then remain undistributed in exchange for certificates of LJL BioSystems common stock. Following such request, stockholders who have yet to surrender their LJL BioSystems stock certificates to EquiServe should seek to exchange their certificates with Molecular Devices for certificates representing Molecular Devices common stock, together with cash in lieu of fractional shares of Molecular Devices common stock.


     If any shares of the outstanding common stock of LJL BioSystems immediately prior to the effective time are unvested or subject to a repurchase option, risk of forfeiture or other similar condition, then the shares of Molecular Devices common stock issued in exchange for such shares will also be unvested or subject to the same repurchase option, risk of forfeiture or other similar condition.


     No fractional shares of Molecular Devices common stock will be issued in the merger. Instead, each LJL BioSystems stockholder entitled to a fractional share of Molecular Devices common stock will receive a cash amount (rounded to the nearest whole cent), without interest, based on the closing price for


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

Molecular Devices common stock on the Nasdaq National Market on the second day before the closing date.


     Without any further action on the part of Molecular Devices, LJL BioSystems or Merger Sub, after the effective time, until it is surrendered and exchanged, each LJL BioSystems stock certificate shall be deemed to represent only the right to receive shares of Molecular Devices common stock and the right to receive cash in lieu of any fractional share of Molecular Devices common stock. Molecular Devices will not pay dividends or other distributions on any shares of Molecular Devices common stock to be issued in exchange for any unsurrendered LJL BioSystems common stock certificate until the LJL BioSystems common stock certificate is surrendered as provided in the merger agreement.



     If between the date of the merger agreement and the effective time of the merger, the outstanding shares of LJL BioSystems common stock or Molecular Devices common stock are changed into a different number or class of shares, by reason of any stock split, divisions or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, the exchange ratio will be properly adjusted.


LJL BIOSYSTEMS STOCK OPTIONS AND WARRANTS

     At the effective time, Molecular Devices will assume each outstanding LJL BioSystems stock option and warrant. Each outstanding LJL BioSystems stock option and warrant will be converted into and become rights to purchase the number of shares of Molecular Devices common stock determined by multiplying the number of shares of LJL BioSystems common stock subject to such LJL BioSystems stock option or warrant immediately prior to the effective time by the exchange ratio rounding down to the nearest whole share. The per share exercise price under each such LJL BioSystems option and warrant will be adjusted by dividing the per share exercise price under the LJL BioSystems option or warrant by the exchange ratio. All other terms and conditions of the LJL BioSystems stock options and warrants will not change and will operate in accordance with their terms. The parties intend that the LJL BioSystems incentive stock options assumed by Molecular Devices will continue to qualify as incentive stock options for federal income tax purposes.


LJL BIOSYSTEMS' EMPLOYEE STOCK PURCHASE PLAN


     LJL BioSystems' Employee Stock Purchase Plan will be terminated at the effective time. The last business day before the effective time will be treated as the last day of each offering period then underway under the Employee Stock Purchase Plan. Pro-rata adjustments may be required under the Employee Stock Purchase Plan to reflect each reduced offering period, but each offering period will otherwise be treated as a fully effective and completed offering period for all purposes of the plan. The change in each offering period described above is conditioned upon the completion of the merger.

CONTINUATION OF BENEFITS

     All employees of LJL BioSystems who continue employment with Molecular Devices or LJL BioSystems after the effective time will be eligible to participate in Molecular Devices' health, vacation and other employee benefit plans to the same extent as current employees of Molecular Devices in similar positions and at similar grade levels. Employees of LJL BioSystems who continue employment with Molecular Devices or LJL BioSystems may also participate in Molecular Devices' employee stock purchase plan upon the commencement of the first new offering period that commences following the effective time. Further, until such time that the continuing LJL BioSystems employees are covered under an employee benefit plan of Molecular Devices, they shall continue to be covered under the corresponding LJL BioSystems plan that offers the same type of benefit.

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REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of LJL BioSystems and Molecular Devices relating to, among other things, certain aspects of the respective businesses and assets of the parties and other matters. The representations and warranties expire at the effective time.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

     AFFIRMATIVE COVENANTS OF LJL BIOSYSTEMS. LJL BioSystems has agreed that from the date of the merger agreement until the effective time it will:

     - ensure that LJL BioSystems and its subsidiary, LJL BioSystems, Ltd., a UK Corporation (LJL BioSystems and its subsidiary are referred to as the "acquired corporations" in the merger agreement) conduct its business and operations only in the ordinary course and in accordance with past practices, use commercially reasonable efforts to preserve intact the acquired corporations' current business organization, keep available the services of the acquired corporations' current officers and employees and maintain the acquired corporations' relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it, and keep in full force or renew all insurance policies;

     - ensure that the acquired corporations substantially comply with all applicable laws and material requirements of material contracts;

     - provide Molecular Devices with reasonable access to the acquired corporations' representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and provide copies of these materials, and additional financial, operating and other data and information regarding the acquired corporations as Molecular Devices may reasonably request;

     - deliver to Molecular Devices all material operating and financial reports prepared by LJL BioSystems and its subsidiary for LJL BioSystems senior management, any written materials or communication sent by LJL BioSystems to its stockholders, and any material or reports filed with any governmental body in connection with the merger or any related transaction contemplated by the merger agreement or received from any governmental body;

     - use commercially reasonable efforts to file all notices, reports and other documents required to be filed with any governmental body with respect to the merger, including the notifications required under the HSR Act and any applicable federal and state antitrust laws or regulations in connection with the merger; and


     - call and hold a special meeting of its common stockholders to vote upon the adoption and approval of the merger agreement and the merger.



     LJL BioSystems has also agreed that its board of directors will unanimously recommend that the LJL BioSystems stockholders vote to approve the merger. Notwithstanding the foregoing, however, at any time before the LJL BioSystems special meeting of stockholders, the LJL BioSystems board of directors is entitled to withdraw or modify its unanimous recommendation that the LJL BioSystems stockholders vote to approve the merger if certain requirements, including the following, are satisfied:


     - an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of LJL BioSystems common stock is made and is not withdrawn;

     - LJL BioSystems has not solicited, encouraged or otherwise induced the making of an offer to acquire LJL BioSystems;

     - LJL BioSystems satisfies requirements to provide notice of alternative offers to Molecular Devices;

     - the LJL BioSystems board of directors concludes in good faith, after consultation with its financial advisor and after consultation with its outside legal counsel, that, in light of a superior offer, it would be inconsistent with its fiduciary obligations to the LJL BioSystems stockholders not to withdraw, amend or modify its recommendation to vote in favor of the merger with Molecular Devices; and

     - the LJL BioSystems board of directors does not withdraw, amend or modify its unanimous recommendation in favor of the merger for at least 48 hours after the LJL BioSystems provides Molecular Devices with the name of the person making a superior offer and a copy of the superior offer.

     For purposes of the merger agreement, the term "superior offer" means an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of LJL BioSystems common stock, which the LJL BioSystems board of directors determines, in good faith, after consultation with its financial advisor, to be more favorable to the LJL BioSystems stockholders than the merger and the third party making the offer has, or is reasonably capable of obtaining, adequate financing to consummate the transaction.

     If the LJL BioSystems board of directors withdraws or modifies its recommendation that the LJL BioSystems stockholders vote to approve the principal terms of the merger, LJL BioSystems may be required to pay a fee of $9.0 million to Molecular Devices. See "-- Expenses and Termination Fees."

     NEGATIVE COVENANTS OF LJL BIOSYSTEMS. LJL BioSystems has agreed that before the effective time, without the prior written consent of Molecular Devices, it will not, will not agree to, and will not permit its subsidiary, LJL BioSystems, Ltd. to:

     - declare, accrue, set aside or pay any or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except for repurchases under employment or consulting agreements;

     - subject to exceptions, sell, issue, grant or authorize any capital stock or any option or right to acquire any capital stock;

     - amend or waive any of its rights under, or accelerate the vesting under, any provision of any of LJL BioSystems' stock option plans or any agreement evidencing any outstanding stock option, warrant or other rights to acquire stock of LJL BioSystems;

     - amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or to effect or join as a party to any major business combination of, recapitalization or similar transaction;

     - form any subsidiary or acquire any equity interest or other interest in any other entity;

     - make any capital expenditure exceeding $100,000 in the aggregate during the pre-closing period;

     - enter into, become bound by, amend or terminate any material contract (except that LJL BioSystems and its subsidiary may enter into or become bound by contracts made in the ordinary course of business consistent with past practices);

     - amend or terminate, or waive or exercise any material right or remedy under, any material contract, other than in the ordinary course of business consistent with past practices;

     - acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person or waive or relinquish any material right, except in the ordinary course of business and consistent with past practices;

     - subject to exceptions, lend money to any person or entity or incur or guarantee any indebtedness;

     - subject to exceptions, establish or amend any employee benefit plan, pay any bonus or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation payable to, any of its directors, officers or employees;

     - hire any new employee at the level of vice president or above or with an annual base salary in excess of $100,000;
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     - change its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

     - take or permit to be taken any action that could preclude Molecular Devices from accounting for the merger as a "pooling of interests" for accounting purposes;

     - make any tax election inconsistent with past practice;

     - subject to certain exceptions, initiate or settle any material legal proceeding involving payments by the acquired corporations in excess of $100,000 or equitable relief against the acquired corporations;

     - enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

     - agree to take any of the actions previously described.

     AFFIRMATIVE COVENANTS OF MOLECULAR DEVICES. Molecular Devices has agreed that before the effective time, it will:

     - provide LJL BioSystems with reasonable access to Molecular Devices representatives, personnel and assets and to all its existing books, records, tax returns, work papers and other documents;

     - exercise commercially reasonable efforts to obtain regulatory approvals necessary to register under the securities law the shares of Molecular Devices common stock issuable in the merger;

     - use commercially reasonable efforts to file all notices, reports and other documents required to be filed with any governmental agency with respect to the merger, including the notifications required under the HSR Act and any applicable federal and states antitrust laws or regulations in connection with the merger;


     - call and hold a special meeting of its stockholders to vote on the issuance of shares of Molecular Devices common stock in the merger and to elect Lev J. Leytes to the board of directors of Molecular Devices, as may be required under its certificate of incorporation, bylaws and applicable law; and


     - conduct its business and operations only in the ordinary course and in accordance with past practices and in substantial compliance with all applicable legal requirements and the material requirements of all material contracts, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it, and keep in full force or renew all insurance policies.

     NEGATIVE COVENANTS OF MOLECULAR DEVICES. Prior to the effective time, Molecular Devices has agreed that neither Molecular Devices nor any of its subsidiaries will directly or indirectly do, or propose to do, any of the following without the prior written consent of LJL BioSystems:

     - amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents of Molecular Devices or its subsidiaries;

     - alter the corporate structure of Molecular Devices;

     - amend the terms of, repurchase, redeem or otherwise acquire, or permit any of Molecular Devices' subsidiaries to repurchase, redeem or otherwise acquire, any of Molecular Devices' securities or any securities of its subsidiaries, or propose to do any of the actions just described;

     - acquire or agree to acquire any business (or a division thereof), or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Molecular Devices or enter into any joint ventures, strategic partnerships or alliances where such acquisition or agreement is reasonably likely to materially delay consummation of the merger or materially adversely affect Molecular Devices' ability to consummate the merger;

     - adopt a plan of complete or partial liquidation or dissolution of Molecular Devices;

     - fail to make, in a timely manner, any material filings with the Securities and Exchange Commission required under the Securities Act or the Exchange Act; or

     - agree to take any of the actions previously described.

     Molecular Devices has also agreed that its board of directors will unanimously recommend that the Molecular Devices stockholders vote to approve the issuance of shares of Molecular Devices common stock in the merger and the election of Lev. J. Leytes to Molecular Devices board of directors. The merger agreement prohibits the Molecular Devices board of directors from withdrawing or modifying its unanimous recommendation. If the Molecular Devices board of directors breaches the merger agreement and withdraws or modifies its recommendation that the Molecular Devices stockholders vote to approve the issuance of shares of Molecular Devices common stock in the merger, Molecular Devices may be liable for significant damages, including the payment of a $5.0 million fee to LJL BioSystems. See "-- Expenses and Termination Fees."

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS

     For the purposes of the merger agreement, the term "acquisition proposal" means any offer, proposal or inquiry (other than by Molecular Devices) relating to:

     - any business combination, issuance or acquisition of securities, tender offer, exchange offer or other similar transaction in which (1) any of the acquired corporations is a constituent company, (2) in which a person or "group" (as defined in the Exchange Act) of persons acquires LJL BioSystems or more than 40% of LJL BioSystems' business or more than 40% of the outstanding securities of any class of voting securities of any of the acquired corporations, or (3) in which any of the acquired corporations issues securities representing more than 40% of the outstanding securities of any class of voting securities of LJL BioSystems;

     - any sale, lease, exchange, transfer, license, acquisition or disposition of more than 40% of the assets of LJL BioSystems; or

     - any liquidation or dissolution of LJL BioSystems.

     LJL BioSystems has agreed that it will not and that it will not authorize or permit its subsidiary, LJL BioSystems, Ltd. or any representative of LJL BioSystems, Ltd. to directly or indirectly:

     - solicit, initiate, encourage, induce the making, submission or announcement of any offer, proposal, inquiry or take any action that could be expected to lead to an acquisition proposal by a third party;

     - furnish any information regarding LJL BioSystems or its subsidiary to any person in connection with or in response to an acquisition proposal;

     - engage in discussions or negotiations with any person with respect to any acquisition proposal;

     - approve, endorse or recommend any acquisition proposal; or

     - enter into any letter of intent or similar agreement contemplating or relating to any acquisition transaction.

     However, the foregoing restrictions will not prohibit LJL BioSystems from furnishing information to, or entering into discussions with, any person if:

     - it does so in response to an unsolicited superior offer (defined above);

     - neither LJL BioSystems nor any representatives of the acquired corporations shall have violated its obligations not to solicit or encourage alternative acquisition proposals;

     - the LJL BioSystems board of directors, after consultation with its outside legal counsel, concludes in good faith that the failure to take such action would be inconsistent with its fiduciary obligations to the LJL BioSystems stockholders;

     - prior to furnishing any such nonpublic information to, or entering into discussions with, such person, LJL BioSystems gives Molecular Devices written notice of the identity of such person and of LJL BioSystems' intention to provide this information, and the information is furnished pursuant to an appropriate confidentiality agreement; and

     - prior to furnishing any nonpublic information to such person, LJL BioSystems furnishes the nonpublic information to Molecular Devices, but only to the extent such nonpublic information has not been previously furnished to Molecular Devices.

     If the LJL BioSystems board of directors receives an acquisition proposal, then LJL BioSystems must promptly advise Molecular Devices orally and in writing of the terms of the proposal and the identity of the person making it. LJL BioSystems must keep Molecular Devices fully informed of the status of any acquisition proposal and any modification or proposed modification thereto.

CONDITIONS TO THE MERGER

     CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Molecular Devices and LJL BioSystems to complete the merger are subject to the satisfaction of the following conditions:

     - The Form S-4 registration statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order;

     - the LJL BioSystems stockholders shall have approved the merger and the Molecular Devices stockholders shall have approved the issuance of shares of Molecular Devices common stock in the merger;

     - all applicable waiting periods under the HSR Act shall have expired or been terminated and all material foreign antitrust approval required to be obtained shall have been obtained;

     - the shares of Molecular Devices common stock to be issued in the merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market;

     - no court order or injunction shall be in effect that prohibits the consummation of the merger;

     - there shall not be pending or overtly threatened any action or legal proceeding involving any governmental body that challenges or prohibits the consummation of the merger; and

     - there shall not be pending any action or legal proceeding in which there is a reasonable likelihood of an outcome that would have a material adverse effect on LJL BioSystems or Molecular Devices challenging or seeking to restrain or prohibit the consummation of the merger.

     CONDITIONS TO THE OBLIGATION OF MOLECULAR DEVICES. The obligation of Molecular Devices to complete the merger is subject to the satisfaction of the following additional conditions:

     - the representations and warranties made by LJL BioSystems in the merger agreement shall be accurate in all material respects as of the date of the merger agreement, and accurate in all respects as of the closing date as if made on the closing date, except for any inaccuracies that do not constitute a material adverse effect on LJL BioSystems or changes contemplated by the merger agreement;

     - LJL BioSystems shall have complied in all material respects with all covenants and obligations required to be complied with by it under the merger agreement at or prior to the closing date;

     - the holders of not more than 5% of the shares of LJL BioSystems common stock shall have exercised dissenters' rights pursuant to Chapter 13 of the California Corporations Code;

     - LJL BioSystems shall have obtained all material consents required to be obtained in connection with the merger, except where the failure to do so would not reasonably have a material adverse effect on LJL BioSystems;


     - Molecular Devices shall have received (1) agreements from each person considered to be an "affiliate" of LJL BioSystems; (2) noncompetition agreement and release agreement executed by Lev J. Leytes; (3) a letter from PricewaterhouseCoopers LLP, dated as of the closing date, with respect to the availability of "pooling of interests" accounting treatment with respect to LJL BioSystems for the merger; (4) a letter from Ernst & Young LLP, dated as of the closing date, regarding the appropriateness of "pooling of interests" accounting for the merger under Accounting Principles Board Opinion No. 16 if the merger is closed and consummated in accordance with the merger agreement; (5) a tax opinion that the merger will constitute a reorganization for federal income tax purposes; (6) the written resignations of all officers and members of the board of directors of LJL BioSystems effective as of effective time; (7) a "comfort" letter from PricewaterhouseCoopers dated as of the closing date relating to the Form S-4 registration statement registering the shares of Molecular Devices common stock issuable in the merger; and (8) a certificate executed by Lev. J. Leytes on behalf of LJL BioSystems that certain conditions set forth in the merger agreement have been satisfied; and



     - the Form S-4 registration statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to such Form S-4 registration statement.



     As used in the merger agreement, "material adverse effect" means, with respect to LJL BioSystems, any event, violation, inaccuracy, circumstance or other matter which would have a material adverse effect on (1) the business, condition, capitalization, assets, liabilities, operations or financial performance of LJL BioSystems and its subsidiary taken as a whole, (2) the ability of LJL BioSystems to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement, or (3) Molecular Devices' ability to vote or exercise ownership rights with respect to the common stock of LJL BioSystems. However, none of the following constitute a material adverse effect on LJL BioSystems:


     - a change in the market price or trading volume of the LJL BioSystems common stock;

     - an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. economy or the world economy;

     - an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the biotechnology industry so long as such conditions do not affect LJL BioSystems in a disproportionate manner as compared with companies of a similar size;

     - a delay in customer orders arising primarily out of or resulting primarily from the announcement of the transactions contemplated by the merger agreement;

     - an event, violation, inaccuracy, circumstance or other matter that results from the taking of any action required by the merger agreement; and

     - any failure by LJL BioSystems to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement (provided that LJL BioSystems complies with the conduct of business requirements set forth in the merger agreement).

     CONDITIONS TO THE OBLIGATION OF LJL BIOSYSTEMS. The obligation of LJL BioSystems to complete the merger is subject to the satisfaction of the following additional conditions:

     - the representations and warranties made by Molecular Devices in the merger agreement shall have been accurate in all material aspects as of the date of the merger agreement and shall be accurate in all respects as of the closing date as if made on the closing date, except for any inaccuracies in the representations and warranties that do not constitute a material adverse effect on Molecular Devices;

     - Molecular Devices shall have complied in all material respects with all covenants and obligations required to be complied with by it under the merger agreement at or prior to the closing date;

     - LJL BioSystems shall have received a tax opinion that the merger will constitute a reorganization for federal income tax purposes; and


     - Lev J. Leytes shall have been duly elected as a member of the board of directors of Molecular Devices.


     As used in the merger agreement, "material adverse effect" means, with respect to Molecular Devices, any event, violation, inaccuracy, circumstance or other matter which would have a material adverse effect on (1) the business, condition, capitalization, assets, liabilities, operations or financial performance of Molecular Devices; (2) the ability of Molecular Devices to consummate the merger or perform any of its obligations under the merger agreement. However, none of the following will be deemed to have a material adverse effect on Molecular Devices:

     - a change in the market price or trading volume of Molecular Devices common stock;

     - an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. economy or the world economy;

     - an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the biotechnology industry so long as such conditions do not affect Molecular Devices in a disproportionate manner as compared with companies of a similar size;

     - a delay in customer orders arising primarily out of or resulting primarily from the announcement of the transactions contemplated by the merger agreement;

     - an event, violation, inaccuracy, circumstance or other matter that results from the taking of any action required by the merger agreement; and

     - any failure by Molecular Devices to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement, provided, that Molecular Devices has complied with conduct of business requirements of the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

     Molecular Devices and LJL BioSystems can by mutual written consent terminate the merger agreement at any time before the merger is completed, whether before or after approval of the merger by LJL BioSystems stockholders vote. In addition, either company can terminate the merger agreement if:

     - the merger is not completed on or before December 31, 2000, unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate this agreement to perform any material obligation required to be performed by such party at or prior to the effective time; provided, however, if at December 31, 2000 there is a reasonable likelihood that all of the condition precedents to both parties would be satisfied with additional time, then LJL BioSystems shall have the right to extend the termination date to no later than February 28, 2001;

     - a court or government body issues a final order prohibiting the merger or having the effect of permanently restraining or otherwise prohibiting the merger;

     - the LJL BioSystems stockholders do not approve the merger; provided, however, that if LJL BioSystems terminates the merger agreement for this reason it shall pay Molecular Devices a termination fee;

     - the Molecular Devices stockholders do not approve the issuance of shares of Molecular Devices common stock in the merger; provided, however, that if Molecular Devices terminates the merger agreement for this reason it shall pay LJL BioSystems a termination fee; or

     - the representations and warranties of the non-terminating company were materially inaccurate as of the date of the merger agreement or become materially inaccurate on or before the date of the merger.

     In addition, Molecular Devices may terminate the merger agreement if, prior to the approval of the merger by LJL BioSystems stockholders:

     - the board of directors of LJL BioSystems shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Molecular Devices its unanimous recommendation in favor of, the adoption and approval of the merger agreement or the approval of the merger;


     - LJL BioSystems shall have failed to include in the joint proxy statement/prospectus the recommendation of the board of directors of LJL BioSystems in favor of the adoption and approval of the merger agreement and the approval of the merger;


     - the board of directors of LJL BioSystems fails to reaffirm its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within ten business days after an acquisition proposal by a third party shall have been publicly announced and Molecular Devices requests in writing that such recommendation be reaffirmed;

     - the board of directors of LJL BioSystems shall have approved, endorsed or recommended an acquisition proposal by a third party;

     - LJL BioSystems shall have entered into any letter of intent or similar securities or any contract relating to any acquisition proposal by a third party;

     - a tender or exchange offer relating to securities of LJL BioSystems shall have been commenced and LJL BioSystems shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that LJL BioSystems recommends rejection of such tender or exchange offer;

     - an acquisition proposal by a third party is publicly announced, and LJL BioSystems (A) fails to issue a press release announcing its opposition to such acquisition proposal within ten business days after the acquisition proposal is announced or (B) otherwise fails to oppose the acquisition proposal within ten business days after the acquisition proposal is announced; or

     - LJL BioSystems intentionally breaches any of its obligations under the no solicitation provision of the merger agreement.

     In addition, LJL BioSystems may terminate the merger agreement if, whether before or after approval of the merger by LJL BioSystems stockholder vote, the board of directors of LJL BioSystems shall have approved, endorsed or recommended, in accordance with the merger agreement, a superior offer; provided, however, that LJL BioSystems shall be required to pay a termination fee of up to $9.0 million to Molecular Devices.

     Subject to limited exceptions, including the parties' agreement to pay a termination fee under certain circumstances, if the merger agreement is terminated, it is void. There will be no liability on the part of Molecular Devices, Mercury Acquisition or LJL BioSystems (or their respective affiliates) to the other, and all rights and obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any willful breach of the merger agreement.

EXPENSES AND TERMINATION FEES


     All expenses incurred in connection with the merger will be paid by the party incurring them, whether or not the merger is consummated; however, LJL BioSystems and Molecular Devices will share equally the fees, other than attorneys' and accounting fees, incurred with filing the Form S-4 registration statement and the joint proxy statement/prospectus and any report forms relating to the merger under the HSR Act, as amended. Notwithstanding the foregoing, the merger agreement requires that in certain instances, a party will be required to pay termination fees to the other party. In particular:


     - LJL BioSystems will be required to pay a nonrefundable termination fee to Molecular Devices in the amount of $9.0 million if:

      - the merger agreement is terminated by Molecular Devices or LJL BioSystems because the merger agreement and the merger were not approved by LJL BioSystems stockholders and at or prior to the time of such termination, an acquisition proposal by a third party has been disclosed, announced, commenced, submitted or made (and has not been publicly, absolutely and unconditionally withdrawn and abandoned); or

      - the merger agreement is terminated by Molecular Devices pursuant to the following "triggering events":

        - the board of directors of LJL BioSystems has failed to recommend, or for any reason has withdrawn or amended or modified, in a manner adverse to Molecular Devices, its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger;


        - LJL BioSystems has failed to include in the joint proxy statement/prospectus the recommendation of the board of directors of LJL BioSystems in favor of the adoption and approval of the merger agreement and the approval of the merger;


        - the board of directors of LJL BioSystems has failed to reaffirm its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within ten business days after an acquisition proposal by a third party has been publicly announced and Molecular Devices requests in writing that such recommendation be reaffirmed;

        - the board of directors of the LJL BioSystems has approved, endorsed or recommended any acquisition proposal by a third party;

        - LJL BioSystems has entered into any letter of intent or similar document or any contract relating to any acquisition proposal by a third party;

        - a tender or exchange offer relating to securities of LJL BioSystems has been commenced and LJL BioSystems has not sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that LJL BioSystems recommends rejection of such tender or exchange offer;

        - an acquisition proposal by a third party is publicly announced, and LJL BioSystems (A) fails to issue a press release announcing its opposition to such acquisition proposal within ten business days after such acquisition proposal is announced or (B) otherwise fails to oppose such acquisition proposal within ten business days after such acquisition proposal is announced;

        - LJL BioSystems intentionally breaches any of its obligations under the no solicitation provision of the merger agreement; or

        - the merger agreement and merger is terminated by LJL BioSystems because the board of directors of LJL BioSystems has approved, endorsed, or recommended a superior offer from a third party.

     - LJL BioSystems will be required to pay Molecular Devices a nonrefundable termination fee in the amount of $5.0 million dollars if the merger agreement and the merger is terminated by Molecular

       Devices or LJL BioSystems because the merger agreement and the merger has not been approved by LJL BioSystems stockholders (but no acquisition proposal by a third party has been disclosed, announced, commenced, submitted or made) and no event has occurred since March 31, 2000 that has had, or would reasonably be expected to have, a "material adverse effect" on Molecular Devices, as that phrase is defined above.

     - Molecular Devices will be required to pay LJL BioSystems a nonrefundable termination fee in the amount of $5.0 million if:


      - the merger agreement and the merger is terminated by Molecular Devices or LJL BioSystems because the Molecular Devices stockholders fail to approve the issuance of shares of Molecular Devices common stock in the merger and no event has occurred since March 31, 2000 that has had, or would reasonably be expected to have, a "material adverse effect" (as that phrase is defined above) on LJL BioSystems and its subsidiary, LJL BioSystems, Ltd., a UK corporation; or


      - the merger agreement and the merger is terminated by Molecular Devices or LJL BioSystems because the merger has not been consummated by December 31, 2000 (subject to the exceptions listed under the first bullet point under "Termination of the Merger Agreement" above) and:

        - at the time of such termination, the condition to the consummation of the merger which requires a letter from Ernst & Young LLP to the effect that Ernst & Young LLP concurs with Molecular Devices' management's conclusion that the merger may be accounted for as a "pooling of interests" has not been received by Molecular Devices and Molecular Devices has not waived compliance with this condition;

        - subject to exceptions, all other conditions to the consummation of the merger, as defined in the merger agreement, have been satisfied; and

        - the failure of Ernst & Young LLP to deliver to Molecular Devices the "pooling of interests" letter is not directly or indirectly related to any action taken, or failed to be taken, by LJL BioSystems or any of its affiliates.

                               VOTING AGREEMENTS

     The following description of the voting agreements describes the material terms of the voting agreements. Forms of voting agreements are attached as Annex B and C to this joint proxy statement/ prospectus and are incorporated herein by reference. We encourage you to read the entire forms of voting agreements.


VOTING AGREEMENTS RELATING TO MOLECULAR DEVICES SHARES



     Joseph D. Keegan, Ph.D (also an executive officer), Moshe H. Alafi, David
L. Anderson, A. Blaine Bowman, Paul Goddard, Ph.D, Andre F. Marion, Harden M. McConnell, Ph.D, and J. Allan Waitz, Ph.D, each a director of Molecular Devices, Timothy A. Harkness, Gillian M.K. Humphries, Ph.D, Tony M. Lima, Robert J. Murray, Andrew T. Zander and John S. Senaldi, each an executive officer of Molecular Devices, Alafi Capital Company, Harden M. McConnell and Sophia G. McConnell Trust under Agreement Dated March 29, 1992, the Anderson Living Trust UAD 1/22/98, Anvest, L.P. and Dionex Corporation have each entered into voting agreements with LJL BioSystems dated June 7, 2000. They have agreed in the voting agreements to vote all shares of Molecular Devices common stock owned by them as of the record date in favor of the issuance of shares of Molecular Devices common stock in the merger and in favor of the election of Lev J. Leytes to the board of directors of Molecular Devices. Pursuant to the voting agreements, the Molecular Devices stockholders mentioned in this paragraph have also granted LJL BioSystems an irrevocable proxy to vote their shares of Molecular Devices common stock in favor of the issuance of shares of Molecular Devices common stock in the merger and in favor of the election of Lev J. Leytes to the board of directors of Molecular Devices. Approximately 1,380,220 shares, or 12% of the shares of Molecular Devices common stock outstanding on the record date, are subject to voting agreements and irrevocable proxies. The Molecular Devices stockholders mentioned in this paragraph have also agreed prior to the termination of the voting agreements, not to transfer, assign, convey or dispose of any of the shares of Molecular Devices common stock, or any options warrant or other right to purchase shares of Molecular Devices common stock, owned by them unless each person to whom any such shares or options is transferred executes a voting agreement and an irrevocable proxy (with any modifications that LJL BioSystems reasonably requests) and agrees to hold such shares or options subject to all of the terms and provisions of the voting agreement.


VOTING AGREEMENTS RELATING TO LJL BIOSYSTEMS SHARES


     Lev J. Leytes (also an executive officer), Galina Leytes (also an executive officer), George W. Dunbar, Daniel S. Janney, Michael F. Bigham, John G. Freund, and John D. Diekman, each a director of LJL BioSystems, and Larry Tannenbaum, Richard M. Eglen, Ph.D, James S. Richey, Anthony H. Bautista, Douglas N. Modlin, Ph.D, and Robert T. Beggs, each an executive officer of LJL BioSystems, and Yalta Investments, L.P., the Leytes Revocable Trust UADTD 8/13/99, Mary E. Leytes Irrevocable Trust UADTD 6/21/96, Dina L. Leytes Irrevocable Trust UADTD 6/21/96, Doug Modlin, Custodian for Anna Lark Modlin U/CA/UTMA, Doug Modlin, Custodian for Sara Elayne Modlin U/CA/UTMA, Freund-Sexton 1997 Irrevocable Childrens Trust UADTD 1/20/97 and the Freund/Sexton Living Trust dated 2/8/91 have each entered into voting agreements with Molecular Devices dated June 7, 2000. They have agreed in the voting agreements to vote all shares of LJL BioSystems common stock owned by them as of the record date in favor of the approval and adoption of the merger agreement and approval of the merger. Pursuant to the voting agreements, they have granted Molecular Devices an irrevocable proxy to vote their shares of LJL BioSystems common stock in favor of the principal terms of the merger. Approximately 3,771,387 shares, or 25.4% of the LJL BioSystems common stock outstanding on the record date, are subject to voting agreements and irrevocable proxies. They have also agreed prior to the termination of the voting agreements, not to transfer, assign, convey or dispose of any shares of LJL BioSystems common stock, or any option, warrant or other right to purchase shares of LJL BioSystems common stock, owned by them unless each person to whom any such shares or option is transferred executes a voting agreement and an irrevocable proxy (with any modifications that Molecular Devices reasonably requests) and agrees to hold such shares or options subject to all of the terms and provisions of the voting agreement.

                        MANAGEMENT AND OTHER INFORMATION


     After the merger, LJL BioSystems will be a wholly-owned subsidiary of Molecular Devices, and LJL BioSystems' subsidiary, LJL BioSystems, Ltd., a UK corporation, will be an indirect wholly-owned subsidiary of Molecular Devices. After the merger, the Molecular Devices board of directors will consist of nine persons. The merger agreement provides that the Molecular Devices board of directors must use commercially reasonable efforts to attempt to cause, as of the effective time, the election of Lev J. Leytes to the board of directors of Molecular Devices. In order to accomplish the election of Lev J. Leytes to the board of directors of Molecular Devices, the board of directors will, by resolution, increase the size of the Molecular Devices board of directors to nine directors. Immediately thereafter, the board of directors will fill the vacancy created by the additional board seat by appointing Lev J. Leytes to the board of directors. Certain information relating to the management, executive compensation, certain relationships and related transactions and other related matters pertaining to Molecular Devices and LJL BioSystems is set forth in or incorporated by reference in their respective annual reports on Form 10-K which are incorporated in this joint proxy statement/prospectus. See "Where You Can Find More Information."

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

BENEFICIAL OWNERSHIP OF MOLECULAR DEVICES SHARES

     The following table and the notes thereto sets forth certain information with respect to the beneficial ownership of shares of Molecular Devices common stock, as of June 30, 2000 except as otherwise noted in the footnotes, for:

     - each stockholder who is known by Molecular Devices to own beneficially more than 5% of Molecular Devices common stock;

     - each director and executive officer; and

     - all directors and executive officers of Molecular Devices as a group.


                                                               NUMBER OF      PERCENTAGE OF
                                                                 SHARES          SHARES
                                                              BENEFICIALLY    BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                      OWNED(1)        OWNED(1)
                  ------------------------                    ------------    -------------
Kopp Investment Advisors, Inc.(2)...........................   1,878,405          16.33%
  7701 France Ave. South, Ste. 500
  Edina, Minnesota 55435
Chase Manhattan Corporation(2)..............................     985,075           8.56
  270 Park Avenue, 35th Floor
  New York, New York 10017-2070
Putnam Investments(2).......................................     648,000           5.63
  One Post Office Square
  Boston, Massachusetts 02109
Pilgrim Baxter & Associates, Ltd.(2)........................     590,900           5.14
  825 Duportail Road
  Wayne, Pennsylvania 19087
Moshe H. Alafi(3)...........................................     424,840           3.69
Harden M. McConnell, Ph.D.(4)...............................     356,600           3.10
David L. Anderson(5)........................................     188,907           1.64
Joseph D. Keegan, Ph.D.(6)..................................     112,159           *
A. Blaine Bowman(7).........................................      62,000           *
Robert J. Murray(8).........................................      53,113           *
Gillian M.K. Humphries, Ph.D.(9)............................      45,777           *
Timothy A. Harkness(10).....................................      32,084           *
Tony M. Lima(11)............................................      24,380           *
Paul Goddard, Ph.D.(12).....................................      22,000           *
J. Allan Waitz, Ph.D.(13)...................................      22,000           *
John S. Senaldi(14).........................................      21,938           *
Andre F. Marion(15).........................................      16,500           *
Andrew T. Zander............................................         -0-           *
All directors and executive officers as a group (13
  persons)(16)..............................................   1,382,298          12.02


-------------------------
  *  Less than one percent.


 (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 30, 2000 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based on 11,501,673 shares of common stock outstanding as of June 30, 2000.

 (2) Based on information as of December 31, 1999 reflected in Schedules 13D, 13F and 13G filed with the SEC.


 (3) Includes 402,840 shares beneficially owned by Alafi Capital Company, of which Mr. Alafi, a director of the Company, is a general partner, and 22,000 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



 (4) Consists of 351,100 shares held by the Harden M. McConnell and Sophia G. McConnell Trust, of which Dr. McConnell is a co-trustee, and 5,500 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



 (5) Includes 14,710 shares beneficially owned by Anvest, L.P., of which Mr. Anderson is a general partner, and 22,000 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



 (6) Includes 89,000 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



 (7) Includes 22,000 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



 (8) Includes 52,499 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



 (9) Includes 45,583 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



(10) Includes 22,750 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options and periodic stock grants.



(11) Includes 23,200 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



(12) Includes 22,000 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



(13) Includes 22,000 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



(14) Includes 19,212 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options and periodic stock grants.



(15) Includes 16,500 shares that may be acquired within 60 days after June 30, 2000 pursuant to outstanding stock options.



(16) Includes 768,650 shares held by entities affiliated with certain directors and 384,244 shares that certain directors and officers have the right to acquire within 60 days after June 30, 2000 pursuant to the exercise of outstanding stock options and/or periodic stock grant rights. See footnotes
     (3) through (15).

BENEFICIAL OWNERSHIP OF LJL BIOSYSTEMS SHARES


     The following table and the notes thereto sets forth certain information with respect to the beneficial ownership of shares of LJL BioSystems common stock, as of June 30, 2000 except as otherwise noted in the footnotes, for:


     - each stockholder who is known by LJL BioSystems to own beneficially more than 5% of LJL BioSystems common stock;

     - each director and executive officer; and

     - all directors and executive officers of LJL BioSystems as a group.


                                                               NUMBER OF SHARES OF      PERCENTAGE OF
                                                                  LJL BIOSYSTEMS            TOTAL
                                                                   COMMON STOCK          OUTSTANDING
       OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS         BENEFICIALLY OWNED(1)       SHARES(2)
       ----------------------------------------------         ----------------------    -------------
T. Rowe Price Associates, Inc.(3)...........................        1,265,745                     8.4%
  100 East Pratt Street
  Baltimore, Maryland 21202
Entities affiliated with Hambrecht & Quist Capital
  Management, Inc.(4).......................................          969,232                     6.4
  50 Rowes Wharf
  Boston, MA 02110
Entities affiliated with INVESCO Private Capital(5).........          852,500                     5.7
  116 Avenue of the Americas
  New York, New York 10036
Lev J. Leytes(6)............................................        3,644,746                    24.2
Galina Leytes(7)............................................        3,624,453                    24.1
James S. Richey(8)..........................................           46,407                     0.3
Larry Tannenbaum(9).........................................           51,534                     0.3
Douglas N. Modlin, Ph.D(10).................................           43,140                     0.3
Michael F. Bigham(11).......................................           20,125                     0.1
  750 Forest Avenue
  Palo Alto, CA 94301
George W. Dunbar, Jr. ......................................            5,000                       *
  Metra BioSystems, Inc.
  265 North Whisman Road
  Mountain View, CA 94043
John G. Freund, M.D.(12)....................................           32,374                     0.2
  Skyline Venture Partners, L.P.
  525 University Avenue, Suite 701
  Palo Alto, CA 94301
Daniel S. Janney(13)........................................           20,000                     0.1
  Alta Partners
  One Embarcadero Center, Suite 4050
  San Francisco, CA 94111
All directors and executive officers as a group (12
  persons)(14)..............................................        3,916,378                    26.0


-------------------------
  *  Less than 0.1%.


 (1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

 (2) Applicable percentage of ownership for each stockholder is based on 14,856,348 shares of Common Stock outstanding as of June 30, 2000, together with applicable options for such stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2000. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Unless otherwise indicated, the address of each of the individuals named above is: c/o LJL BioSystems, Inc., 405 Tasman Drive, Sunnyvale, CA 94089.


 (3) Based on information provided by T. Rowe Price Associates, Inc.


 (4) Based on information provided by Hambrecht & Quist Capital Management, Inc., the total number consists of 581,539 shares held by H&Q Healthcare Investors and 387,693 shares held by H&Q Life Sciences Investors.


 (5) This information is based on a Schedule 13G/A filed on April 7, 2000. INVESCO Private Capital refers herein to the following persons: AMVESCAP PLC, AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisors, Inc., INVESCO (NY) Asset Management, Inc., all of which are organized under the laws of England and all of which share voting and dispositive power over all shares held by INVESCO Private Capital.


 (6) Consists of 1,146 shares jointly held by Lev J. Leytes and Galina Leytes, 3,072,322 shares held by the Leytes Revocable Trust, UADTD 8/13/99, 450,000 shares held by Yalta Investments, L.P., 37,064 shares held by the Dina L. Leytes Irrevocable Trust UADTD 6/21/96 and 37,064 shares held by the Mary
     E. Leytes Irrevocable Trust UADTD 6/21/96 and 47,150 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000. Mr. Leytes disclaims beneficial ownership of the shares held in each trust except to the extent of his pecuniary interest therein.



 (7) Consists of 1,146 shares jointly held by Lev J. Leytes and Galina Leytes, 3,072,322 shares held by the Leytes Revocable Trust, UADTD 8/13/99, 450,000 shares held by Yalta Investments, L.P., 37,064 shares held by the Dina L. Leytes Irrevocable Trust UADTD 6/21/96 and 37,064 shares held by the Mary
     E. Leytes Irrevocable Trust UADTD 6/21/96 and 26,857 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000. Ms. Leytes disclaims beneficial ownership of the shares held in each trust except to the extent of her pecuniary interest therein.



 (8) Consists of 46,407 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000.



 (9) Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000.



(10) Includes 625 shares held by Doug Modlin, Custodian for Anna Lark Modlin U/CA/UTMA, 625 shares held by Doug Modlin, Custodian for Sara Elayne Modlin U/CA/UTMA and 23,321 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000. Mr. Modlin disclaims beneficial ownership of the shares held as custodian.



(11) Includes 5,000 shares of restricted stock held by Mr. Bigham, a director of the Company and 15,125 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000.



(12) Includes 20,000 shares held by the Freund/Sexton Living Trust dated 2/8/91, of which 10,000 shares are restricted stock, and 5,209 shares held by the Freund-Sexton 1997 Irrevocable Childrens Trust UADTD 1/20/97.



(13) Includes 20,000 shares of restricted stock held by Mr. Janney, a director of the Company.



(14) Includes 192,141 shares subject to options exercisable within 60 days of June 30, 2000.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     On June 7, 2000, Molecular Devices entered into an agreement to merge with LJL BioSystems in a transaction to be accounted for as a "pooling of interests." Under the terms of the agreement, each issued and outstanding common share of LJL BioSystems will be exchanged for 0.30 of a share of Molecular Devices common stock. Additionally, Molecular Devices will assume outstanding options and warrants to acquire LJL BioSystems common stock. As of March 31, 2000, there were outstanding options and warrants to acquire approximately 2,036,000 shares of LJL BioSystems common stock, which would become exercisable for approximately 611,000 shares of Molecular Devices common stock.



     The following unaudited pro forma condensed combined financial statements present the effect of the proposed merger between Molecular Devices and LJL BioSystems on a "pooling of interests" basis. The Molecular Devices and LJL BioSystems unaudited pro forma combined balance sheet assumes that the merger of Molecular Devices and LJL BioSystems took place on March 31, 2000 and combines the Molecular Devices and LJL BioSystems historical consolidated balance sheets at March 31, 2000. The Molecular Devices and LJL BioSystems unaudited pro forma combined statements of income assume that the merger of Molecular Devices and LJL BioSystems took place as of the beginning of the periods presented and combine Molecular Devices' and LJL BioSystems' historical consolidated statements of income data for the years ended December 31, 1999, 1998 and 1997 and for the three-month periods ended March 31, 2000 and March 31, 1999.


     The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.


     Molecular Devices and LJL BioSystems estimate that they will incur direct transaction costs of approximately $17.5 million in connection with the proposed merger of Molecular Devices with LJL BioSystems, which will be charged to operations in the quarter in which the merger is consummated. This amount is a preliminary estimate and is therefore subject to change. There can be no assurance that Molecular Devices will not incur additional charges in subsequent quarters to reflect costs associated with the proposed merger.


     These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto to Molecular Devices and LJL BioSystems and other financial information pertaining to Molecular Devices and LJL BioSystems including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" incorporated by reference or included herein.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)


                                                                   MARCH 31, 2000
                                                 --------------------------------------------------
                                                       HISTORICAL
                                                 -----------------------           PRO FORMA
                                                 MOLECULAR       LJL        -----------------------
                                                  DEVICES     BIOSYSTEMS    ADJUSTMENTS    COMBINED
                                                 ---------    ----------    -----------    --------
ASSETS:
  Current assets:
     Cash and cash equivalents.................   $27,467      $ 11,480      $     --      $ 38,947
     Short-term investments....................        --        14,980            --        14,980
     Accounts receivable, net..................    18,688         1,337            --        20,025
     Inventories...............................     9,632         2,155            --        11,787
     Deferred tax assets.......................     2,465            --         8,607(a)     11,072
     Other current assets......................       816         1,034            --         1,850
                                                  -------      --------      --------      --------
       Total current assets....................    59,068        30,986         8,607        98,661
  Equipment and leasehold improvements, net....     4,527           975            --         5,502
  Other assets.................................     6,467           223            --         6,690
                                                  -------      --------      --------      --------
                                                  $70,062      $ 32,184      $  8,607      $110,853
                                                  =======      ========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities:
     Accounts payable..........................   $ 4,231      $    815      $     --      $  5,046
     Accrued liabilities.......................     4,419         2,600        17,500(c)     24,519
     Deferred revenue..........................     1,338           773            --         2,111
     Current portion of long-term debt.........        --           290            --           290
                                                  -------      --------      --------      --------
       Total current liabilities...............     9,988         4,478        17,500        31,966
  Long-term debt, net of current portion.......        --           511            --           511
  Stockholders' equity
     Preferred stock...........................        --            --            --            --
     Common stock..............................        10            15           (10)(b)        15
     Additional paid-in capital................    45,454        50,256            10(b)     95,720
     Deferred compensation.....................       (46)         (391)           --          (437)
     Accumulated deficit.......................    15,344       (22,662)        8,607(a)
                                                                              (17,500)(c)   (16,211)
     Accumulated and other comprehensive
       income..................................      (688)          (23)           --          (711)
                                                  -------      --------      --------      --------
       Total stockholders' equity..............    60,074        27,195        (8,893)       78,376
                                                  -------      --------      --------      --------
                                                  $70,062      $ 32,184      $  8,607      $110,853
                                                  =======      ========      ========      ========


-------------------------
(a) To reflect the combined tax position as if the merger had occurred at the beginning of the earliest period presented. This adjustment is based on the evaluation of a variety of factors including the combined companies' statutory and state tax rates, and the elimination of the valuation allowance for deferred tax assets of LJL BioSystems.

(b) To record the exchange of LJL BioSystems common stock for Molecular Devices common stock.


(c) To adjust the pro forma condensed combined balance sheet to reflect one-time merger-related charges which will be expensed at the time the merger is consummated as required under the pooling-of-interests accounting method. These charges are presently estimated to be approximately $17.5 million. Direct merger expenses include banking and financial advisory fees, other professional services, estimated registration expenses and various redeployment, retention and severance costs.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED MARCH 31, 2000
                                                 --------------------------------------------------
                                                       HISTORICAL
                                                 -----------------------           PRO FORMA
                                                 MOLECULAR       LJL        -----------------------
                                                  DEVICES     BIOSYSTEMS    ADJUSTMENTS    COMBINED
                                                 ---------    ----------    -----------    --------
Revenues.......................................   $17,068      $ 3,111        $    --      $20,179
Cost of revenues...............................     6,250        1,111             --        7,361
                                                  -------      -------        -------      -------
Gross margin...................................    10,818        2,000             --       12,818
                                                  -------      -------        -------      -------
Operating expenses:
  Research and development.....................     1,888        2,099             --        3,987
  Selling, general and administrative..........     5,083        2,395             --        7,478
                                                  -------      -------        -------      -------
     Total operating expenses..................     6,971        4,494             --       11,465
                                                  -------      -------        -------      -------
Income (loss) from operations..................     3,847       (2,494)            --        1,353
Interest and other income, net.................       387          240             --          627
Interest expense...............................        --          (25)            --          (25)
                                                  -------      -------        -------      -------
Income (loss) before taxes.....................     4,234       (2,279)            --        1,955
Income tax provision...........................     1,630            4           (865)(a)      769
                                                  -------      -------        -------      -------
Net income (loss)..............................   $ 2,604      $(2,283)       $   865      $ 1,186
                                                  =======      =======        =======      =======
Basic net income (loss) per share..............   $  0.27      $ (0.16)                    $  0.09
                                                  =======      =======                     =======
Diluted net income (loss) per share............   $  0.25      $ (0.16)                    $  0.08
                                                  =======      =======                     =======
Shares used in computing basic net income
  (loss) per share.............................     9,706       14,000         (9,800)(b)   13,906
                                                  =======      =======        =======      =======
Shares used in computing diluted net income
  (loss) per share.............................    10,596       14,000         (9,391)(b)   15,205
                                                  =======      =======        =======      =======

-------------------------
(a) To reflect the combined tax position as if the merger had occurred at the beginning of the earliest period presented. This adjustment is based on the evaluation of a variety of factors including the combined companies' statutory and state tax rates, and the elimination of the valuation allowance for deferred tax assets of LJL BioSystems.

(b) To record the exchange of LJL BioSystems common stock for Molecular Devices common stock (including the dilutive effect of LJL BioSystems' outstanding stock options and assumed conversion of LJL BioSystems mandatorily redeemable convertible preferred stock).

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED MARCH 31, 1999
                                                 --------------------------------------------------
                                                       HISTORICAL
                                                 -----------------------           PRO FORMA
                                                 MOLECULAR       LJL        -----------------------
                                                  DEVICES     BIOSYSTEMS    ADJUSTMENTS    COMBINED
                                                 ---------    ----------    -----------    --------
Revenues.......................................   $13,507      $ 1,359       $     --      $14,866
Cost of revenues...............................     5,264          698             --        5,962
                                                  -------      -------       --------      -------
Gross margin...................................     8,243          661             --        8,904
                                                  -------      -------       --------      -------
Operating expenses:
  Research and development.....................     1,590        1,483             --        3,073
  Selling, general and administrative..........     3,865        1,689             --        5,554
                                                  -------      -------       --------      -------
     Total operating expenses..................     5,455        3,172             --        8,627
                                                  -------      -------       --------      -------
Income (loss) from operations..................     2,788       (2,511)            --          277
Interest and other income, net.................       421          180             --          601
Interest expense...............................        --          (20)            --          (20)
                                                  -------      -------       --------      -------
Income (loss) before taxes.....................     3,209       (2,351)            --          858
Income tax provision...........................     1,235           --           (949)(a)      286
                                                  -------      -------       --------      -------
Net income (loss)..............................   $ 1,974      $(2,351)      $    949      $   572
                                                  =======      =======       ========      =======
Basic net income (loss) per share..............   $  0.21      $ (0.20)                    $  0.04
                                                  =======      =======                     =======
Diluted net income (loss) per share............   $  0.20      $ (0.20)                    $  0.04
                                                  =======      =======                     =======
Shares used in computing basic net income
  (loss) per share.............................     9,528       11,969         (8,378)(b)   13,119
                                                  =======      =======       ========      =======
Shares used in computing diluted net income
  (loss) per share.............................     9,963       11,969         (8,086)(b)   13,846
                                                  =======      =======       ========      =======

-------------------------
(a) To reflect the combined tax position as if the merger had occurred at the beginning of the earliest period presented. This adjustment is based on the evaluation of a variety of factors including the combined companies' statutory and state tax rates, and the elimination of the valuation allowance for deferred tax assets of LJL BioSystems.

(b) To record the exchange of LJL BioSystems common stock for Molecular Devices common stock (including the dilutive effect of LJL BioSystems' outstanding stock options and assumed conversion of LJL BioSystems mandatorily redeemable convertible preferred stock).

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED DECEMBER 31, 1999
                                                 --------------------------------------------------
                                                       HISTORICAL                  PRO FORMA
                                                 -----------------------    -----------------------
                                                 MOLECULAR       LJL
                                                  DEVICES     BIOSYSTEMS    ADJUSTMENTS    COMBINED
                                                 ---------    ----------    -----------    --------
Revenues.......................................   $61,985      $ 9,917        $    --      $71,902
Cost of revenues...............................    22,745        3,554             --       26,299
                                                  -------      -------        -------      -------
Gross margin...................................    39,240        6,363             --       45,603
                                                  -------      -------        -------      -------
Operating expenses:
  Research and development.....................     7,363        6,787             --       14,150
  Write-off of acquired research and
     development...............................     2,037           --             --        2,037
  Selling, general and administrative..........    17,431        8,199             --       25,630
                                                  -------      -------        -------      -------
     Total operating expenses..................    26,831       14,986             --       41,817
                                                  -------      -------        -------      -------
Income (loss) from operations..................    12,409       (8,623)            --        3,786
Interest and other income, net.................     1,421          590             --        2,011
Interest expense...............................        --          (90)            --          (90)
                                                  -------      -------        -------      -------
Income (loss) before taxes.....................    13,830       (8,123)            --        5,707
Income tax provision...........................     5,325           15         (3,284)(a)    2,056
                                                  -------      -------        -------      -------
Net income (loss)..............................   $ 8,505      $(8,138)       $ 3,284      $ 3,651
                                                  =======      =======        =======      =======
Basic net income (loss) per share..............   $  0.89      $ (0.65)                    $  0.27
                                                  =======      =======                     =======
Diluted net income (loss) per share............   $  0.84      $ (0.65)                    $  0.26
                                                  =======      =======                     =======
Shares used in computing basic net income
  (loss) per share.............................     9,595       12,506         (8,754)(b)   13,347
                                                  =======      =======        =======      =======
Shares used in computing diluted net income
  (loss) per share.............................    10,071       12,506         (8,428)(b)   14,149
                                                  =======      =======        =======      =======

-------------------------
(a) To reflect the combined tax position as if the merger had occurred at the beginning of the earliest period presented. This adjustment is based on the evaluation of a variety of factors including the combined companies' statutory and state tax rates, and the elimination of the valuation allowance for deferred tax assets of LJL BioSystems.

(b) To record the exchange of LJL BioSystems common stock for Molecular Devices common stock (including the dilutive effect of LJL BioSystems' outstanding stock options and assumed conversion of LJL BioSystems mandatorily redeemable convertible preferred stock).

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED DECEMBER 31, 1998
                                                 --------------------------------------------------
                                                       HISTORICAL                  PRO FORMA
                                                 -----------------------    -----------------------
                                                 MOLECULAR       LJL
                                                  DEVICES     BIOSYSTEMS    ADJUSTMENTS    COMBINED
                                                 ---------    ----------    -----------    --------
Revenues.......................................   $47,798      $ 4,436        $    --      $52,234
Cost of revenues...............................    17,716        2,487             --       20,203
                                                  -------      -------        -------      -------
Gross margin...................................    30,082        1,949             --       32,031
                                                  -------      -------        -------      -------
Operating expenses:
  Research and development.....................     5,686        5,472             --       11,158
  Write-off of acquired research and
     development...............................       876           --             --          876
  Selling, general and administrative..........    14,078        5,308             --       19,386
                                                  -------      -------        -------      -------
     Total operating expenses..................    20,640       10,780             --       31,420
                                                  -------      -------        -------      -------
Income (loss) from operations..................     9,442       (8,831)            --          611
Interest and other income, net.................     1,584          629             --        2,213
Interest expense...............................        --          (35)            --         (35)
                                                  -------      -------        -------      -------
Income (loss) before taxes.....................    11,026       (8,237)            --        2,789
Income tax provision...........................     4,245           --         (3,289)(a)      956
                                                  -------      -------        -------      -------
Net income (loss)..............................     6,781       (8,237)         3,289        1,833
Accretion of mandatorily redeemable convertible
  preferred stock redemption value.............        --         (254)           254(c)        --
                                                  -------      -------        -------      -------
Net income (loss) available to common
  stockholders.................................   $ 6,781      $(8,491)       $ 3,543      $ 1,833
                                                  =======      =======        =======      =======
Basic net income (loss) per share available to
  common stockholders..........................   $  0.72      $ (0.91)                    $  0.15
                                                  =======      =======                     =======
Diluted net income (loss) per share available
  to common stockholders.......................   $  0.70      $ (0.91)                    $  0.14
                                                  =======      =======                     =======
Shares used in computing basic net income
  (loss) per share available to common
  stockholders.................................     9,411        9,283         (6,287)(b)   12,407
                                                  =======      =======        =======      =======
Shares used in computing diluted net income
  (loss) per share available to common
  stockholders.................................     9,738        9,283         (6,056)(b)   12,965
                                                  =======      =======        =======      =======

-------------------------
(a) To reflect the combined tax position as if the merger had occurred at the beginning of the earliest period presented. This adjustment is based on the evaluation of a variety of factors including the combined companies' statutory and state tax rates, and the elimination of the valuation allowance for deferred tax assets of LJL BioSystems.

(b) To record the exchange of LJL BioSystems common stock for Molecular Devices common stock (including the dilutive effect of LJL BioSystems' outstanding stock options and assumed conversion of LJL BioSystems mandatorily redeemable convertible preferred stock).

(c) To adjust the accretion of the mandatorily redeemable convertible preferred stock redemption value to zero to reflect the assumed conversion of the outstanding LJL BioSystems mandatorily redeemable convertible preferred stock to common stock.

             UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            YEAR ENDED DECEMBER 31, 1997
                                                 --------------------------------------------------
                                                       HISTORICAL
                                                 -----------------------           PRO FORMA
                                                 MOLECULAR       LJL        -----------------------
                                                  DEVICES     BIOSYSTEMS    ADJUSTMENTS    COMBINED
                                                 ---------    ----------    -----------    --------
Revenues.......................................   $38,286      $ 5,204        $    --      $43,490
Cost of revenues...............................    14,426        2,319             --       16,745
                                                  -------      -------        -------      -------
Gross margin...................................    23,860        2,885             --       26,745
                                                  -------      -------        -------      -------
Operating expenses:
  Research and development.....................     4,721        3,511             --        8,232
  Selling, general and administrative..........    11,883        2,145             --       14,028
                                                  -------      -------        -------      -------
     Total operating expenses..................    16,604        5,656             --       22,260
                                                  -------      -------        -------      -------
Income (loss) from operations..................     7,256       (2,771)            --        4,485
Interest and other income, net.................     1,220          237             --        1,457
Interest expense...............................        --           (9)            --           (9)
                                                  -------      -------        -------      -------
Income (loss) before taxes.....................     8,476       (2,543)            --        5,933
Income tax provision...........................     3,174           12         (1,169)(a)    2,017
                                                  -------      -------        -------      -------
Net income (loss)..............................     5,302       (2,555)         1,169        3,916
Accretion of mandatorily redeemable convertible
  preferred stock redemption value.............        --         (636)           636(c)        --
                                                  -------      -------        -------      -------
Net income (loss) available to common
  stockholders.................................   $ 5,302      $(3,191)       $ 1,805      $ 3,916
                                                  =======      =======        =======      =======
Basic net income (loss) per share available to
  common stockholders..........................   $  0.58      $ (0.71)                    $  0.35
                                                  =======      =======                     =======
Diluted net income (loss) per share available
  to common stockholders.......................   $  0.55      $ (0.71)                    $  0.33
                                                  =======      =======                     =======
Shares used in computing basic net income
  (loss) per share available to common
  stockholders.................................     9,137        4,504         (2,534)(b)   11,107
                                                  =======      =======        =======      =======
Shares used in computing diluted net income
  (loss) per share available to common
  stockholders.................................     9,721        4,504         (2,319)(b)   11,906
                                                  =======      =======        =======      =======


-------------------------
(a) To reflect the combined tax position as if the merger had occurred at the beginning of the earliest period presented. This adjustment is based on the evaluation of a variety of factors including the combined companies' statutory and state tax rates, and the elimination of the valuation allowance for deferred tax assets of LJL BioSystems.

(b) To record the exchange of LJL BioSystems common stock for Molecular Devices common stock (including the dilutive effect of LJL BioSystems' outstanding stock options and assumed conversion of LJL BioSystems mandatorily redeemable convertible preferred stock).

(c) To adjust the accretion of the mandatorily redeemable convertible preferred stock redemption value to zero to reflect the assumed conversion of the outstanding LJL BioSystems mandatorily redeemable convertible preferred stock to common stock.

                          NOTES TO UNAUDITED PRO FORMA


                    CONDENSED COMBINED FINANCIAL STATEMENTS


NOTE 1

     Both Molecular Devices' and LJL BioSystems' fiscal years end on December
31. The accompanying unaudited pro forma combined statements of income information give effect to the proposed merger of Molecular Devices and LJL BioSystems as if such merger occurred as of the beginning of the earliest period presented on a pooling-of-interests basis. The pro forma combined statements of income for the years ended December 31, 1999, 1998 and 1997 and the three-month periods ended March 31, 2000 and March 31, 1999 reflect the results of operations of both Molecular Devices and LJL BioSystems for the same years and three-month periods then ended.

     The pro forma combined balance sheet as of March 31, 2000 combines the assets, liabilities and stockholders' equity of Molecular Devices and LJL BioSystems as of March 31, 2000.

NOTE 2

     Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Potential dilutive common equivalent shares consist of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computations if their effect is anti-dilutive. Pro forma net income per share is computed by adding Molecular Devices historical weighted average shares outstanding to LJL BioSystems historical weighted average shares outstanding converted to give effect to the exchange ratio of 0.30.

                          NOTES TO UNAUDITED PRO FORMA

     The following table reconciles the number of shares used in the pro forma earnings per share computations to the numbers set forth in Molecular Devices' and LJL BioSystems' historical statements of operations (in thousands, except the exchange ratio):

                                              THREE MONTHS     THREE MONTHS
                                                 ENDED            ENDED
                                             MARCH 31, 2000   MARCH 31, 1999    1999     1998     1997
                                             --------------   --------------   ------   ------   ------
Shares used in basic per share computation:
  Historical LJL BioSystems................      14,000           11,969       12,506    9,283    4,504
  Assumed conversion of outstanding LJL
     BioSystems mandatorily redeemable
     convertible preferred stock...........          --               --           --      704    2,064
                                                 ------           ------       ------   ------   ------
                                                 14,000           11,969       12,506    9,987    6,568
  Exchange ratio...........................        0.30             0.30         0.30     0.30     0.30
                                                 ------           ------       ------   ------   ------
                                                  4,200            3,591        3,752    2,996    1,970
  Historical Molecular Devices.............       9,706            9,528        9,595    9,411    9,137
                                                 ------           ------       ------   ------   ------
  Pro forma combined.......................      13,906           13,119       13,347   12,407   11,107
                                                 ======           ======       ======   ======   ======
Shares used in diluted per share
  computation:
  Historical LJL BioSystems common stock...      14,000           11,969       12,506    9,283    4,504
  Assumed conversion of outstanding LJL
     BioSystems mandatorily redeemable
     convertible preferred stock...........          --               --           --      704    2,064
                                                 ------           ------       ------   ------   ------
                                                 14,000           11,969       12,506    9,987    6,568
                                                   0.30             0.30         0.30     0.30     0.30
                                                 ------           ------       ------   ------   ------
                                                  4,200            3,591        3,752    2,996    1,970
  Historical LJL BioSystems stock
     options...............................       1,970            1,762        1,852    1,498      830
  Exchange ratio...........................        0.30             0.30         0.30     0.30     0.30
                                                 ------           ------       ------   ------   ------
                                                    591              529          556      449      249
  Dilutive effect of converted stock
     options...............................         409              292          326      231      215
  Historical Molecular Devices.............      10,596            9,963       10,071    9,738    9,721
                                                 ------           ------       ------   ------   ------
  Pro forma combined.......................      15,205           13,846       14,149   12,965   11,906
                                                 ======           ======       ======   ======   ======

NOTE 3


     It is anticipated that the combined company will incur estimated direct transaction charges of approximately $17.5 million related to the proposed merger of Molecular Devices with LJL BioSystems, principally in the quarter in which the proposed merger is consummated. These charges include estimated investment banking and financial advisory fees of approximately $10.0 million, and other estimated merger related expenses totaling $7.5 million consisting primarily of other professional services, estimated registration expenses and various employee redeployment, retention and severance costs. These anticipated charges are preliminary estimates and are subject to change. Actual amounts ultimately incurred could differ from the estimated amounts. The actual amounts will be charged to the statement of income in the period the transaction is consummated. Additionally, the direct transaction charges do not include integration costs which may be incurred as of and subsequent to the merger. Neither Molecular Devices nor LJL BioSystems has estimated the amount or nature of integration costs.


NOTE 4

     Pro forma adjustments have been made to reduce valuation allowances previously provided for financial reporting purposes by LJL BioSystems against deferred tax assets attributable to its net operating loss carry-forwards and temporary differences. Because Molecular Devices and LJL BioSystems will file

                          NOTES TO UNAUDITED PRO FORMA
consolidated income tax returns subsequent to the merger, the LJL BioSystems temporary differences will be realized for income tax purposes against combined future taxable income. The LJL BioSystems net operating loss carryforwards are subject to certain annual limitations because of the change of ownership rules under federal and state tax law. Because of Molecular Devices' history of taxable income, and its ability to utilize such carry-forwards against combined future taxable income through appropriate tax planning, the valuation allowance against the deferred tax asset for such carryforwards has been reduced to reflect the anticipated benefit available under the annual limitations imposed by the change of ownership provisions.

                 DESCRIPTION OF MOLECULAR DEVICES CAPITAL STOCK

GENERAL

     The following describes certain of the provisions of the certificate of incorporation and bylaws of Molecular Devices. Molecular Devices' certificate of incorporation and bylaws are included as exhibits to the registration statement of which this joint proxy statement/prospectus is a part. The authorized capital stock of Molecular Devices consists of 30,000,000 shares of common stock, $.001 par value, and 3,000,000 shares of preferred stock, $.001 par value.

MOLECULAR DEVICES COMMON STOCK


     As of June 30, 2000, there were 11,501,673 shares of common stock outstanding held of record by 91 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Molecular Devices, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Molecular Devices common stock are subject to those of holders of Molecular Devices preferred stock.


MOLECULAR DEVICES PREFERRED STOCK

     The board of directors has the authority, without further action by the stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Molecular Devices. Molecular Devices has no present plan to issue any shares of preferred stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Molecular Devices common stock is EquiServe, L.P.

              COMPARATIVE RIGHTS OF MOLECULAR DEVICES STOCKHOLDERS
                        AND LJL BIOSYSTEMS STOCKHOLDERS

     Upon consummation of the merger, LJL BioSystems stockholders will become stockholders of Molecular Devices. Because Molecular Devices and LJL BioSystems are both Delaware corporations, LJL BioSystems stockholders' rights will continue to be governed by the Delaware General Corporation Law (the "DGCL"). Additionally, as stockholders of LJL BioSystems, their rights are presently governed by LJL BioSystems' amended and restated certificate of incorporation (the "LJL BioSystems Charter") and LJL BioSystems' amended and restated bylaws (the "LJL BioSystems Bylaws"). As stockholders of Molecular Devices, their rights will be governed by Molecular Devices' amended and restated certificate of incorporation (the "Molecular Devices Charter") and Molecular Devices' bylaws (the "Molecular Devices Bylaws"). The following discussion summarizes only the material differences between the rights of holders of Molecular Devices common stock and holders of LJL BioSystems common stock under the charters and bylaws of Molecular Devices and LJL BioSystems. This summary does not purport to be complete and is qualified in its entirety by reference to the Molecular Devices Charter and Bylaws, and the LJL BioSystems Charter and Bylaws and the relevant provisions of the DGCL.

SIZE OF THE BOARD OF DIRECTORS

     Delaware law permits a corporation's board of directors alone to change the authorized number or range of directors by amendment of the corporation's bylaws, unless otherwise prohibited by the corporation's certificate of incorporation (in which case a change in the number of directors may be made only upon approval of such change by the stockholders). In any case, no reduction in the authorized number of directors may have the effect of removing any director before that director's term of office expires. The ability of the board of directors to alter size without stockholder approval enables a corporation to respond quickly to a potential opportunity to attract the services of a qualified director or to eliminate a vacancy for which a suitable candidate is not available.


     The LJL BioSystems Bylaws provide for a board of directors of seven. Directors are elected at each annual meeting of the LJL BioSystems stockholders. The number of directors may be changed by a resolution of the board of directors or of the stockholders. The Molecular Devices board of directors currently consists of eight members. Directors are elected at each annual meeting of Molecular Devices stockholders. The Molecular Devices Charter provides that the board of directors, by resolution, may fix the number of directors which, as noted above, is currently eight.



     The merger agreement provides that the Molecular Devices board of directors must use commercially reasonable efforts to attempt to cause, as of the effective time, Lev J. Leytes to be elected to the board of directors of Molecular Devices. In order to accommodate the election of Lev J. Leytes to the board of directors of Molecular Devices, the board of directors will, by resolution, increase the number of directors of Molecular Devices to nine directors and fill the vacancy created by such increase by appointing Lev J. Leytes to the board of directors (See "-- Filling New Seats or Vacancies on the Board of Directors" below).


REMOVAL OF DIRECTORS

     Under Delaware law a director may be removed, with or without cause, by the holders of a majority of the then outstanding shares entitled to vote thereon unless (i) the corporation has a classified board of directors, in which case a director may be removed only with cause, or (ii) the corporation has cumulative voting, in which case, if less than the entire board is to be removed, no director may be removed without cause if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting.

     The LJL BioSystems Bylaws provide removal, with or without cause, by stockholders holding a majority of the outstanding shares entitled to vote for directors. The Molecular Devices Bylaws provide that a director may be removed for cause by stockholders holding a majority of the then outstanding shares entitled to vote for directors. For removal without cause, however, the Molecular Devices Bylaws require that holders of at least 66 2/3% of the voting power of all the then outstanding shares of voting stock vote in favor of removal.

FILLING NEW SEATS OR VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum), unless (i) otherwise provided in the corporation's certificate of incorporation or bylaws, or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy.

     The LJL BioSystems Bylaws provide that vacancies created by an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Vacancies created by the resignation of one or more directors may be filled by a majority of the board of directors then in office, including those who have so resigned. Vacancies in the LJL BioSystems board of directors created by the removal of a director by the vote of the stockholders or by court order may be filled only by a vote of the stockholders. Notwithstanding the foregoing, however, where the LJL BioSystems Charter provides that the holders of a particular class is to elect one or more directors, only the directors so elected by such class, or a sole remaining director so elected, may fill a vacancy.

     The Molecular Devices Charter provides that, subject to the rights of any preferred stockholders to elect directors, new seats on the Molecular Devices board of directors or vacancies occurring for any cause, including newly created directorships resulting from any increase in the authorized number of directors, may be filled only by an affirmative vote of the majority of the directors then in office, even though less than a quorum. Although such vacancies may only be filled by an affirmative vote of the majority of directors then in office, the Molecular Devices Charter and Bylaws provide that the directors may, by resolution, direct that such vacancies be filled by the stockholders.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Delaware law permits, with certain exceptions, a corporation to adopt charter provisions eliminating the liability of its directors to the corporation or its stockholders for monetary damages for breach of the directors' fiduciary duty of care. Under Delaware law, such a provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or
(d) transactions in which the director received an improper personal benefit.

     The LJL BioSystems Charter eliminates the liability of directors to the corporation to the fullest extent permissible under Delaware law. The Molecular Devices Charter eliminates the liability of directors to Molecular Devices or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law and recites the exceptions referred to above. Such limitation of liability provisions may not, however, limit a director's liability for violation of, or otherwise relieve Molecular Devices or LJL BioSystems or their directors from the necessity of complying with, federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

     Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise.

     Expenses incurred by an officer or director in defending an action may be paid in advance, under Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

     The LJL BioSystems Charter permits indemnification beyond that expressly mandated by Delaware law subject only to the limits on such excess indemnification set forth by Delaware law. In addition, the LJL BioSystems Bylaws contain provisions to further the indemnification provisions set forth in its charter. The Molecular Devices Bylaws provide that the corporation shall indemnify its directors and officers to the fullest extent permitted by Delaware law; provided, however, that the corporation may modify the extent of such indemnification by contracts with its directors and executive officers. Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders, or of disinterested directors, or otherwise.

INTERESTED DIRECTOR TRANSACTIONS

     Under Delaware law, certain contracts or transactions in which one or more of a corporation's directors have an interest are not void or voidable because of such interest if certain conditions are met. Under Delaware law, (a) either the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "fair" to the corporation, or (b) the contract or transaction must have been "fair" as to the corporation at the time it was approved. If stockholder approval is sought generally, the contract or transaction must be approved in good faith by a majority of disinterested stockholders. If board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum).

ELIMINATION OF ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

     Under Delaware law, stockholders may execute an action by written consent in lieu of a stockholder meeting. Delaware law permits a corporation in its charter to eliminate such actions by written consent. Both the LJL BioSystems Charter and the Molecular Devices Charter prohibit stockholder actions by written consent.


     Elimination of the ability of stockholders to act by written consent could lengthen the amount of time required to take stockholder actions, since certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. The elimination of stockholder actions by written consents, however, could deter hostile takeover attempts. A holder or group of holders controlling a majority interest of Molecular Devices common stock or LJL BioSystems common stock would not be able to amend the respective charters or bylaws or remove directors pursuant to a stockholder action by written consent, but instead, would have to call a stockholders' meeting and observe the notice periods determined by the each board pursuant to the each company's bylaws prior to attempting to obtain approval of any such action.


POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

     Pursuant to the DGCL, special meetings of stockholders may be called by a corporation's board of directors or by such person or persons as may be authorized by such corporation's certificate of incorporation or bylaws.

     Under the LJL BioSystems Bylaws, a special meeting of stockholders may be called by the board of directors, the chairman of the board, the president, or by one or more holders of shares entitled to cast not less than 10% of the votes at such meeting. The Molecular Devices Bylaws provide that special meetings of stockholders may be called by the chairman of the board, the CEO, the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of shares entitled to cast not less than 10% of the votes at the meeting. Both the Molecular Devices Bylaws and the LJL BioSystems Bylaws further provide that only such business shall be conducted at a special meeting of stockholders as shall have been specified in the notice of such meeting.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

     In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the DGCL, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. Under Section 203 of the DGCL, certain business combinations with a majority stockholder require the delivery of a fairness opinion.

     Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder of the benefit (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if (i) prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination, and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

     Section 203 only applies to Delaware corporations which, like Molecular Devices, (i) have a class of voting stock that is listed on a national securities exchange, are quoted on an interdealer quotation system such as the Nasdaq National Market or (ii) are held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by
Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to its bylaws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. Molecular Devices has not elected not to be governed by Section 203; therefore,
Section 203 will apply to Molecular Devices.

     Section 203 has been challenged in lawsuits arising out of ongoing takeover disputes, and it is not yet clear whether and to what extent its constitutionality will be upheld by the courts. Although the United States District Court for the District of Delaware has consistently upheld the constitutionality of Section 203, the Delaware Supreme Court has not yet considered the issue. LJL BioSystems believes that so long as the constitutionality of Section 203 is upheld, Section 203 will encourage any potential acquiror to negotiate with the Molecular Devices board. Section 203 also has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Molecular Devices in which all stockholders would not be treated equally. LJL BioSystems stockholders should note that the application of
Section 203 to Molecular Devices will confer upon the Molecular Devices board the power to reject a proposed business combination, even though a potential acquiror could be offering a substantial premium for Molecular Devices' shares over the then current market price (assuming the stock is then publicly traded).
Section 203 may also discourage certain potential acquirors unwilling to comply with its provisions.

MERGERS

     Delaware law generally requires that a majority of the holders of the stock of each of the acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is an identical outstanding share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. Delaware law also requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

     Delaware law does not generally require class voting with respect to stockholder approval of mergers, reorganizations, certain sales of assets and similar transactions. In general, class voting is only required in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. The Molecular Devices Charter and the LJL BioSystems Charter do not require class voting.

DISSENTERS' RIGHTS

     Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his, her or its shares in lieu of the consideration he, she or it would otherwise receive in the transaction.

     Delaware law provides, however, that dissenters' rights are not available
(a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation whose shares are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if, among other conditions, no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger. As a result, neither the LJL BioSystems stockholders nor the Molecular Devices stockholders will have dissenters' rights.

     THE FOREGOING IS AN ATTEMPT TO SUMMARIZE THE MATERIAL DIFFERENCES IN THE LJL BIOSYSTEMS CHARTER AND THE MOLECULAR DEVICES CHARTER AND THE LJL BIOSYSTEMS BYLAWS AND THE MOLECULAR DEVICES BYLAWS AND DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF STOCKHOLDERS OF LJL BIOSYSTEMS AND MOLECULAR DEVICES. SUCH DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO DELAWARE LAW AND THE LJL BIOSYSTEMS CHARTER AND THE MOLECULAR DEVICES CHARTER AND THE LJL BIOSYSTEMS BYLAWS AND THE MOLECULAR DEVICES BYLAWS. IN ADDITION, DELAWARE LAW PROVIDES THAT SOME OF THE STATUTORY PROVISIONS, AS THEY AFFECT VARIOUS RIGHTS OF HOLDERS OF SHARES, MAY BE MODIFIED BY PROVISIONS IN THE CHARTER OR BYLAWS OF THE CORPORATION.

                              INDEPENDENT AUDITORS


     It is expected that representatives of Ernst & Young LLP (on behalf of Molecular Devices) and PricewaterhouseCoopers LLP (on behalf of LJL BioSystems) will be present at the respective special meetings of stockholders to respond to appropriate questions of stockholders and to make a statement if they so desire.


                                 LEGAL MATTERS

     The validity of the Molecular Devices common stock to be issued in the merger has been passed upon for Molecular Devices by Cooley Godward LLP. Certain tax consequences of the merger have been passed upon for Molecular Devices by Cooley Godward LLP and for LJL BioSystems by Venture Law Group, A Professional Corporation.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited Molecular Devices' consolidated financial statements and schedule included in Molecular Devices' annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated in this joint proxy statement/ prospectus by reference. Molecular Devices' consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



     The consolidated financial statements of LJL BioSystems, Inc. incorporated in this joint proxy statement/prospectus by reference to LJL BioSystems' annual report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                             STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Molecular Devices' proxy statement and form of proxy for the Molecular Devices' 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 21, 2000. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is February 19, 2001. Such proposal or nomination, however, may not be submitted before January 20, 2001. Stockholders are also advised to review Molecular Devices' By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.


     If the merger is not consummated, proposals of stockholders intended to be presented at LJL BioSystems' next annual meeting of stockholders must be received by Robert T. Beggs, LJL BioSystems, Inc., 405 Tasman Drive, Sunnyvale, California 94089, no later than December 21, 2000. If LJL BioSystems is not notified of a stockholder proposal by March 5, 2001, then the proxies held by management of LJL BioSystems provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement.


                      WHERE YOU CAN FIND MORE INFORMATION

     Molecular Devices and LJL BioSystems each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Molecular Devices' and LJL BioSystems' public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Molecular Devices and LJL BioSystems also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

     Molecular Devices has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of Molecular Devices common stock to be issued to LJL BioSystems stockholders in the merger. This joint proxy statement/prospectus is a part of such registration statement and constitutes a prospectus and proxy statement of Molecular Devices and a proxy statement of LJL BioSystems for the special meeting.

     As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Molecular Devices and LJL BioSystems to incorporate information into this joint proxy statement/prospectus "by reference," which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Molecular Devices and LJL BioSystems have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

MOLECULAR DEVICES FILINGS (FILE NO. 0-27316):


     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999.



     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
       2000.


     - Current Reports on Form 8-K filed April 14, 2000 and June 12, 2000.

     - The description of the Molecular Devices common stock set forth in the Registration Statement on Form 8-A filed with the SEC on December 1, 1995, including any amendments or reports filed for the purpose of updating such description.

     - Molecular Devices' definitive proxy statement, dated April 25, 2000, filed in connection with its 2000 annual meeting of stockholders.

LJL BIOSYSTEMS FILINGS (FILE NO. 0-27446):


     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999.



     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
       2000.


     - Current Reports on Form 8-K filed on January 12, 2000, January 13, 2000, January 26, 2000, February 3, 2000, February 9, 2000, February 16, 2000, February 22, 2000, March 14, 2000, April 10, 2000, April 20, 2000, April
       26, 2000, June 8, 2000 and June 15, 2000 and on Form 8-K/A on February 10, 2000.

     - LJL BioSystems' definitive proxy statement, dated April 26, 2000, filed in connection with its 2000 annual meeting of stockholders.

     Molecular Devices and LJL BioSystems hereby incorporate by reference additional documents that Molecular Devices or LJL BioSystems may file with the SEC between the date of this joint proxy statement/prospectus and the date of the respective special meetings. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Molecular Devices has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Molecular Devices or Merger Sub, and LJL BioSystems has supplied all such information relating to LJL BioSystems.

     If you are a stockholder, you may have received some of the documents incorporated by reference. You may also obtain any of such documents from the appropriate company or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                         MOLECULAR DEVICES CORPORATION
                               1311 Orleans Drive
                          Sunnyvale, California 94089

                         Attention: Investor Relations

                              Tel: (408) 747-1700

                              LJL BIOSYSTEMS, INC.
                                405 Tasman Drive
                          Sunnyvale, California 94089
                         Attention: Investor Relations
                              Tel: (408) 548-0542


     If you would like to request documents, please do so by August 23, 2000 to receive them before the special meeting. If you request any incorporated documents, the appropriate company will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS
JOINT PROXY STATEMENT/PROSPECTUS IS DATED JULY      , 2000. YOU SHOULD NOT
ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF MOLECULAR DEVICES COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


     Molecular Devices Corporation, the Molecular Devices Corporation logos and all other Molecular Devices product and service names are registered trademarks or trademarks of Molecular Devices Corporation in the USA and in other select countries. LJL BioSystems, the LJL BioSystems logos and all other LJL BioSystems product and service names are registered trademarks or trademarks of LJL BioSystems, Inc. in the USA and in other select countries. "(R)" and "TM" indicate USA registration and USA trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

                                                                         ANNEX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     AMONG:

                         MOLECULAR DEVICES CORPORATION
                            A DELAWARE CORPORATION;

                         MERCURY ACQUISITION SUB, INC.,
                          A DELAWARE CORPORATION; AND

                             LJL BIOSYSTEMS, INC.,
                             A DELAWARE CORPORATION

                            ------------------------

                            DATED AS OF JUNE 7, 2000
                            ------------------------

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
SECTION   1.     DESCRIPTION OF TRANSACTION..................................   A-5
          1.1    Merger of Merger Sub into the Company.......................   A-5
          1.2    Effect of the Merger........................................   A-5
          1.3    Closing; Effective Time.....................................   A-5
          1.4    Certificate of Incorporation and Bylaws; Directors and
                 Officers....................................................   A-6
          1.5    Conversion of Shares........................................   A-6
          1.6    Closing of the Company's Transfer Books.....................   A-7
          1.7    Exchange of Certificates....................................   A-7
          1.8    Reserved....................................................   A-8
          1.9    Dissenting Shares...........................................   A-8
          1.10   Reserved....................................................   A-8
          1.11   Tax Consequences............................................   A-8
          1.12   Accounting Consequences.....................................   A-8
          1.13   Further Action..............................................   A-8
SECTION   2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-9
          2.1    Due Organization; Subsidiaries; Etc.........................   A-9
          2.2    Certificate of Incorporation and Bylaws.....................   A-9
          2.3    Capitalization, Etc.........................................   A-9
          2.4    SEC Filings; Financial Statements...........................  A-10
          2.5    Absence of Changes..........................................  A-11
          2.6    Title to Assets.............................................  A-13
          2.7    Receivables; Customers......................................  A-13
          2.8    Real Property; Leasehold....................................  A-13
          2.9    Intellectual Property.......................................  A-13
          2.10   Contracts...................................................  A-15
          2.11   Sale of Products; Performance of Services...................  A-17
          2.12   Liabilities.................................................  A-17
          2.13   Compliance with Legal Requirements..........................  A-18
          2.14   Certain Business Practices..................................  A-18
          2.15   Governmental Authorizations.................................  A-18
          2.16   Tax Matters.................................................  A-18
          2.17   Employee and Labor Matters; Benefit Plans...................  A-19
          2.18   Environmental Matters.......................................  A-21
          2.19   Insurance...................................................  A-22
          2.20   Transactions with Affiliates................................  A-22
          2.21   Legal Proceedings; Orders...................................  A-22
          2.22   Authority; Inapplicability of Anti-takeover Statutes;
                 Binding Nature of Agreement.................................  A-22
          2.23   Section 203 of the DGCL Not Applicable......................  A-23
          2.24   Reserved....................................................  A-23
          2.25   Reserved....................................................  A-23
          2.26   Accounting Matters..........................................  A-23
          2.27   Vote Required...............................................  A-23
          2.28   Non-Contravention; Consents.................................  A-23
          2.29   Fairness Opinion............................................  A-24
          2.30   Financial Advisor...........................................  A-24
          2.31   Full Disclosure.............................................  A-24
SECTION   3.     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....  A-25
          3.1    Organization, Standing and Power............................  A-25
          3.2    SEC Filings; Financial Statements...........................  A-25

                                                                               PAGE
                                                                               ----
          3.3    Full Disclosure.............................................  A-25
          3.4    Authority; Binding Nature of Agreement......................  A-26
          3.5    Vote Required...............................................  A-26
          3.6    Non-Contravention; Consents.................................  A-26
          3.7    Valid Issuance..............................................  A-27
          3.8    Accounting Matters..........................................  A-27
          3.9    Capitalization, Etc.........................................  A-27
          3.10   Intellectual Property.......................................  A-28
          3.11   Employee and Labor Matters..................................  A-29
          3.12   Legal Proceedings; Orders...................................  A-29
          3.13   Fairness Opinion............................................  A-29
          3.14   Financial Advisor...........................................  A-30
          3.15   Absence of Changes..........................................  A-30
          3.16   Liabilities.................................................  A-30
          3.17   Compliance with Legal Requirements..........................  A-30
SECTION   4.     CERTAIN COVENANTS OF THE COMPANY............................  A-31
          4.1    Access and Investigation....................................  A-31
          4.2    Operation of the Company's Business.........................  A-31
          4.3    No Solicitation.............................................  A-34
          4.4    Operation of Parent's Business..............................  A-35
SECTION   5.     ADDITIONAL COVENANTS OF THE PARTIES.........................  A-36
          5.1    Registration Statement; Joint Prospectus/Proxy Statement....  A-36
          5.2    Company Stockholders' Meeting...............................  A-36
          5.3    Parent Stockholders' Meeting................................  A-37
          5.4    Regulatory Approvals........................................  A-38
          5.5    Stock Options and Warrants..................................  A-38
          5.6    Employee Benefits...........................................  A-40
          5.7    Indemnification of Officers and Directors...................  A-40
          5.8    Pooling of Interests........................................  A-41
          5.9    Additional Agreements.......................................  A-41
          5.10   Disclosure..................................................  A-41
          5.11   Affiliate Agreements........................................  A-42
          5.12   Tax Matters.................................................  A-42
          5.13   Letter of the Company's Independent Accountants.............  A-42
          5.14   Listing.....................................................  A-42
          5.15   Resignation of Officers and Directors.......................  A-42
          5.16   Termination of 401(k) Plan..................................  A-43
          5.17   Parent Board of Directors...................................  A-43
SECTION   6.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER
                 SUB.........................................................  A-43
          6.1    Accuracy of Representations.................................  A-43
          6.2    Performance of Covenants....................................  A-43
          6.3    Effectiveness of Registration Statement.....................  A-43
          6.4    Stockholder Approval........................................  A-43
          6.5    Consents....................................................  A-43
          6.6    Agreements and Documents....................................  A-43
          6.7    HSR Act.....................................................  A-44
          6.8    Reserved....................................................  A-44
          6.9    Reserved....................................................  A-44
          6.10   Listing.....................................................  A-44

                                                                               PAGE
                                                                               ----
          6.11   No Restraints...............................................  A-44
          6.12   No Governmental Litigation..................................  A-44
          6.13   No Other Litigation.........................................  A-45
SECTION   7.     CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY...........  A-45
          7.1    Accuracy of Representations.................................  A-45
          7.2    Performance of Covenants....................................  A-45
          7.3    Effectiveness of Registration Statement.....................  A-45
          7.4    Stockholder Approval........................................  A-45
          7.5    Documents...................................................  A-45
          7.6    HSR Act.....................................................  A-45
          7.7    Listing.....................................................  A-46
          7.8    No Restraints...............................................  A-46
          7.9    No Governmental Litigation..................................  A-46
          7.10   No Other Litigation.........................................  A-46
          7.11   Parent Board of Directors...................................  A-46
SECTION   8.     TERMINATION.................................................  A-46
          8.1    Termination.................................................  A-46
          8.2    Effect of Termination.......................................  A-47
          8.3    Expenses; Termination Fees..................................  A-47
SECTION   9.     MISCELLANEOUS PROVISIONS....................................  A-49
          9.1    Amendment...................................................  A-49
          9.2    Waiver......................................................  A-49
          9.3    No Survival of Representations and Warranties...............  A-49
          9.4    Entire Agreement; Counterparts..............................  A-49
          9.5    Applicable Law; Jurisdiction................................  A-49
          9.6    Disclosure Schedule.........................................  A-49
          9.7    Attorneys' Fees.............................................  A-50
          9.8    Assignability...............................................  A-50
          9.9    Notices.....................................................  A-50
          9.10   Cooperation.................................................  A-51
          9.11   Construction................................................  A-51

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("AGREEMENT") is made and entered into as of June 7, 2000, by and among: MOLECULAR DEVICES CORPORATION, a Delaware corporation ("PARENT"); MERCURY ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"); and LJL BIOSYSTEMS, INC., a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "MERGER"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). For financial reporting purposes, it is intended that the Merger be accounted for as a "pooling of interests."

     C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

     D. In order to induce Parent to enter into this Agreement and to consummate the Merger, certain stockholders of the Company are entering into Voting Agreements pursuant to which they are agreeing to vote in favor of the adoption and approval of this Agreement and the approval of the Merger. In order to induce the Company to enter into this Agreement and to consummate the Merger, certain stockholders of Parent are entering into Voting Agreements pursuant to which they are agreeing to vote in favor of the issuance of Parent Common Stock in connection with the Merger.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

     1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward LLP, located at Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "CLOSING DATE"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Section 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a properly executed certificate of merger conforming to the requirements of the DGCL (the "CERTIFICATE OF MERGER") to be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "EFFECTIVE TIME").

     1.4  CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND
OFFICERS.  Unless otherwise determined by Parent prior to the Effective Time:

          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to substantially conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to substantially conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

     1.5  CONVERSION OF SHARES.

     (a) Subject to the other subsections of this Section 1.5, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

          (i) any shares of Company Common Stock then held by the Company or any Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor;

          (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor;

          (iii) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

          (iv) except as provided in clauses "(i)" and "(ii)" of this sentence, each share of Company Common Stock then outstanding shall be converted into the right to receive 0.30 of a share of Parent Common Stock (the "EXCHANGE RATIO").

     (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

     (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Surviving Corporation shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6) be paid in cash the dollar amount (rounded to the nearest whole cent), without interest,
                                       A-6
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determined by multiplying such fraction by the closing sales price of a share of
Parent Common Stock as reported on the Nasdaq National Market on the second day preceding the Closing Date.

     1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent (as defined in
Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7  EXCHANGE OF CERTIFICATES.

     (a) EquiServe, L.P. or such other reputable bank or trust company selected by Parent prior to the Closing Date shall act as exchange agent in the Merger (the "EXCHANGE AGENT"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with
Section 1.5(e). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "EXCHANGE FUND."

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate that does not perfect its dissenters' rights, if any, shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Company Stock Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section
1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

     (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock

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

Certificate with respect to the shares of Parent Common Stock which such holder has the right to receive upon surrender thereof until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

     (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 360 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

     1.8  RESERVED.

     1.9 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of
Section 1300(b) of the California General Corporation Law, if applicable, shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.5(d)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in the California General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with
Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.5(d)).

     1.10  RESERVED.

     1.11 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 ACCOUNTING CONSEQUENCES. For financial reporting purposes, the Merger is intended to be accounted for as a "pooling of interests."

     1.13 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

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

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to and for the benefit of Parent and Merger as follows:

     2.1  DUE ORGANIZATION; SUBSIDIARIES; ETC.

     (a) The Company has no Subsidiaries, except for the Entities identified in
Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "ACQUIRED CORPORATIONS.") None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

     (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

     (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on such Acquired Corporation.

     2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

     2.3  CAPITALIZATION, ETC.

     (a) The authorized capital stock of the Company consists of: 50,000,000 shares of Company Common Stock, of which 14,846,090 shares have been issued and are outstanding as of June 6, 2000. The Company has not repurchased any shares of its capital stock and does not hold any shares of its capital stock in its treasury, except for the repurchase of Common Stock from employees or consultants upon termination of their employment or consulting relationship with the Company. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of first offer or any similar right created by the Company or imposed under applicable law with respect to capital stock of the Company; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock . None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

     (b) As of June 6, 2000: (i) 2,190,456 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock; (ii) 230,701 shares of Company Common Stock are reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan (the "ESPP"); and (iii) 65,653 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this

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

Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and
(vi) the applicable vesting schedules (which applicable vesting schedule may be provided by means of a general description of the vesting schedules applicable to outstanding Company Options), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options, the forms of all stock option agreements evidencing such options and the actual Change of Control Agreements with each employee of the Acquired Corporations who is a party to a Change of Control Agreement with the Acquired Corporations (the "Change of Control Agreements"). The Company has delivered to Parent accurate and complete copies of the Company Warrants. The exercise price of each Company Warrant and each Company Option is set forth in Part 2.3(b) of the Company Disclosure Schedule.

     (c) Except as set forth in Section 2.3(b), as of June 6, 2000, there was no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

     (d) All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

     (e) All of the issued and outstanding shares of capital stock of each Subsidiary identified in Part 2.1(a)(i) of the Company Disclosure Schedule have been duly authorizeed, are validly issued, fully paid and nonassessable, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock.

     (f) There has been no material charge to the Company's capitalization between June 6, 2000 and the date hereof.

     2.4  SEC FILINGS; FINANCIAL STATEMENTS.

     (a) The Company has delivered or made available (including through the SEC EDGAR system) to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 1999, and all amendments thereto (the "COMPANY SEC DOCUMENTS"). Since January 1, 1999, all statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

     (c) The Company has delivered to Parent an unaudited consolidated balance sheet of the Company and its subsidiaries as of March 31, 2000 (the "UNAUDITED INTERIM BALANCE SHEET" and the "UNAUDITED INTERIM BALANCE SHEET DATE") as filed by the Company in its Quarterly Report on Form 10-Q filed with the SEC, and the related unaudited consolidated statement of operations and statement of cash flows of the Company and its subsidiaries for the three months then ended. The financial statements referred to in this Section 2.4(c): (i) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the basis on which the financial statements referred to in
Section 2.4(b) were prepared (except that such financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments), and (ii) fairly present the consolidated financial position of the Company and its subsidiaries as of the Unaudited Interim Balance Sheet Date and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

     2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since March 31, 2000:

          (a) there has not been any material adverse change in the business, condition, assets, liabilities, operations or results of operations of the Acquired Corporations taken as a whole, and no event has occurred, in either case that would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

          (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities other than capital stock acquired from employees or consultants upon the termination of their employment or consulting relationship with such Acquired Corporation after the date hereof;

          (d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options in accordance with the terms of the option agreement pursuant to which such Company Options are outstanding and shares of Company Common Stock to be issued (A) upon the valid exercise of Company Warrants, and (B) pursuant to the ESPP), (ii) any option, warrant or right to acquire any capital stock or any other security (except (A) for Company Options described in Part 2.3(b)(i) of the Company Disclosure Schedule, (B) subject to Section 4.2(b)(ii), for future grants of options under the Company's stock option plans, and (C) pursuant to the ESPP), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

          (g) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since March 31, 2000, exceeds $250,000 in the aggregate;

          (i) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

          (j) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person,
     (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right;

          (k) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except (i) for pledges of immaterial assets made in the ordinary course of business and consistent with past practices, (ii) for liens for current taxes which are not yet due and payable, and (iii) for easements, covenants, rights of way or other similar restrictions and imperfections of title which have not adversely affected in any material respect, and which are not reasonably expected to adversely affect in any material respect, the business or operations of any of the Acquired Corporations;

          (l) none of the Acquired Corporations has (i) lent money to any Person, except for advances to employees for business expenses or loans for relocation expenses, in each case, in the ordinary course of business and consistent with past practices, or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (m) none of the Acquired Corporations has (i) established or adopted any Plan (as defined in Section 2.17(a)), or (ii) caused or permitted any Plan to be amended in any material respect;

          (n) none of the Acquired Corporations has paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except (i) pursuant to existing bonus plans and other Plans referred to in
     Part 2.17(a) of the Company Disclosure Schedule or new bonus or commission plans substantially consistent with the terms of existing bonus or commission plans; and (ii) for normal bonuses or increases in wages, salaries or commissions to non-officer employees in accordance with each Acquired Corporation's customary review process or otherwise in a manner consistent with each Acquired Corporation's past practices;

          (o) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices;

          (p) no event has occurred, and no circumstance or condition exists, that has resulted in or that could reasonably be expected to result in the impairment of the capitalized software asset reflected in the Acquired Corporations' books and records;

          (q) none of the Acquired Corporations has made any material Tax election;

          (r) none of the Acquired Corporations has settled any Legal Proceeding involving payments by any of the Acquired Corporations in excess of $50,000 or equitable relief against any of the Acquired Corporations;

          (s) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

          (t) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

          (u) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in the foregoing subsections of this Section 2.5.

     2.6 TITLE TO ASSETS. The Acquired Corporations own, and have good, valid and marketable title to, all tangible personal property purported to be owned by them, including: (i) all tangible personal property reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. Except as set forth in Part 2.6 of the Company Disclosure Schedule, all of said items of tangible personal property are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the tangible personal property subject thereto or materially impair the operations of any of the Acquired Corporations, and (3) liens described in Part
2.6 of the Company Disclosure Schedule.

     2.7 RECEIVABLES; CUSTOMERS. All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 2000 and have not yet been collected) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business. Between March 31, 2000 and the date of this Agreement, none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness. The Company has not received any notice or other communication (in writing or otherwise), and, to the Knowledge of the Company, has not received any other information, indicating that (a) any customer is likely to cease dealing with the Company, or (b) any customer is dissatisfied in any material respect with the operation of any product, system or program currently maintained, sold or licensed by any of the Acquired Corporations or with any services performed by any of the Acquired Corporations since June 30, 1999.

     2.8 REAL PROPERTY; LEASEHOLD. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Company Disclosure Schedule.

     2.9  INTELLECTUAL PROPERTY.

     (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Corporations that are material to the business of the Acquired Corporations. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies any Acquired Company Contract containing any ongoing royalty or payment obligations in excess of $10,000 with respect to, each
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

Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations have good, valid and marketable title to all of the Acquired Corporation Proprietary Assets identified in Parts 2.9(a)(i)and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for
(i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. None of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset.

     (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, (i) all current and former employees of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Acquired Corporations an agreement that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Company an agreement that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

     (c) To the Knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that has been substantially developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, substantially developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

     (d) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted. None of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not

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

to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

     (e) Except as set forth in Part 2.9(e)(i) of the Company Disclosure Schedule, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code. There is no contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person any Acquired Corporation Source Code, and the execution of this Agreement or the consummation of any of the transactions contemplated hereby will not result in the release or disclosure of any Acquired Corporation Source Code.

     (f) Except with respect to demonstration or trial copies, no product, system, program or software module (i) designed or developed or (ii) to the Knowledge of Company, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

     2.10  CONTRACTS.

     (a) Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract" as of the date of this Agreement. (For purposes of this Agreement, each of the following Contracts (to the extent that any of the Acquired Corporations has (or may have) any liability or obligation thereunder or with respect thereto after the date of this Agreement) shall be deemed to constitute a "MATERIAL CONTRACT":

          (i) any Contract relating to the employment of, or the performance of services by, any employee or consultant (other than any offer letter provided to any employee of any of the Acquired Corporations which provides for "at will" employment); any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments in respect of salary) in excess of $25,000 to any current or former employee or director;

          (ii) any Contract, with the exception of standard Contracts which contain warranties with a term of less than eighteen months, (A) with any customer of any of the Acquired Corporations for standard purchase orders; or (B) with respect to the distribution or marketing of any product of any of the Acquired Corporations;

          (iii) any Contract pursuant to which any third party licenses to any of the Acquired Corporations (or otherwise permits any of the Acquired Corporations to use) any Intellectual Property that is incorporated as a material component of any product of any of the Acquired Corporations or is otherwise material to the business of any of the Acquired Corporations (other than "off the shelf" or other software which is widely available through regular commercial distribution channels on standard terms and conditions, as modified for the Acquired Corporations' operations);

          (iv) any Contract which provides for indemnification of any officer, director, employee or agent;

          (v) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any material product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

          (vi) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, other than pursuant to Company Options or the ESPP, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to purchase or otherwise acquire, any securities;

          (vii) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts entered into in the ordinary course of business;

          (viii) any Contract relating to any currency hedging;

          (ix) any Contract imposing any material confidentiality obligation on any of the Acquired Corporations other than nondisclosure agreements or customer contracts entered into in the ordinary course of business;

          (x) any Contract to which any Governmental Body is a party; and any other Contract directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body), except for Contracts entered into in the ordinary course of business for the license, maintenance or service of products;

          (xi) any Contract with obligations in excess of $50,000 that has a term of more than 60 days and that may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation;

          (xii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

          (xiii) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

          (xiv) any Contract that (A) contemplates or involves the payment or delivery of cash or other consideration by any of the Acquired Corporations in an amount or having a value in excess of $100,000 in the aggregate, (B) contemplates or involves the payment or delivery of cash or other consideration to any of the Acquired Corporations in an amount or having a value in excess of $250,000 in the aggregate, or (C) contemplates or involves the performance of services by any of the Acquired Corporations having a value in excess of $250,000 in the aggregate; and

          (xv) any Contract (not otherwise identified in clauses "(i)" through "(xiv)" of this sentence), if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

     (b) The Company has delivered or made available to Parent and to Cooley Godward llp an accurate and complete copy of (i) each Material Contract; (ii) each Acquired Corporation Contract (to the extent that any of the Acquired Corporations has (or may have) any liability or obligation thereunder or with respect thereto after the date of this Agreement) of the type referred to in
Section 2.9 ; (iii) each Acquired Corporation Contract (to the extent that any of the Acquired Corporations has (or may have) any liability or obligation thereunder or with respect thereto after the date of this Agreement) with any customer of any of the Acquired Corporations; and (v) each other Acquired Corporation Contract (not otherwise identified in clauses "(i)" through "(iv)" of this sentence) that is material to the business of any of the Acquired Corporations.

     (c) Each Acquired Corporation Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) applicable rules of law governing specific performance, injunctive relief and other equitable remedies.

     (d) (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback or penalty under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or (E) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since June 30, 1999, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

     2.11  SALE OF PRODUCTS; PERFORMANCE OF SERVICES

     (a) Assuming the products, systems, programs and software modules of the Acquired Corporations are used in the manner in which they are intended to be used (including platform specifications and other product literature) and were maintained in accordance with the Acquired Corporations' regular maintenance program, none of the products, systems, programs or software modules of any of the Acquired Corporations would reasonably be expected to (A) disrupt, disable, harm or otherwise impede in any material respect the operation of a computer program or a computer system or the equipment on which such code resides, or (B) damage or destroy any data or files residing on a computer or computer system without the consent of the user of such computer or computer system.

     (b) Except as set forth in Part 2.11(b) of the Company Disclosure Schedule, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in substantial conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

     (c) Except as set forth in Part 2.11(c) of the Company Disclosure Schedule, since June 30, 1999, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations,
(ii) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations, or (iii) based upon any services performed by any of the Acquired Corporations.

     2.12 LIABILITIES. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since March 31, 2000 in the ordinary course of business and consistent with past practices; (c) liabilities described in Part 2.12 of the Company Disclosure Schedule; and (d) liabilities that have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations.

     2.13 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Part 2.13 of the Company Disclosure Schedule, each of the Acquired Corporations is, and has at all times since June 30, 1999 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Except as set forth in Part 2.13 of the Company Disclosure Schedule, since June 30, 1999, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.14 CERTAIN BUSINESS PRACTICES. None of the Acquired Corporations nor, to the Knowledge of the Company, any director, officer, agent or employee of any of the Acquired Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     2.15 GOVERNMENTAL AUTHORIZATIONS. The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Each Acquired Corporation is, and at all times since June 30, 1999 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since June 30, 1999, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

     2.16  TAX MATTERS.

     (a) Each material Tax Return required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the "ACQUIRED CORPORATION RETURNS") (i) has been or will be filed on or before the applicable due date, as extended by such Governmental Body, and
(ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

     (b) The Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through March 31, 2000 in accordance with generally accepted accounting principles other than amounts which in the aggregate would not have a Material Adverse Effect if determined to be due. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from Unaudited Interim Balance Sheet Date through the Closing Date, and will disclose the amount of such reserves to Parent no later than 10 business days prior to the Closing Date. Since December 31, 1998, none of the Acquired Corporations has incurred any liability for any Tax other than in the ordinary course of its business.

     (c) No Acquired Corporation Return has been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by any Acquired Corporation or any other Person) that has not expired, and no such extension or waiver has been requested from any Acquired Corporation, other than extensions or waivers that are no longer in effect.

     (d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

     (e) Except as set forth in Part 2.16(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. The Company has not entered into any Contract pursuant to which it has agreed to reimburse or "gross-up" any individual with respect to golden-parachute excise taxes.

     2.17  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

     (a) Part 2.17(a) of the Company Disclosure Schedule identifies each salary, bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or material agreement, whether or not in writing, maintained, sponsored, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations or pursuant to which any of the Parent, Merger Sub or any of the Acquired Corporations could incur liability (including any such plan, program or material agreement maintained, sponsored, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee located in the United States, United Kingdom, France or Germany). (All plans, programs and material agreements of the type referred to in the prior sentence are referred to in this Agreement as the "PLANS.")

     (b) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has since January 1, 1999 maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any similar pension benefit plan under the laws of any foreign jurisdiction (including the United Kingdom, France and Germany), whether or not excluded from coverage under specific Titles or Subtitles of ERISA), for the benefit of any current or former employee or director of any of the Acquired Corporations (a "PENSION PLAN").

     (c) Except as set forth in Part 2.17(a) or Part 2.17(c) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any similar welfare benefit plan under the laws of any foreign jurisdiction (including the United Kingdom, France and Germany), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA, for the benefit of any current or former employee or director of any of the Acquired Corporations (a "WELFARE PLAN"), or
(ii) self-funded medical, dental or other similar Plan. None of the Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

     (d) With respect to each Plan, the Company has delivered to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for each of the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

     (e) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

     (f) None of the Acquired Corporations has any plan or commitment to create any Plan or to modify or change any existing Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Acquired Corporations.

     (g) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after termination of service of such employee or director (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees or directors of any of the Acquired Corporations (or their beneficiaries)).

     (h) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, to the Knowledge of the Company, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

     (i) To the Knowledge of the Company, each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including without limitation ERISA and the Code, each Legal Requirement pursuant to which any of the Acquired Corporations is required to establish any reserve or make any contribution for the benefit of any current or former employee located in the United States, United Kingdom, France, Germany or any other foreign jurisdiction.

     (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or the deadline for applying to the Internal Revenue Service for such a determination letter has yet to expire, and the Company is not aware of any reason why any such determination letter could be revoked or should not be issued.

     (k) Except pursuant to the Change of Control Agreements or as set forth in
Part 2.17(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment, provision or vesting of any such benefits. Without limiting the generality of the foregoing (and except pursuant to the Change of Control Agreements or as set forth in Part 2.17(k) of the Company Disclosure Schedule), the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options.

     (l) Part 2.17(l) of the Company Disclosure Schedule identifies each employee of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, the current salary and any other compensation payable to such employee (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), such employee's employer, years employed and position. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Corporations are "at will" employees.

     (m) There is no employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability (to the extent known by the Company) or leave and the anticipated date of such employee's return to full service.

     (n) To the Knowledge of the Company, each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

     (o) Each of the Acquired Corporations has good labor relations, and the Company has no Knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with such Acquired Corporation.

     2.18 ENVIRONMENTAL MATTERS. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required of them under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. To the Knowledge of the Company, since June 30, 1999, none of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance in all material respects with any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance in all material respects with any Environmental Law. To the Knowledge of the Company
(a) all property that is leased to or used by the Acquired Corporations, and all surface water, groundwater and soil associated with such property is free of any material environmental contamination of any nature, (b) none of the property leased to or used by any of the Acquired Corporations presently contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells, and (c) none of the property leased to or used by any of the Acquired Corporations presently contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. To the Knowledge of the Company, no Acquired Corporation has sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list,
(ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site. (For purposes of this Section 2.18: (A) "ENVIRONMENTAL LAW" means any

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federal, state, local or foreign Legal Requirement relating to pollution or protection of human health from Materials of Environmental Concern or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (B) "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Governmental Body with respect to the environment.)

     2.19 INSURANCE. The Company has delivered to Parent certificates of insurance and summaries of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. Since June 30, 1999, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible
(a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.

     2.20 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.20 of the Company Disclosure Schedule identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities
Act) of the Company as of the date of this Agreement.

     2.21  LEGAL PROCEEDINGS; ORDERS.

     (a) There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     (b) There is no material order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

     2.22 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held on June 7, 2000) has (a) determined (pursuant to a unanimous vote of all members of the board of directors of the Company) that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved (pursuant to a unanimous vote of all members of the board of directors of the Company) the execution, delivery and performance of this Agreement by the Company and approved (pursuant to a unanimous vote of all members of the board of directors of the Company) the Merger, (c) recommended (pursuant to a unanimous vote of all members of the board of directors of the Company) the approval of this Agreement and the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the
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Company's stockholders at the Company Stockholders' Meeting (as defined in
Section 5.2), and (d) adopted (pursuant to a unanimous vote of all members of the board of directors of the Company) a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.23 SECTION 203 OF THE DGCL NOT APPLICABLE. As of the date hereof and at all times on or prior to the Effective Time, the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement. Prior to the execution of those certain Voting Agreements of even date herewith between Parent and each of the Persons identified in Part 2.23 of the Company Disclosure Schedule, the Board of Directors of the Company approved said Voting Agreements and the transactions contemplated thereby.

     2.24  RESERVED.

     2.25  RESERVED.

     2.26 ACCOUNTING MATTERS. To the Knowledge of the Company, neither any of the Acquired Corporations nor any affiliate (as that term is used in Rule 145 under the Securities Act) of any of the Acquired Corporations has taken or agreed to take, or plans to take, any action that could prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC. The Company has received oral advice from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP's concurrence with the Company's management's conclusion (subject to the qualifications contained in such oral advice) that the Company is a "poolable entity" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, such advice being based on facts and circumstances known to the Company and PricewaterhouseCoopers LLP as of the date of this Agreement.

     2.27 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "REQUIRED COMPANY STOCKHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.28 NON-CONTRAVENTION; CONSENTS. Except as would not result in a Material Adverse Effect on the Acquired Corporations, neither (1) the execution, delivery or performance of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement by the Company, will (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

          (b) contravene, conflict with or result in a violation of any Legal Requirement, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any

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     Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

          (d) contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any term of such Material Contract; or

          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations).

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any applicable competition laws outside the United States and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Prospectus/Proxy Statement) and except as set forth in Part 2.28 of the Company Disclosure Schedule, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.29 FAIRNESS OPINION. The Company's board of directors has received the written opinion of Gleacher & Co., financial advisor to the Company ("COMPANY FINANCIAL ADVISOR"), dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

     2.30 FINANCIAL ADVISOR. Except for the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

     2.31  FULL DISCLOSURE.

     (a) This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.(h) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     (b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Prospectus/Proxy Statement will, at the time the Joint Prospectus/Proxy Statement is mailed to the stockholders of the Company and Parent or at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the
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Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Joint Prospectus/Proxy Statement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     3.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent or Merger Sub.

     3.2  SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Parent has delivered or made available to the Company (including through the SEC EDGAR system) accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC between January 1, 1999 and the date of this Agreement (the "PARENT SEC DOCUMENTS"). Since January 1, 1999, all statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.3  FULL DISCLOSURE.

     (a) This Agreement does not, and the certificate referred to in Section 7.5(b) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     (b) None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Prospectus/
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

Proxy Statement will, at the time the Joint Prospectus/Proxy Statement is mailed to the stockholders of the Company and Parent or at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Prospectus/Proxy Statement.

     3.4 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held on June 6, 2000) has (a) determined (pursuant to a unanimous vote of all members of the board of directors of Parent) that the Merger and the issuance of Parent Common Stock in the Merger are advisable and fair and in the best interests of Parent and its stockholders, (b) authorized and approved (pursuant to a unanimous vote of all members of the board of directors of Parent) the execution, delivery and performance of this Agreement by Parent and approved (pursuant to a unanimous vote of all members of the board of directors of Parent) the Merger and the issuance of Parent Common Stock in the Merger and (c) recommended (pursuant to a unanimous vote of all members of the board of directors of Parent) the approval of the issuance of Parent Common Stock in the Merger and the election of Lev J. Leytes to Parent's Board of Directors by the holders of Parent Common Stock and directed that the issuance of Parent Common Stock in the Merger and the election of Lev J. Leytes to Parent's Board of Directors be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting (as defined in Section 5.3). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.5 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Parent Common Stock voting at a Parent Stockholders' Meeting at which a quorum is present, cast in person or by proxy as prescribed by the rules of the NASD (the "REQUIRED PARENT STOCKHOLDER VOTE"), is the only vote of the holders of any class or series of the Parent's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement. Prior to the execution of those certain Voting Agreements of even date herewith between the Company and each of the Persons identified in
Part 3.5 of the Parent Disclosure Schedule, the Board of Directors of Parent approved said Voting Agreements and the transactions contemplated thereby.

     3.6 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement by Parent or Merger Sub, will (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub;

          (b) contravene, conflict with or result in a violation of any Legal Requirement, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any
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     Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of Parent or Merger Sub or to any of the assets owned or used by Parent or Merger Sub;

          (d) contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any term of such Material Contract; or

          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations).

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any applicable competition laws outside the United States and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Prospectus/Proxy Statement), neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     3.7 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.8 ACCOUNTING MATTERS. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC. Parent has received oral advice from Ernst & Young LLP regarding Ernst & Young LLP's concurrence with Parent's management's conclusion that the Merger should be treated as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, such advice being based on facts and circumstances known to Parent and Ernst & Young LLP, and provided by the Company and PricewaterhouseCoopers LLP as of the date of this Agreement.

     3.9  CAPITALIZATION, ETC.

     (a) The authorized capital stock of Parent consists of: 30,000,000 shares of Parent Common Stock, of which 11,480,940 shares had been issued and were outstanding as of June 5, 2000. Parent has not repurchased any shares of its capital stock and does not hold any shares of its capital stock in its treasury, except for the repurchase of Parent Common Stock from employees or consultants upon termination of their employment or consulting relationship with Parent. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Parent SEC Reports: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of first offer or any similar right created by Parent or imposed under applicable law with respect to capital stock of Parent; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; and (iii) there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

     (b) As of June 5, 2000: (i) 1,782,041 shares of Parent Common Stock were subject to issuance pursuant to outstanding options to purchase shares of Parent Common Stock; and (ii) 93,886 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's Employee Stock Purchase

Plan (the "PARENT ESPP"). (Stock options granted by Parent pursuant to Parent's stock option plans and otherwise are referred to in this Agreement as "PARENT OPTIONS.") Parent has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which Parent has ever granted stock options, the forms of all stock option agreements evidencing such options.

     (c) Except as set forth in Section 3.9(b), as of June 5, 2000 there was no:
(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the knowledge of Parent, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

     (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

     (e) There has been no material change to Parent's capitalization between June 5, 2000 and the date hereof.

     3.10  INTELLECTUAL PROPERTY.

     (a) Parent has good, valid and marketable title to all Proprietary Assets owned by Parent that are material to the business of Parent, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent. Parent has a valid right to use, license and otherwise exploit all Proprietary Assets licensed or otherwise made available to Parent that are material to Parent. Except as set forth in the Parent SEC Reports, Parent has not developed jointly with any other Person any Proprietary Asset that is material to the business of the Parent with respect to which such other Person has any rights. Except as set forth in the Parent SEC Reports, there is no Parent Contract (with the exception of end user license agreements in the form previously delivered by Parent to the Company) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Parent Proprietary Asset.

     (b) Parent has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Parent Proprietary Assets (except Parent Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as would not result in a Material Adverse Effect on Parent, (i) all current and former employees of Parent who are or were involved in, or who have contributed to, the creation or development of any material Parent Proprietary Asset have executed and delivered to Parent an agreement that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by Parent to the Company, and (ii) all current and former consultants and independent contractors to Parent who are or were involved in, or who have contributed to, the creation or development of any material Parent Proprietary Asset have executed and delivered to Parent an agreement that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to the Company. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Parent Proprietary Asset.

     (c) To the knowledge of Parent: (i) all patents, trademarks, service marks and copyrights held by Parent are valid, enforceable and subsisting; (ii) none of the Parent Proprietary Assets and no Proprietary Asset that is currently being developed by Parent (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of

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the products that are or have been designed, created, developed, assembled, manufactured or sold by Parent is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and Parent has received no notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Parent Proprietary Asset.

     (d) The Parent Proprietary Assets constitute all the Proprietary Assets necessary to enable Parent to conduct its business in the manner in which such business has been and is being conducted. Parent has not (i) licensed any of the material Parent Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Parent Proprietary Assets or to transact business in any market or geographical area or with any Person.

     (e) Except as would not result in a Material Adverse Effect on Parent, Parent has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Parent Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Parent Source Code.

     (f) Except with respect to demonstration or trial copies, no product, system, program or software module designed or developed, or, to the Knowledge of Parent sold, licensed or otherwise made available by Parent to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

     3.11  EMPLOYEE AND LABOR MATTERS

     (a) Parent is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

     (b) Parent has good labor relations and has no knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on its labor relations, or (ii) any of the employees of Parent intends to terminate his or her employment with Parent.

     3.12  LEGAL PROCEEDINGS; ORDERS.

     (a) There is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves Parent or any of the assets owned or used by Parent and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     (b) There is no material order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject. To the knowledge of Parent, no officer or key employee of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.

     3.13 FAIRNESS OPINION. Parent's board of directors has received the written opinion of ING Barings LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the stockholders of Parent from a financial point of view.
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     3.14  FINANCIAL ADVISOR.  Except for ING Barings LLC ("PARENT INVESTMENT
BANKER"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     3.15 ABSENCE OF CHANGES. Except as set forth in the Prospectus filed by Parent with the SEC on May 25, 2000 pursuant to Rule 424(b)(4) under the Securities Act, since March 31, 2000:

          (a) there has not been any material adverse change in the business, condition, assets, liabilities, operations or results of operations of Parent and its subsidiaries taken as a whole, and no event has occurred, in either case that would reasonably be expected to have a Material Adverse Effect on Parent;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of Parent and its subsidiaries taken as a whole (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on Parent;

          (c) Parent has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) Parent has not sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options in accordance with the terms of the option agreement pursuant to which such Parent Options are outstanding and shares of Parent Common Stock to be issued pursuant to the Parent ESPP), (ii) any option, warrant or right to acquire any capital stock or any other security (except (A) for Parent Options issued in the ordinary course of business consistent with past practice,
     (B) pursuant to the Parent ESPP and (C) warrants as may be issued in the ordinary course of business) or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Parent, and neither Parent nor any of its subsidiaries has effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

          (f) neither Parent nor any of its subsidiaries has entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on Parent;

          (g) neither Parent nor any of its subsidiaries has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

          (h) neither Parent nor any of its subsidiaries has agreed or committed to take any of the actions referred to in the foregoing subsections of this
     Section 3.15.

     3.16 LIABILITIES. Parent has no accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the "liabilities" column of the Parent's Unaudited Consolidated Balance Sheet as of March 31, 2000; (b) normal and recurring current liabilities that have been incurred by Parent since March 31, 2000 in the ordinary course of business and consistent with past practices; and (c) liabilities that have not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent.

     3.17 COMPLIANCE WITH LEGAL REQUIREMENTS. Parent is, and has at all times since January 1, 2000 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect

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on Parent. Since January 1, 2000, Parent has not received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY

     4.1  ACCESS AND INVESTIGATION.

     (a) During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

          (i) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company's senior management, including
     (A) copies of the unaudited quarterly consolidated balance sheets of the Acquired Corporations and the related unaudited quarterly consolidated statements of operations and statements of cash flows and (B) copies of any sales forecasts, development plans and hiring reports prepared for the Company's senior management;

          (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

          (iii) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract (other than any communication that relates solely to routine commercial transactions between any Acquired Corporation and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

          (iv) any notice, report or other document (A) filed with or sent to NIST, or (B) filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and

          (v) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

     (b) During the Pre-Closing Period, Parent shall, and shall cause the respective Representatives of Parent to, provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent.

     (c) The parties acknowledge that all investigations and discussions conducted by each of them pursuant to this Section 4.1 shall be subject to (i) the Confidentiality Agreement dated as of June 2, 2000 executed by the Company with respect to materials provided by Parent to the Company and (ii) the Confidentiality Agreement dated as of October 8, 1999 executed by Parent with respect to materials provided by the Company to Parent.

     4.2  OPERATION OF THE COMPANY'S BUSINESS.

     (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in substantial compliance with all applicable Legal Requirements and the material

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requirements of all Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; and (iii) the Acquired Corporations shall keep in full force or renew all insurance policies referred to in Section 2.19.

     (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

          (i) declare, accrue, set aside or pay any or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except for the repurchase of Common Stock from employees or consultants upon termination of their employment or consulting relationship with the Company;

          (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement, or (y) pursuant to the ESPP, and (2) the Company may, in the ordinary course of business and consistent with past practices, grant options under its stock option plans to purchase no more than a total of 75,000 shares of Company Common Stock to employees of the Acquired Corporations);

          (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

          (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

          (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

          (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures in the ordinary course of business and consistent with past practices that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $100,000 in the aggregate);

          (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by any Material Contract (except that the Acquired Corporations may enter into or become bound by Contracts and Material Contracts in the ordinary course of business and consistent with past practices);

          (viii) amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than in the ordinary course of business consistent with past practices;

          (ix) (A) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in the ordinary course of business and consistent with past practices) or (B) waive or relinquish any material right;

          (x) lend money to any Person, or incur or guarantee any indebtedness (except that the Acquired Corporations may (A) make routine borrowings in the ordinary course of business and consistent with

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     past practices under its current line of credit with GE Capital; and (B)
     (in the ordinary course of business and consistent with past practices) make advances to employees for valid business purposes);

          (xi) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Acquired Corporations may in the ordinary course of business and consistent with past practices (A) make routine, reasonable salary increases in connection with the Acquired Corporations' customary employee review process, (B) pay customary bonuses in accordance with existing bonus plans referred to in Part 2.17(a) of the Company Disclosure Schedule or new bonus plans consistent with existing bonus plans and (C) make profit sharing or similar payments;

          (xii) hire any employee at the level of vice president or above, or with an annual base salary in excess of $100,000;

          (xiii) change of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

          (xiv) take or permit to be taken any action that could preclude Parent from accounting for the merger as a "pooling of interests" for accounting purposes;

          (xv) make any Tax election inconsistent with past practices;

          (xvi) initiate any material Legal Proceeding or settle any Legal Proceeding involving payments by any of the Acquired Corporations in excess of $100,000 or equitable relief against any of the Acquired Corporations;

          (xvii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

          (xviii) agree or commit to take any of the actions described in the foregoing subsections of this Section 4.2(b).

Without limiting any other provision of this Section 4.2(b), during the Pre-Closing Period, the Company agrees to consult with Parent a reasonable period of time prior to: (A) permitting any of the Acquired Corporations to enter into any Contract of the type referred to in Section 2.10(a)(iii), and (B) hiring any employee who would not be subject to the provision of Section 4.2(b)(xii) (it being understood that the actions referred to in this sentence shall not require the prior written consent of Parent).

     (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

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     (d) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.2(c) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Designated Shareholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.3  NO SOLICITATION.

     (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote, the Company shall not be prohibited by this Section 4.3(a) from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Offer that is submitted by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) the board of directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary obligations of such board of directors to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent); and provided, further, that nothing herein shall prevent the Board of Directors of the Company from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The parties agree that for purposes of the preceding sentence (but for no other purpose), an offer which is conditioned on completion of due diligence and other customary conditions (and regarding which the board of directors of the Company determines, in good faith, based on the advice of its financial advisor, that financing is likely to be obtained) shall be deemed to constitute a "Superior Offer" if such offer otherwise meets the definition of "Superior Offer" set forth in Exhibit A (other than the financing portion of such definition). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company. The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period.

     (b) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep

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Parent fully informed with respect to the status of any such Acquisition
Proposal and any modification or proposed modification thereto.

     4.4  OPERATION OF PARENT'S BUSINESS.

     (a) During the Pre-Closing Period: (i) Parent shall ensure that it conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in substantial compliance with all applicable Legal Requirements and the material requirements of all material contracts; and (ii) Parent shall use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Parent. By way of amplification and without limitation, neither Parent nor any of its subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of
Company:

          (i) amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational document of Parent or any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure of Parent;

          (ii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing;

          (iii) (x) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (y) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or enter into any joint ventures, strategic partnerships or alliances, in the case of both (x) and (y), where such acquisition or agreement is reasonably likely to materially delay consummation of the Merger or materially adversely affect Parent's ability to consummate the Merger;

          (iv) adopt a plan of complete or partial liquidation or dissolution of Parent;

          (v) fail to make in a timely manner any material filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder; or

          (vi) agree in writing or otherwise to take any of the actions described in Section 4.4(a)(i) through (v) above.

     (b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or material claim overtly threatened, commenced or asserted against or with respect to Parent. No notification given to the Company pursuant to this
Section 4.4(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

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SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

     5.1  REGISTRATION STATEMENT; JOINT PROSPECTUS/PROXY STATEMENT.

     (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Prospectus/ Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company and Parent will use commercially reasonable efforts to cause the Joint Prospectus/Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent and the Company shall promptly furnish to the other information concerning Parent or the Company or their respective stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations or Parent occurs, or if either party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Prospectus/Proxy Statement, then such party shall promptly inform the other party thereof and shall cooperate in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

     (b) Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

     5.2  COMPANY STOCKHOLDERS' MEETING.

     (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of their Common Stock to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING"). The Company Stockholders' Meeting will be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder's Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's stockholders in advance of a vote on the Merger Agreement and the Merger or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company and Parent shall cooperate in attempting to cause the Company Stockholders' Meeting to be scheduled and convened on the same date as the Parent Stockholders' Meeting (as defined in Section 5.3 below) shall be scheduled and convened. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with such Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold its respective Stockholders' Meeting in accordance with this Section 5.2(a)shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other

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Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of either Company with respect to the Merger.

     (b) Subject to Section 5.2(c): (i) the board of directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Joint Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

     (c) Nothing in Section 5.2(b) shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger at any time prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in
Section 4.3, (iii) the board of directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, it would be inconsistent with the fiduciary obligations of the board of directors of the Company to the Company's stockholders under applicable law not to withdraw, amend or modify such recommendation, (iv) the Company provides Parent with at least 24 hours prior notice of any meeting of the Company's board of directors at which such board of directors is expected to consider such Superior Offer, and (v) the Company's board of directors does not withdraw, amend or modify its unanimous recommendation in favor of the Merger for at least 48 hours after the Company provides Parent with the name of the Person making such Superior Offer and a copy of such Superior Offer. Nothing contained in this Section 5.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company shall have been withdrawn, amended or modified).

     5.3  PARENT STOCKHOLDERS' MEETING.

     (a) Parent shall take all action necessary to call, give notice of, convene and hold a meeting of the holders of Parent Common Stock to consider and vote upon the issuance of Parent Common Stock in the Merger and, to the extent required under Parent's certificate of incorporation and bylaws and applicable law, the election of Lev J. Leytes to Parent's Board of Directors (the "PARENT STOCKHOLDERS' MEETING"). The Parent Stockholders' Meeting will be held as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Parent's stockholders in advance of a vote on the issuance of Parent Common Stock in the Merger or, if as of the time for which the Parent Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent's Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with such Parent Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements.

     (b) (i) The board of directors of Parent shall unanimously recommend that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger and the election of Lev J. Leytes to Parent's Board of Directors at the Parent Stockholders' Meeting; (ii) the Joint Prospectus/Proxy

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Statement shall include a statement to the effect that the board of directors of
Parent has unanimously recommended that Parent's stockholders vote in favor of the issuance of shares of Parent Common Stock in the Merger and the election of Lev. J. Leytes to Parent's Board of Directors at Parent's Stockholders' Meeting; and (iii) neither the board of directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse the Company, the unanimous recommendation of the board of directors of Parent that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger and the election of Lev J. Leytes to Parent's Board of Directors. For purposes of this Agreement, said recommendation of the board of directors of Parent shall be deemed to have been modified in a manner adverse to the Company if said recommendation shall no longer be unanimous.

     5.4 REGULATORY APPROVALS. Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act, if any, in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     5.5  STOCK OPTIONS AND WARRANTS.

     (a) Subject to Section 5.5(b), at the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued, the stock option agreement by which it is evidenced and any applicable Change of Control Agreement. At the Effective Time, all rights with respect to Company Common Stock under each Company Warrant then outstanding shall be converted into and become rights to Parent Common Stock, and Parent shall assume each such Company Warrant in accordance with the terms (as in effect as of the date of this Agreement) of the Company Warrant and any warrant agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option and Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option and Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Option and Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option and Company Warrant shall be

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

adjusted by dividing the per share exercise price under such Company Option and Company Warrant by the Exchange Ratio and rounding up to the nearest cent and
(iv) any restriction on the exercise of any such Company Option and Company Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option and Company Warrant shall otherwise remain unchanged; provided, however, that each Company Option and Company Warrant assumed by Parent in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent such Company Options qualified as incentive stock options prior to the Effective Time. Parent shall file with the SEC, within 7 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 5.5(a). Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained in such registration statement) for so long as the Company Options remain outstanding. As soon as practicable after the Effective Time (but in no event later than 30 days thereafter), Parent shall deliver to each holder of a Company Option or Company Warrant an appropriate notice setting forth such holder's rights with respect to such Company Option or Company Warrant and indicating that such Company Option or Company Warrant shall continue in effect on the same terms and conditions as were in effect immediately prior to the Effective Time (subject to the adjustments required pursuant to Section 5.5(a)).

     (b) Notwithstanding anything to the contrary contained in this Section 5.5, in lieu of assuming outstanding Company Options in accordance with Section 5.5(a), Parent may, at its election, cause such outstanding Company Options to be replaced by issuing reasonably equivalent replacement stock options in substitution therefor ("REPLACEMENT OPTIONS"). The vesting schedule of any Replacement Option shall be the same as that of the option being replaced. The number of shares of Parent Common Stock subject to a Replacement Option, as well as the per share exercise price of such Replacement Option, shall be determined in the manner specified in Section 5.5(a). If Parent elects to substitute Replacement Options in lieu of assuming outstanding Company Options, Parent shall take all corporate action necessary to approve the Replacement Options described in this Section 5.5(b) in a manner qualifying under Section 424(a) of the Code and to grant options that qualify as incentive stock options under
Section 422 of the Code (to the extent such Company Options qualified as incentive stock options prior to the Effective Time) and shall deliver an agreement evidencing such Replacement Options to each applicable holder of a Company Option within 30 days after the Effective Time. Shares of Parent Common Stock issuable pursuant to the Replacement Options granted pursuant to this
Section 5.5(b) shall be registered on the Form S-8 Registration Statement referred to in Section 5.5(a). Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained in such registration statement) for so long as the Replacement Options remain outstanding.

     (c) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5. The parties intend that the assumption or replacement of Company options provided for under this Section 5.5 shall comply with the provisions of Section 424(a) of the Code, and this Section 5.5 shall be interpreted consistent with such intent.

     (d) As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be required pursuant to the ESPP to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of

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

such Plan. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 5.5(d); provided, however, that the change in the offering period referred to in this Section 5.5(d) shall be conditioned upon the consummation of the Merger.

     5.6 EMPLOYEE BENEFITS. Parent agrees that all employees of the Company who continue employment with Parent or the Company after the Effective Time shall be eligible to participate in Parent's health, vacation and other employee benefit plans, to the same extent as employees of Parent in similar positions and at similar grade levels (it being understood that such employees shall be eligible to begin to participate (i) in Parent's employee stock purchase plan upon the commencement of the first new offering period that commences following the Effective Time, and (ii) in Parent's other employee benefit plans in accordance with the terms of such plans; provided, however, that in the case of plans for which the Company maintains a plan offering the same type of benefit, such eligibility need not be offered by Parent until the corresponding plan of the Company ceases to be available after the Effective Time). As soon as administratively feasible following the Effective Time, Parent agrees to take whatever action is necessary to transition Company employees into Parent's employee benefits plans as contemplated by the first sentence of this Section
5.6. Further, until such time that the continuing Company employees are covered under an employee benefit plan of Parent, they shall continue to be covered under the corresponding Company Plan that offers the same type of benefit. Parent also agrees to provide each such continuing employee with full credit for service as an employee of the Company or any affiliate thereof prior to the Effective Time for the following purposes only: for purposes of eligibility, vesting and determination of the level of benefits (without duplication) under any employee benefit plan or arrangement maintained by Parent, including Parent's 401(k) plan, and for Parent's vacation program. To the extent practicable and only if permitted by the relevant insurance carrier, Parent shall administer its medical plan ("PARENT MEDICAL PLAN") so as to coordinate deductibles, "out-of-pocket" maximums and maximum benefit restrictions so that:
(A) Company employees receive credit under the Parent Medical Plan toward any deductibles under the Parent Medical Plan for deductibles paid under any of the medical, dental and prescription drug plans included within the Company Plans ("Company Medical Plan") on or prior to the Effective Time which, had the Company employees been covered by the Parent Medical Plan, would have been taken into account by the Parent Medical Plan, (B) Company employees receive credit for their eligible out-of-pocket costs with respect to eligible claims incurred under the Company Medical Plan which, had the Company employees been covered by the Parent Medical Plan, would have been taken into account under the Parent Medical Plan toward any "out-of-pocket" maximums under the Parent Medical Plan, and (C) Company employees are credited with benefits received under the Company Medical Plan on or prior to the Effective Time which, had the Company employees been covered by the Parent Medical Plan, would have been taken into account by the Parent Medical Plan for purposes of applying the maximum benefit restrictions under the Parent Medical Plan. Notwithstanding the foregoing, to the extent permitted by law, Parent reserves the right to enforce, on a nondiscriminatory basis, any otherwise applicable pre-existing condition limitation under its medical plan with respect to any Company employee who does not enroll in Parent's medical plan at the time Parent's medical plan is first made available to such Company employee.

     5.7  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "INDEMNIFIED PERSONS") for acts and omissions occurring prior to the Effective Time, as provided in the Company's Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of five years from the Effective Time.

     (b) From the Effective Time until the fifth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "EXISTING POLICY"); provided,
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

however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of $75,000. In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds $75,000, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to $75,000.

     (c) If the Surviving Corporation does not have sufficient capital to comply with its obligations under Section 5.6, Parent shall provide the Surviving Corporation with such capital.

     (d) This Section shall survive the consummation of the Merger, is intended to benefit the indemnified parties, shall be binding upon all successors and assigns of the Surviving Corporation and Parent and shall be enforceable by the indemnified parties.

     5.8 POOLING OF INTERESTS. Each of the Company and Parent agrees (and the Company agrees to cause the Acquired Corporations) (a) not knowingly to take any action during the Pre-Closing Period that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," and (b) to use commercially reasonable efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 under the Securities Act) takes any action that could adversely affect the ability of Parent to account for the Merger as a "pooling of interests." The Company and Parent each agrees to provide to PricewaterhouseCoopers LLP and Ernst & Young LLP such letters as shall be reasonably requested of either of them with respect to the letters referred to in Sections 6.6(f) and 6.6(g).

     5.9  ADDITIONAL AGREEMENTS.

     (a) Subject to Section 5.9(b), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.9(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets;
(ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing
Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

     5.10 DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, make any disclosure regarding the Merger or any of the other transactions

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contemplated by this Agreement unless (a) Parent shall have approved such disclosure or (b) the Company shall have been advised by its outside legal counsel that such disclosure is required by applicable law.

     5.11 AFFILIATE AGREEMENTS. The Company shall use commercially reasonable efforts to cause each Person identified in Part 2.20 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Joint Prospectus/Proxy Statement to the Company's stockholders, an Affiliate Agreement in the form of Exhibit B. The Parent shall use commercially reasonable efforts to cause each Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Parent to execute and deliver to the Company, prior to the date of mailing of the Joint Prospectus/ Proxy Statement to Parent's stockholders, an affiliate agreement of substantially the scope of Exhibit B hereto, to the extent applicable to "affiliates" of Parent.

     5.12 TAX MATTERS. At or prior to the filing of the Form S-4 Registration Statement, the Company, Merger Sub and Parent shall execute and deliver to Cooley Godward LLP and to Venture Law Group, A Professional Corporation, tax representation letters in customary form to the extent the matters addressed in such letters are factually accurate. Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Venture Law Group the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use commercially reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.12, each of Parent and the Company shall use its commercially reasonable efforts to cause Cooley Godward LLP and Venture Law Group, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.12. The parties hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, and neither Parent, Merger Sub nor the Company shall take any action or fail to take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization.

     5.13 LETTER OF THE COMPANY'S INDEPENDENT ACCOUNTANTS. The Company shall use commercially reasonable efforts to cause to be delivered to Parent and the Company a "comfort" letter prepared by PricewaterhouseCoopers LLP in accordance with Statement of Auditing Standards No. 72 "Letters For Underwriters and Certain Other Requesting Parties," subject to receipt by PricewaterhouseCoopers LLP of a customary representation letter from Parent, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent and the Company), that is customary in scope and substance for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Form S-4 Registration Statement.

     5.14 LISTING. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing as of the Effective Time (subject to notice of issuance) on the Nasdaq National Market.

     5.15 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use commercially reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director from positions as an officer and director of each of the Acquired Corporations (it being understood that such resignations by officers of the Company whose employment with the Company or Parent following the Effective Time shall be continuing shall not constitute a voluntary or an "Involuntary Termination" under the Change of Control Agreements and shall not effect in any manner any rights of any officer of the Company or any of the Company's obligations under the Change of Control Agreements).

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     5.16  TERMINATION OF 401(K) PLAN.  To the extent requested by Parent, the
Company shall ensure that its 401(k) Savings and Retirement Plan and ESPP shall be terminated immediately prior to the Effective Time.

     5.17 PARENT BOARD OF DIRECTORS. Parent shall use commercially reasonable efforts to cause Lev J. Leytes to be elected to Parent's Board of Directors as of the Effective Time.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement (i) shall have been accurate in all material respects as of the date of this Agreement and (ii) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date except in the case of clause (ii): (A) for such inaccuracies as do not constitute a Material Adverse Effect on the Acquired Corporations, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date except as does not constitute a Material Adverse Effect on the Acquired Corporations as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date hereof and as of the Closing Date, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     6.4 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote and the Required Parent Stockholder Vote. The holders of not more than 5% of the shares of the Company's Common Stock shall have exercised dissenters' rights pursuant to Chapter 13 of the California Corporations Code.

     6.5 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except where the failure to obtain such Consents would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

     6.6 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements in the form of Exhibit B, executed by each Person who could reasonably be deemed to be an "affiliate" of the Company (as that term is used in Rule 145 under the Securities Act);

          (b) Reserved;

          (c) Release in the form of Exhibit C, executed by Lev J. Leytes;

          (d) Noncompetition Agreement in the form of Exhibit D, executed by Lev
     J. Leytes;

          (e) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date and addressed to Parent and the Company, reasonably satisfactory in form and substance to Parent, updating the "comfort" letter referred to in
     Section 5.13;

          (f) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date and addressed to the Company, reasonably satisfactory in form and substance to Parent and Ernst & Young LLP, to the effect that, after reasonable investigation, PricewaterhouseCoopers LLP is not aware of any fact concerning the Acquired Corporations or any of the stockholders or affiliates of the Acquired Corporations that could preclude the Company from being a "poolable entity" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (g) a letter from Ernst & Young LLP, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, to the effect that Ernst & Young LLP concurs with Parent's management's conclusion that the Merger may be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (h) a legal opinion of Cooley Godward LLP dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.12);

          (i) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4 (with respect to the Required Company Vote exercise of dissenters' rights only) and 6.5 have been duly satisfied; and

          (j) the written resignations of all officers and directors from positions as an officer and director of each of the Acquired Corporations effective as of the Effective Time (it being understood that such resignations by officers of the Company whose employment with the Company or Parent following the Effective Time shall be continuing shall not constitute a voluntary or an "Involuntary Termination" under the Change of Control Agreements and shall not effect in any manner any rights of any officer of the Company or any of the Company's obligations under the Change of Control Agreements).

     6.7 HSR ACT. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approval required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     6.8  RESERVED.

     6.9  RESERVED.

     6.10 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     6.11 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.12 NO GOVERNMENTAL LITIGATION. There shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is overtly threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the probability of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that would be material to Parent;

(c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; or (d) which would materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations.

     6.13 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable likelihood of an outcome that would have a Material Adverse Effect on the Acquired Corporations or a Material Adverse Effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that would be material to Parent; or (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been accurate in all material respects as of the date of this Agreement and (ii) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date except in the case of clause (ii): (A) for such inaccuracies as do not constitute a Material Adverse Effect on Parent or Merger Sub, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date except as does not constitute a Material Adverse Effect on Parent or Merger Sub as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date hereof and as of the Closing Date, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

     7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     7.4 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote and the Required Parent Stockholder Vote.

     7.5  DOCUMENTS.  The Company shall have received the following documents:

          (a) a legal opinion of Venture Law Group, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Venture Law Group may rely upon the tax representation letters referred to in Section 5.12); and

          (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2 and
     7.4 (with respect to the Required Parent Stockholder Vote) have been duly satisfied.

     7.6 HSR ACT. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approval required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     7.7 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     7.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

     7.9 NO GOVERNMENTAL LITIGATION. There shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is overtly threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the probability of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that would be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; or (d) which would materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations.

     7.10 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable likelihood of an outcome that would have a Material Adverse Effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; or (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, any damages or other relief that would be material to Parent.

     7.11 PARENT BOARD OF DIRECTORS. Lev. J. Leytes shall have been duly elected to Parent's Board of Directors.

SECTION 8.  TERMINATION

     8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Merger by the Required Company Stockholder Vote):

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2000 (the "Termination Date") (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time); provided, however, that if at December 31, 2000 there shall exist a reasonable likelihood, determined in good faith by the Company's board of directors, that all of the conditions to the consummation of the Merger set forth in Sections 6 and 7 of this Agreement would be satisfied with the passage of additional time, then in such event the Company shall in its discretion have the right to extend the Termination Date to a date not later than February 28, 2001;

          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either Parent or the Company if (i) the Company Stockholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been approved at such meeting by the Required Company Stockholder Vote; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have paid to Parent any fee required to be paid to Parent pursuant to
     Section 8.3(b);

          (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

          (f) by Parent if any of the Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate this Agreement under this Section 8.1(f): (i) on account of an inaccuracy in the Company's representations and warranties that is curable by the Company or on account of a breach of a covenant by the Company that is curable by the Company unless the Company fails to cure such inaccuracy or breach within 30 days after receiving written notice from Parent of such inaccuracy or breach; or (ii) if such inaccuracy or breach (considered in the aggregate with all other inaccuracies or breaches) would not result in a failure of the conditions set forth in Section 6.1 hereof);

          (g) by the Company if any of Parent's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 8.1(g): (i) on account of an inaccuracy in Parent's representations and warranties that is curable by Parent or on account of a breach of a covenant by Parent that is curable by Parent unless Parent fails to cure such inaccuracy or breach within 30 days after receiving written notice from the Company of such inaccuracy or breach; or
     (ii) if such inaccuracy or breach (considered in the aggregate with all other inaccuracies or breaches) would not result in a failure of the conditions set forth in Section 7.1 hereof);

          (h) by either Parent or the Company if (i) the Parent Stockholders' Meeting shall have been held and (ii) the issuance of shares of Parent Common Stock contemplated by this Agreement and the Merger shall not have been approved at such meeting by the Required Parent Stockholder Vote; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) unless Parent shall have paid to the Company any fee required to be paid to the Company pursuant to Section 8.3(b); or

          (i) by the Company if the board of directors of the Company shall, subject to complying with the terms of this Agreement, including Sections
     4.3 and 5.2(c), have approved, endorsed or recommended a Superior Offer; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(i) unless the Company shall have paid to Parent any fee required to be paid to Parent pursuant to
     Section 8.3(b).

     8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect (and, except as provided in this Section 8.2, there shall be no liability or obligation hereunder on the part of any of the parties hereto or their respective officers, directors, stockholders or Affiliates); provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and
(ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

     8.3  EXPENSES; TERMINATION FEES.

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the

Joint Prospectus/Proxy Statement and any amendments or supplements thereto and
(ii) the filing of the premerger notification and report forms relating to the Merger under the HSR Act, if any be required.

     (b) (i) If (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made (and shall not have been publicly, absolutely and unconditionally withdrawn and abandoned), (y) this Agreement is terminated by Parent pursuant to
Section 8.1(e) or (z) this Agreement is terminated by the Company pursuant to
Section 8.1(i), then, in any such case, the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $9,000,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d) in the circumstances contemplated by clause (x) above or
Section 8.1(i), the fee referred to in the preceding sentence shall be paid by the Company prior to such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d) in the circumstances contemplated by clause (x) above or Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

     (ii) If (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) in circumstances in which no fee is due under clause (x) of
Section 8.3(b)(i) and no event has occurred since March 31, 2000 that has had, or would reasonably be expected to have, a Material Adverse Effect on Parent, then, in any such case, the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $5,000,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d) in the circumstances contemplated by this clause (ii), the fee referred to in the preceding sentence shall be paid by the Company prior to such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d) in the circumstances contemplated by this clause (ii), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

     (iii) If (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(h) and no event has occurred since March 31, 2000 that has had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations, then, in any such case, Parent shall pay to the Company, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $5,000,000. In the case of termination of this Agreement by Parent pursuant to Section 8.1(h), the fee referred to in the preceding sentence shall be paid by Parent prior to such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the fee referred to in the preceding sentence shall be paid by Parent within two business days after such termination.

     (iv) If (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and at the time of such termination the condition set forth in
Section 6.6(g) shall not have been satisfied and Parent shall not have irrevocably waived compliance with such condition, (y) all other conditions to the consummation of the Merger set forth in Section 6 shall have been satisfied other than those conditions set forth in Sections 6.3, 6.4, 6.6(e), 6.6(f), 6.6(g), 6.6(h), 6.6(i) and 6.6(j) (it being the understanding of the parties that in determining whether the conditions set forth in Section 6.1 and 6.2 shall have been satisfied for this purpose, the term "Termination Date" shall be substituted for the terms "Closing Date" and "Closing") and (z) the failure for the condition set forth in Section 6.6(g) to be satisfied is not directly or indirectly related to any action taken, or failed to be taken, by the Company or any of its affiliates (except for actions taken prior to the execution of this Agreement or any fact related to the Company prior to the execution of this Agreement, in each case the existence of which was disclosed to Parent and its independent accountants prior to the execution of this Agreement), then, in any such case, Parent shall pay to the Company, in cash at the time specified in the last sentence of this clause (iv), a nonrefundable fee in the amount of $5,000,000. In the case of termination of this Agreement by Parent pursuant to
Section 8.1(b) in the circumstances contemplated by this clause (iv), the fee referred to in this clause (iv) shall be paid by Parent prior to such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(b) in the circumstances contemplated by this clause
(iv), the fee referred to in this clause (iv) shall be paid by Parent within two business days after such termination.

     (c) All payments required to be made pursuant to Section 8.3(b) above shall be made in immediately available funds to an account designated by the recipient thereof. Any payment that is not made when due pursuant to the foregoing shall bear interest, commencing on the date that the payment became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 3%.

SECTION 9.  MISCELLANEOUS PROVISIONS

     9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement and the approval of the Merger by the stockholders of the Company); provided, however, that after any such adoption and approval of this Agreement and approval of the Merger by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2  WAIVER.

     (a) No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

     9.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein (including in Section 4.1(c)) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

     9.5 APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

     9.6 DISCLOSURE SCHEDULE. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify any other representation or warranty to which the relevance of any representation or warranty is reasonably apparent.

     9.7 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its reasonable attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     9.8 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Except as otherwise contemplated in
Section 5.7(d), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.9 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service, or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        If to Parent or Merger Sub:  Molecular Devices Corporation
                                     1311 Orleans Drive
                                     Sunnyvale, CA 94089
                                     Attn: Chief Financial Officer
                                     Facsimile: (408) 747-3699

                                     Mercury Acquisition Sub, Inc.
                                     c/o Molecular Devices Corporation
                                     1311 Orleans Drive
                                     Sunnyvale, CA 94089
                                     Attn: Chief Financial Officer
                                     Facsimile: (408) 747-3699

                                     In each case with a copy to:

                                     Cooley Godward LLP
                                     Five Palo Alto Square
                                     3000 El Camino Real
                                     Palo Alto, CA 94306
                                     Attn: James C. Kitch and Suzanne
                                     Sawochka Hooper
                                     Facsimile: (650) 849-7400

        If to the Company:           LJL BioSystems, Inc.
                                     404 Tasman Drive
                                     Sunnyvale, CA 94089
                                     Attn: Chief Financial Officer
                                     Facsimile: (408) 541-8786

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

                                     With a copy to:

                                     Venture Law Group
                                     2800 Sand Hill Road
                                     Menlo Park, CA 94025
                                     Attn: Mark B. Weeks and Steve Tonsfeldt
                                     Facsimile: (650) 233-8386

     9.10 COOPERATION. The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     9.11  CONSTRUCTION.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

     (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          MOLECULAR DEVICES CORPORATION

                                          By: /s/ JOSEPH D. KEEGAN, PH.D
                                            ------------------------------------
                                              Joseph D. Keegan, Ph.D
                                            President and Chief Executive
                                              Officer

                                          MERCURY ACQUISITION SUB, INC.

                                          By: /s/ JOSEPH D. KEEGAN, PH.D
                                            ------------------------------------
                                              Joseph D. Keegan, Ph.D
                                            President and Chief Executive
                                              Officer

                                          LJL BIOSYSTEMS, INC.

                                          By: /s/ LEV J. LEYTES
                                            ------------------------------------
                                              Lev J. Leytes
                                            President and Chief Executive
                                              Officer

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

     ACQUIRED CORPORATION PROPRIETARY ASSET. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

     ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer, proposal or inquiry (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (A) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent company, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than 40% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 40% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 40% of the outstanding securities of any class of voting securities of the Company;

          (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 40% of the assets of the Company; or

          (C) any liquidation or dissolution of the Company.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

     COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

     COMPANY OPTIONS. "Company Options" shall mean the stock options granted by the Company pursuant to the Company's stock option plans.

     COMPANY WARRANTS. "Company Warrants" shall mean, collectively, that certain warrant dated as of June 6, 1997 and amended as of March 17, 1998 to purchase 50,269 shares of Company Common Stock and that certain warrant dated as of June 17, 1998 and amended as of March 17, 1997 to purchase 15,384 shares of Company Common Stock.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     FORM S-4 REGISTRATION STATEMENT. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

     HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     JOINT PROSPECTUS/PROXY STATEMENT. "Joint Prospectus/Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders and the Parent's stockholders in connection with the Company Stockholders' Meeting and the Parent's Stockholders' Meeting.

     KNOWLEDGE of the Company shall refer to actual knowledge of any director or executive officer of the Company.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

     MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, or financial performance of the Acquired

Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that none of the following shall be deemed, in and of itself, to have a Material Adverse Effect on the Acquired Corporations: (A) a change in the market price or trading volume of the Company Common Stock, (B) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. economy or the world economy, (C) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the biotechnology industry so long as such conditions do not affect the Company in a disproportionate manner as compared with companies of a similar size, (D) a delay in customer orders arising primarily out of or resulting primarily from the announcement of the transactions contemplated by this Agreement, (E) an event, violation, inaccuracy, circumstance or other matter that results from the taking of any action required by this Agreement and (F) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the Company complies with the conduct of business requirements set forth in Section 4.2 of this Agreement). An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, or financial performance of Parent or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that none of the following shall be deemed, in and of itself, to have a Material Adverse Effect on Parent: (A) a change in the market price or trading volume of Parent Common Stock, (B) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. economy or the world economy, (C) an event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the biotechnology industry so long as such conditions do not affect Parent in a disproportionate manner as compared with companies of a similar size, (D) a delay in customer orders arising primarily out of or resulting primarily from the announcement of the transactions contemplated by this Agreement, (E) an event, violation, inaccuracy, circumstance or other matter that results from the taking of any action required by this Agreement; and (F) any failure by Parent to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided, that Parent has complied with
Section 4.4 of this Agreement. The parties acknowledge that the dollar thresholds set forth in the various representations and warranties and elsewhere in this Agreement were established to permit a more efficient administration of this Agreement and are not to be considered in determining whether an event, violation, inaccuracy, circumstance or other matter will be deemed to constitute a "Material Adverse Effect" with respect to the Acquired Corporations or Parent, as the case may be.

     PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $.01 par value per share, of Parent.

     PARENT CONTRACT. "Parent Contract" shall mean any Contract: (a) to which Parent is a party; (b) by which Parent or any asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or
(c) under which Parent has or may acquire any right or interest.

     PARENT PROPRIETARY ASSET. "Parent Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to Parent or otherwise used by Parent.

     PARENT OPTIONS. "Parent Options" shall mean the stock options granted by Parent pursuant to Parent's stock option plans.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     REQUIRED COMPANY STOCKHOLDER VOTE. "Required Company Stockholder Vote" shall have the meaning set forth in Section 2.27.

     REQUIRED PARENT STOCKHOLDER VOTE. "Required Parent Stockholder Vote" shall have the meaning set forth in Section 6.4.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

     SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase (by means of a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction) more than 50% of the outstanding shares of Company Common Stock, which the board of directors of the Company determines, in good faith, after consultation with its financial advisor, has terms more favorable to the Company's stockholders than the terms of the Merger after taking into account all pertinent factors deemed relevant by the board of directors of the Company under the laws of the State of Delaware; provided, however, that any such offer shall not be deemed to be a "Superior Offer" unless any financing required to consummate the transaction contemplated by such offer is either (i) in the possession of such third party at the time such offer is made, or (ii) committed and likely, based upon a reasonable determination of the board of directors of the Company, to be obtained by such third party on a timely basis.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TRIGGERING EVENT. A "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Joint Prospectus/Proxy Statement the recommendation of the board of directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of the Company fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten business days after an Acquisition Proposal shall have been publicly announced and Parent requests in writing that such recommendation be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal;
(vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such Acquisition Proposal is announced or (B) otherwise fails to oppose such Acquisition Proposal within ten business days after such Acquisition Proposal is announced; or (ix) the Company intentionally breaches any of its obligations under Section 4.3 of the Agreement.

                                                                         ANNEX B

                            PARENT VOTING AGREEMENT

     THIS PARENT VOTING AGREEMENT is entered into as of June   , 2000, by and
between LJL BIOSYSTEMS, INC., a Delaware corporation (the "COMPANY"), and
               ("STOCKHOLDER").

                                    RECITALS

     A. Molecular Devices Corporation, a Delaware corporation ("PARENT"), Mercury Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and the Company, are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the "REORGANIZATION AGREEMENT") which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "MERGER").

     B. In order to induce the Company to enter into the Reorganization Agreement, Stockholder is entering into this Parent Voting Agreement.

                                   AGREEMENT

     The parties to this Parent Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1.  CERTAIN DEFINITIONS

     For purposes of this Parent Voting Agreement:

     (a) "PARENT COMMON STOCK" shall mean the common stock, par value $0.001 per share, of Parent.

     (b) "EXPIRATION DATE" shall mean the earlier of (i) the date upon which the Reorganization Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective.

     (c) Stockholder shall be deemed to "OWN" or to have acquired "Ownership" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

     (d) "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

     (e) "SUBJECT SECURITIES" shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

     (f) A Person shall be deemed to have effected a "TRANSFER" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

SECTION 2.  TRANSFER OF SUBJECT SECURITIES

     2.1  TRANSFEREE OF SUBJECT SECURITIES TO BE BOUND BY THIS
AGREEMENT. Stockholder agrees that, during the period from the date of this Parent Voting Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless each Person to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be transferred shall have: (a) executed a counterpart of this Parent Voting Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as the Company may reasonably request); and (b) agreed to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Parent Voting Agreement; provided, however, that nothing contained herein will be deemed to restrict the exercise by Stockholder of options to acquire Parent Common Stock.

     2.2 TRANSFER OF VOTING RIGHTS. Stockholder agrees that, during the period from the date of this Parent Voting Agreement through the Expiration Date, so long as such shares are Owned by Stockholder, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) except pursuant to this Parent Voting Agreement, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

SECTION 3.  VOTING OF SHARES

     3.1 VOTING AGREEMENT. Stockholder agrees that, during the period from the date of this Parent Voting Agreement through the Expiration Date:

          (a) at any meeting of stockholders of Parent at which matters relating to the Merger, the Reorganization Agreement or any actions contemplated thereby, however called, Stockholder shall (unless otherwise directed in writing by the Company) cause all outstanding shares of Parent Common Stock that are Owned by Stockholder as of the record date fixed for such meeting to be voted in favor of the issuance of Parent Common Stock in the Merger, in favor of the election of Lev J. Leytes to the Board of Directors of Parent, and in favor of each of the other actions contemplated by the Reorganization Agreement; and

          (b) in the event written consents are solicited or otherwise sought from stockholders of Parent with respect to the approval of the issuance of Parent Common Stock in the Merger, with respect to the approval of the election of Lev J. Leytes to the Board of Directors of Parent, or with respect to any of the other actions contemplated by the Reorganization Agreement, Stockholder shall (unless otherwise directed in writing by the Company) cause to be executed, with respect to all shares of Parent Common Stock that are Owned by Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

     3.2 This Parent Voting Agreement is intended to bind Stockholder only with respect to the specific matters set forth herein, and shall not prohibit Stockholder from acting in accordance with his fiduciary duties as an officer or director of Parent. Stockholder will retain at all times the right to vote the Stockholder's Subject Securities, in Stockholder's sole discretion, on all matters other than those set forth in this Section 3.1 which are at any time or from time to time presented to Parent's stockholders generally.

     3.3  PROXY.  Contemporaneously with the execution of this Parent Voting
Agreement: (i) Stockholder shall deliver to the Company a proxy in the form attached to this Parent Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein (the "PROXY"); and (ii) Stockholder shall use his, her or its reasonable best efforts to cause to be delivered to the Company an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Parent Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

SECTION 4.  RESERVED.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholder hereby represents and warrants to the Company as follows:

     5.1 AUTHORIZATION, ETC. Stockholder has the right, power, authority and capacity to execute and deliver this Parent Voting Agreement and the Proxy and to perform his obligations hereunder and thereunder. This Parent Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution, and delivery by the Company, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     5.2  NO CONFLICTS OR CONSENTS

     (a) The execution and delivery of this Parent Voting Agreement and the Proxy by Stockholder do not, and the performance of this Parent Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or any of his properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his affiliates or properties is or may be bound or affected.

     (b) The execution and delivery of this Parent Voting Agreement and the Proxy by Stockholder do not, and the performance of this Parent Voting Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

     5.3  TITLE TO SECURITIES.  As of the date of this Parent Voting Agreement:
(a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Parent Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Parent Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof;
(c) Stockholder Owns the additional securities of Parent set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of Parent, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Parent, other than the shares and options, warrants and other rights set forth on the signature page hereof.

     5.4 ACCURACY OF REPRESENTATIONS. The representations and warranties contained in this Parent Voting Agreement are accurate in all respects as of the date of this Parent Voting Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date (except with respect to the representations set forth in Section 5.3 in cases where Stockholder has Transferred shares of Parent Common Stock in accordance with the terms and provisions of Section 2 of this Parent Voting Agreement).

SECTION 6.  ADDITIONAL COVENANTS OF STOCKHOLDER

     6.1 FURTHER ASSURANCES. From time to time and without additional consideration, Stockholder shall (at the Company's expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at the Company's expense) take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Parent Voting Agreement.

     6.2  RESERVED.

SECTION 7.  MISCELLANEOUS

     7.1 EXPENSES. Except as contemplated by Section 6.1, all costs and expenses incurred in connection with the transactions contemplated by this Parent Voting Agreement shall be paid by the party incurring such costs and expenses.

     7.2 NOTICES. Any notice or other communication required or permitted to be delivered to either party under this Parent Voting Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

        IF TO STOCKHOLDER:

           at the address set forth below Stockholder's signature on the signature page hereof

        WITH A COPY TO:

           Cooley Godward LLP
           Five Palo Alto Square
           3000 El Camino Real
           Palo Alto, CA 94306
           Attn: James C. Kitch and
           Suzanne Sawochka Hooper
           Facsimile: (650) 849-7400

        IF TO THE COMPANY:

           LJL BioSystems, Inc.
           404 Tasman Drive
           Sunnyvale, CA 94089
           Attn: Lev J. Leytes
           Tel: (408) 541-8787
           Fax: (408) 541-8786

     7.3 SEVERABILITY. If any provision of this Parent Voting Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Parent Voting Agreement. Each provision of this Parent Voting Agreement is separable from every other provision of this Parent Voting Agreement, and each part of each provision of this Parent Voting Agreement is separable from every other part of such provision.

     7.4 ENTIRE AGREEMENT. This Parent Voting Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Parent Voting Agreement or the Proxy shall be binding upon either party unless made in writing and signed by both parties.

     7.5 ASSIGNMENT; BINDING EFFECT. Except as provided herein, neither this Parent Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Parent Voting Agreement shall be binding upon Stockholder and his heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. Without limiting any of the restrictions set forth in
Section 2 or elsewhere in this Parent Voting Agreement, this Parent Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Parent Voting Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

     7.6 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Parent Voting Agreement or the Proxy was not performed in accordance with its specific terms or was otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Parent Voting Agreement or in the Proxy, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.6, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     7.7 NON-EXCLUSIVITY. The rights and remedies of the Company under this Parent Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company under this Parent Voting Agreement, and the obligations and liabilities of Stockholder under this Parent Voting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Parent Voting Agreement shall limit any of Stockholder's obligations, or the rights or remedies of the Company, under any Affiliate Agreement between the Company and Stockholder; and nothing in any such Affiliate Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of the Company, under this Parent Voting Agreement.

     7.8  GOVERNING LAW; VENUE.

     (a) This Parent Voting Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     (b) Any legal action or other legal proceeding relating to this Parent Voting Agreement or the Proxy or the enforcement of any provision of this Parent Voting Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Stockholder:
(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California), in connection with any such legal proceeding; (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section
7.2 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding; (iii) agrees that each state and federal court located in the County of Santa Clara, California, shall be deemed to be a convenient forum; and (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Parent Voting Agreement or the subject matter of this Parent Voting

Agreement may not be enforced in or by such court. Nothing contained in this
Section 7.8(b) shall be deemed to limit or otherwise affect the right of the Company to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

     (c) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS PARENT VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS PARENT VOTING AGREEMENT OR THE PROXY.

     7.9 COUNTERPARTS. This Parent Voting Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     7.10 CAPTIONS. The captions contained in this Parent Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Parent Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Parent Voting Agreement.

     7.11 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Parent Voting Agreement or the enforcement of any provision of this Parent Voting Agreement is brought by one party against the other party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     7.12 WAIVER. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Parent Voting Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Parent Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Parent Voting Agreement, or any power, right, privilege or remedy of the Company under this Parent Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     7.13  CONSTRUCTION.

     (a) For purposes of this Parent Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Parent Voting Agreement.

     (c) As used in this Parent Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Parent Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Parent Voting Agreement and Exhibits to this Parent Voting Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Company and Stockholder have caused this Parent Voting Agreement to be executed as of the date first written above.

                                          LJL BIOSYSTEMS, INC.

                                          By:
                                          --------------------------------------
                                                        (Signature)

                                            ------------------------------------
                                                        (Print Name)

                                          STOCKHOLDER

                                          --------------------------------------
                                                       (Signature)

                                          --------------------------------------
                                                       (Print Name)

                                          Address:
                                          --------------------------------------

                                               ---------------------------------

                                          Facsimile:
                                          --------------------------------------

                                                 ADDITIONAL SECURITIES
SHARES HELD OF RECORD  OPTIONS AND OTHER RIGHTS   BENEFICIALLY OWNED
---------------------  ------------------------  ---------------------

                                   EXHIBIT A

                           FORM OF IRREVOCABLE PROXY

     The undersigned stockholder of Molecular Devices Corporation, a Delaware corporation ("PARENT") hereby irrevocably (to the fullest extent permitted by
law) appoints and constitutes [               ] and LJL BioSystems, Inc., a
Delaware corporation (the "COMPANY"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights, for the limited purposes set forth herein, with respect to (i) the outstanding shares of capital stock of Parent owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of Parent which the undersigned may acquire of record on or after the date hereof. (The shares of the capital stock of Parent referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "SHARES.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

     This proxy is irrevocable, is coupled with an interest and is granted in connection with the Parent Voting Agreement, dated as of the date hereof, between the Company and the undersigned (the "PARENT VOTING AGREEMENT"), and is granted in consideration of the Company entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Merger Sub and the Company (the "REORGANIZATION AGREEMENT").

     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Reorganization Agreement or the effective time of the merger contemplated thereby (the "MERGER") at any meeting of the stockholders of Parent at which matters relating to the Merger, the Reorganization Agreement or any actions contemplated thereby, however called, or in connection with any solicitation of written consents from stockholders of Parent, in favor of the approval of the issuance of shares of Parent Common Stock in the Merger, in favor of the election of Lev J. Leytes to the Board of Directors of Parent, and in favor of each of the other actions contemplated by the Reorganization Agreement.

     The undersigned may vote the Shares on all other matters.

     This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of any of the Shares).

     If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then
(a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

     This proxy shall terminate upon the earlier of the valid termination of the Reorganization Agreement or the effective time of the Merger.

Dated: June   , 2000.

                                          --------------------------------------
                                                       (Signature)

                                          --------------------------------------
                                                       (Print Name)

                                          NUMBER OF SHARES OF COMMON STOCK OF
                                          PARENT OWNED OF RECORD AS OF THE DATE
                                          OF THIS PROXY:

                                          --------------------------------------

                                                                         ANNEX C

                            COMPANY VOTING AGREEMENT

     THIS COMPANY VOTING AGREEMENT is entered into as of June   , 2000, by and
between MOLECULAR DEVICES CORPORATION, a Delaware corporation ("PARENT"), and
               ("STOCKHOLDER").

                                    RECITALS

     A. Parent, Mercury Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and LJL BioSystems, Inc., a Delaware corporation (the "COMPANY"), are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the "REORGANIZATION AGREEMENT") which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "MERGER").

     B. In order to induce Parent and Merger Sub to enter into the Reorganization Agreement, Stockholder is entering into this Company Voting Agreement.

                                   AGREEMENT

     The parties to this Company Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1.  CERTAIN DEFINITIONS

     For purposes of this Company Voting Agreement:

     (a) "COMPANY COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Company.

     (b) "EXPIRATION DATE" shall mean the earlier of (i) the date upon which the Reorganization Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective.

     (c) Stockholder shall be deemed to "OWN" or to have acquired "Ownership" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

     (d) "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

     (e) "SUBJECT SECURITIES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

     (f) A Person shall be deemed to have a effected a "TRANSFER" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

SECTION 2.  TRANSFER OF SUBJECT SECURITIES

     2.1  TRANSFEREE OF SUBJECT SECURITIES TO BE BOUND BY THIS
AGREEMENT. Stockholder agrees that, during the period from the date of this Company Voting Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless each Person to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be transferred shall have: (a) executed a counterpart of this Company Voting Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and (b) agreed to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Company Voting Agreement; provided, however, that nothing contained herein will be deemed to restrict the exercise by Stockholder of options to acquire Company Common Stock.

     2.2 TRANSFER OF VOTING RIGHTS. Stockholder agrees that, during the period from the date of this Company Voting Agreement through the Expiration Date, so long as such shares are Owned by Stockholder, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) except pursuant to this Company Voting Agreement, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

SECTION 3.  VOTING OF SHARES

     3.1 VOTING AGREEMENT. Stockholder agrees that, during the period from the date of this Company Voting Agreement through the Expiration Date:

          (a) at any meeting of stockholders of the Company at which matters relating to the Merger, the Reorganization Agreement or any actions contemplated thereby, however called, Stockholder shall (unless otherwise directed in writing by Parent) cause all outstanding shares of Company Common Stock that are Owned by Stockholder as of the record date fixed for such meeting to be voted in favor of the approval and adoption of the Reorganization Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Reorganization Agreement; and

          (b) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Reorganization Agreement, with respect to the approval of the Merger or with respect to any of the other actions contemplated by the Reorganization Agreement, Stockholder shall (unless otherwise directed in writing by Parent) cause to be executed, with respect to all shares of Company Common Stock that are Owned by Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

     3.2 This Company Voting Agreement is intended to bind Stockholder only with respect to the specific matters set forth herein, and shall not prohibit Stockholder from acting in accordance with his fiduciary duties as an officer or director of the Company. Stockholder will retain at all times the right to vote the Stockholder's Subject Securities, in Stockholder's sole discretion, on all matters other than those set forth in this Section 3.1 which are at any time or from time to time presented to the Company's stockholders generally.

     3.3 PROXY.  Contemporaneously with the execution of this Company Voting
Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Company Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein (the "PROXY"); and (ii) Stockholder shall use his, her or its reasonable best efforts to cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

SECTION 4.  WAIVER OF APPRAISAL RIGHTS

     Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of the ownership of any outstanding shares of Company Common Stock or other security Owned by Stockholder.

SECTION 5.  NO SOLICITATION

     Stockholder agrees that, during the period from the date of this Company Voting Agreement through the Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that his Representatives (as defined in the Reorganization Agreement) do not, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in the Reorganization Agreement) or take any action that could reasonably be expected to lead to an Acquisition Proposal;
(ii) furnish any non-public information regarding the Company or any direct or indirect subsidiary of the Company to any Person in connection with or in response to an Acquisition Proposal or potential Acquisition Proposal; or (iii) engage in discussions with any Person with respect to any Acquisition Proposal. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that his Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal. The restrictions and covenants in this Section 5 shall apply to Stockholder only in his capacity as a stockholder and not to Stockholder in his capacity as a director or officer of the Company.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholder hereby represents and warrants to Parent as follows:

     6.1 AUTHORIZATION, ETC. Stockholder has the right, power, authority and capacity to execute and deliver this Company Voting Agreement and the Proxy and to perform his obligations hereunder and thereunder. This Company Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution, and delivery by Parent, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     6.2  NO CONFLICTS OR CONSENTS

     (a) The execution and delivery of this Company Voting Agreement and the Proxy by Stockholder do not, and the performance of this Company Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or any of his properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his affiliates or properties is or may be bound or affected.

     (b) The execution and delivery of this Company Voting Agreement and the Proxy by Stockholder do not, and the performance of this Company Voting Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

     6.3  TITLE TO SECURITIES.  As of the date of this Company Voting Agreement:
(a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof;
(c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

     6.4 ACCURACY OF REPRESENTATIONS. The representations and warranties contained in this Company Voting Agreement are accurate in all respects as of the date of this Company Voting Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date (except with respect to the representations set forth in Section 6.3 in cases where Stockholder has Transferred shares of Company Common Stock in accordance with the terms and provisions of Section 2 of this Company Voting Agreement).

SECTION 7.  ADDITIONAL COVENANTS OF STOCKHOLDER

     7.1 FURTHER ASSURANCES. From time to time and without additional consideration, Stockholder shall (at Parent's expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Parent's expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Company Voting Agreement.

     7.2 LEGEND. As soon as practicable after the execution of this Company Voting Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Expiration Date), Stockholder shall submit to the Company's transfer agent each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder and instruct that such certificate be imprinted with a legend in the following form:

              THE SECURITY OR SECURITIES REPRESENTED BY THIS
         CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE
         TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE COMPANY VOTING AGREEMENT DATED AS OF
         JUNE   , 2000 BETWEEN MOLECULAR DEVICES CORPORATION AND
                             , AS IT MAY BE AMENDED, A COPY OF WHICH IS
         ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF MOLECULAR
         DEVICES CORPORATION.

SECTION 8.  MISCELLANEOUS

     8.1 EXPENSES. Except as contemplated by Section 7.1 All costs and expenses incurred in connection with the transactions contemplated by this Company Voting Agreement shall be paid by the party incurring such costs and expenses.

     8.2 NOTICES. Any notice or other communication required or permitted to be delivered to either party under this Company Voting Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

        IF TO STOCKHOLDER:

           at the address set forth below Stockholder's signature on the signature page hereof

        WITH A COPY TO:

           Venture Law Group
           2800 Sand Hill Road
           Menlo Park, CA 94025
           Palo Alto, CA 94306
           Attn: Mark Weeks and
           Steven Tonsfeldt
           Facsimile: (650) 233-8386

        IF TO PARENT:

           Molecular Devices Corporation
           1311 Orleans Drive
           Sunnyvale, CA 94089
           Attn: Joseph D. Keegan, Ph.D.
           Tel: (408) 747-1700
           Fax: (408) 747-3699

     8.3 SEVERABILITY. If any provision of this Company Voting Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Company Voting Agreement. Each provision of this Company Voting Agreement is separable from every other provision of this Company Voting Agreement, and each part of each provision of this Company Voting Agreement is separable from every other part of such provision.

     8.4 ENTIRE AGREEMENT. This Company Voting Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Company Voting Agreement or the Proxy shall be binding upon either party unless made in writing and signed by both parties.

     8.5 ASSIGNMENT; BINDING EFFECT. Except as provided herein, neither this Company Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Company Voting Agreement shall be binding upon Stockholder and his heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Company Voting Agreement, this Company Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Company Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

     8.6 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Company Voting Agreement or the Proxy was not performed in accordance with its specific terms or was otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Company Voting Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.6, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     8.7 NON-EXCLUSIVITY. The rights and remedies of Parent under this Company Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Company Voting Agreement, and the obligations and liabilities of Stockholder under this Company Voting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Company Voting Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any Affiliate Agreement between Parent and Stockholder; and nothing in any such Affiliate Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Company Voting Agreement.

     8.8  GOVERNING LAW; VENUE.

     (a) This Company Voting Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     (b) Any legal action or other legal proceeding relating to this Company Voting Agreement or the Proxy or the enforcement of any provision of this Company Voting Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California.
Stockholder: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California), in connection with any such legal proceeding; (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 8.2 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;
(iii) agrees that each state and federal court located in the County of Santa Clara, California, shall be deemed to be a convenient forum; and (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Company Voting Agreement or the subject matter of this Company Voting Agreement may not be enforced in or by such court. Nothing contained in this
Section 8.8(b) shall be deemed to limit or otherwise affect the right of Parent to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

     (c) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS COMPANY VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS COMPANY VOTING AGREEMENT OR THE PROXY.

     8.9 COUNTERPARTS. This Company Voting Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     8.10 CAPTIONS. The captions contained in this Company Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Company Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Company Voting Agreement.

     8.11 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Company Voting Agreement or the enforcement of any provision of this Company Voting Agreement is brought by one party against the other party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     8.12 WAIVER. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Company Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Company Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Company Voting Agreement, or any power, right, privilege or remedy of Parent under this Company Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     8.13  CONSTRUCTION.

     (a) For purposes of this Company Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Company Voting Agreement.

     (c) As used in this Company Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Company Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Company Voting Agreement and Exhibits to this Company Voting Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parents and Stockholder have caused this Company Voting Agreement to be executed as of the date first written above.

                                          MOLECULAR DEVICES CORPORATION

                                          By:
                                          --------------------------------------
                                                        (Signature)

                                            ------------------------------------
                                                        (Print Name)

                                          STOCKHOLDER

                                          --------------------------------------
                                                       (Signature)

                                          --------------------------------------
                                                       (Print Name)

                                          Address:
                                          --------------------------------------

                                               ---------------------------------

                                          Facsimile:
                                          --------------------------------------

                                                 ADDITIONAL SECURITIES
SHARES HELD OF RECORD  OPTIONS AND OTHER RIGHTS   BENEFICIALLY OWNED
---------------------  ------------------------  ---------------------

                                   EXHIBIT A

                           FORM OF IRREVOCABLE PROXY

     The undersigned stockholder of LJL BioSystems, Inc., a Delaware corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law)
appoints and constitutes [               ] and Molecular Devices Corporation, a
Delaware corporation ("PARENT"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights, for the limited purposes set forth herein, with respect to (i) the outstanding shares of capital stock of the Company owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire of record on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "SHARES.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

     This proxy is irrevocable, is coupled with an interest and is granted in connection with the Company Voting Agreement, dated as of the date hereof, between Parent and the undersigned (the "COMPANY VOTING AGREEMENT"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Merger Sub and the Company (the "REORGANIZATION AGREEMENT").

     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Reorganization Agreement or the effective time of the merger contemplated thereby (the "MERGER") at any meeting of the stockholders of the Company at which matters relating to the Merger, the Reorganization Agreement or any actions contemplated thereby, however called, or in connection with any solicitation of written consents from stockholders of the Company, in favor of the approval and adoption of the Reorganization Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Reorganization Agreement.

     The undersigned may vote the Shares on all other matters.

     This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of any of the Shares).

     If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then
(a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

     This proxy shall terminate upon the earlier of the valid termination of the Reorganization Agreement or the effective time of the Merger.

Dated: June   , 2000

                                          --------------------------------------
                                                       (Signature)

                                          --------------------------------------
                                                       (Print Name)

                                          NUMBER OF SHARES OF COMMON STOCK OF
                                          THE COMPANY OWNED OF RECORD AS OF THE
                                          DATE OF THIS PROXY:

                                          --------------------------------------

                                                                         ANNEX D

June 7, 2000

Board of Directors
LJL BioSystems, Inc.
404 Tasman Drive
Sunnyvale, CA 94089

Gentlemen and Madam:

     We understand that LJL BioSystems, Inc. ("LJL" or the "Company"), Molecular Devices Corporation ("MDC") and Mercury Acquisition Sub, Inc., a wholly owned subsidiary of MDC ("Merger Sub"), propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of June 7, 2000 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into LJL, with LJL as the surviving corporation of the Merger. Pursuant to the Merger, LJL will become a wholly owned subsidiary of MDC, and each issued and outstanding share of common stock, par value $.001 per share (the "LJL Common Stock") of LJL, other than shares held in treasury, will be converted into the right to receive 0.30 of a share (the "Exchange Ratio") of common stock, par value $.001 per share ("the MDC Common Stock") of MDC. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio is fair from a financial point of view to the stockholders of LJL.

     For purposes of the opinion set forth herein, we have:

       (i) reviewed certain publicly available financial statements and other information of the Company and MDC;

      (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

      (iii) analyzed certain financial projections prepared by the management of the Company;

      (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

       (v) analyzed certain internal financial statements and other financial and operating data concerning MDC prepared by the management of MDC;

      (vi) discussed the past and current operations and financial condition and the prospects of MDC with senior executives of MDC, and reviewed the pro forma financial impact of the Merger on MDC;

      (vii) analyzed certain financial projections prepared by the management of MDC;

     (viii) reviewed the reported prices and trading activity for the LJL Common Stock and the MDC Common Stock;

      (ix) compared the financial performance of the Company and MDC and the prices and trading activity of the LJL Common Stock and the MDC Common Stock with that of certain other comparable publicly traded companies and their securities;

       (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

      (xi) reviewed a draft of the Merger Agreement and certain related documents; and

      (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of LJL and MDC as to the future financial performance of LJL and MDC. We have relied upon without independent verification the assumptions of the management of LJL and MDC regarding the pro forma financial impact of the merger on MDC. We assume no responsibility for and express no view as to such forecasts and pro forma analyses or the assumptions on which they are based, and we have relied upon the assurances of the senior management of LJL and MDC that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. We have not made any independent valuation or appraisal of the assets or liabilities of LJL or MDC, nor have we been furnished with any such valuations or appraisals. We have assumed that the Merger will be treated as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and that all of the representations and warranties of the parties to the Merger Agreement are true, that the covenants of each party to the Merger Agreement will be fully complied with, and that all conditions to the Merger set forth in the Merger Agreement will be satisfied and not waived. In addition, we have taken into account our past efforts to solicit interest from potential third party acquirors, although we were not requested to solicit interest from third parties in connection with the proposed Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

     Our opinion addresses only the fairness from a financial point of view to the stockholders of the Company of the Exchange Ratio, and we do not express any view as to any other term of the proposed Merger or the transactions contemplated by the Merger Agreement. Our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement.

     We have acted as financial advisor to the Board of Directors of LJL in connection with this transaction and will receive a fee for our services, which will be paid only upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

     It is understood that this letter is for the information of the Board of Directors of LJL only and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the LJL Common Stock or MDC Common Stock will trade following announcement or consummation of the Merger, and Gleacher & Co. expresses no opinion or recommendation as to how the stockholders of LJL or MDC should vote at stockholder's meetings in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair to holders of LJL Common Stock from a financial point of view.

                                          Very truly yours,

                                          GLEACHER & CO. LLC

                                          By: /s/ H. CONRAD MEYER III
                                            ------------------------------------
                                              H. Conrad Meyer III
                                              Managing Director

                                                                         ANNEX E

June 6, 2000

Board of Directors
Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, California 94089-1136

Gentlemen:

     We understand that Molecular Devices Corporation ("Molecular"), Mercury Acquisition Sub, Inc. (the "Merger Subsidiary"), a wholly-owned subsidiary of Molecular, and LJL BioSystems, Inc. (the "Company") intend to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement"), pursuant to which, and subject to certain conditions precedent, the Merger Subsidiary will merge with and into the Company (the "Proposed Transaction"). Under the terms of the Agreement, each outstanding share of the Company's common stock would be converted into 0.30 shares of Molecular common stock (the "Exchange Ratio"). In addition, as a result of the consummation of the Proposed Transaction, each outstanding option and warrant to purchase common stock of the Company would be converted into options and warrants to purchase common stock of Molecular based upon the Exchange Ratio applied to the Company's common stock. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the stockholders of Molecular of the Exchange Ratio offered in the Proposed Transaction.

     We have acted as financial advisor to Molecular in connection with the Proposed Transaction and will receive a fee for our services. As you are aware, our firm is a full service securities firm that engages in securities trading and brokerage activities, in addition to providing investment banking services. We have in the past provided financial advisory and financial services to Molecular and have received fees for the rendering of such services and may continue to render similar services and receive related fees in the future. In the ordinary course of our business, we may trade or otherwise effect transactions in the securities of Molecular and, accordingly, may at any time hold a long or short position in such securities.

     In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

          (i) a draft of the Agreement and certain related documents and the financial terms of the Proposed Transaction set forth therein;

          (ii) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and March 31, 2000, the Company's Registration Statement on Form S-1 file number 333-43529 and the Company's Registration Statement on Form S-3 file number 333-32378;

          (iii) Molecular's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Molecular's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and March 31, 2000 and the Company's Registration Statement on Form S-3 file number 333-32734;

          (iv) certain other publicly available information concerning the Company and Molecular and the trading market for their common stock;

          (v) certain internal information and other data relating to the Company and Molecular and their business and prospects provided to us by management of Molecular and the Company;

          (vi) certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and Molecular and the trading markets for certain of such other companies' securities;

          (vii) the financial terms of certain recent business combinations which we believe to be relevant;

          (viii) discounted cash flow analysis with financial information provided to us by management of Molecular and the Company; and

          (ix) certain discussions and negotiations among representatives of the Company and Molecular and their financial and legal advisors.

We have also met with certain officers and employees of Molecular and the Company concerning their businesses and operations, assets, present condition and prospects, and we undertook such other studies, analyses and investigations, as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the financial forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of Molecular's and the Company's management as to the future financial condition and results of operations of Molecular and the Company, respectively. We have visited but have not conducted a physical inspection of the properties and facilities of the Company and Molecular, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

     This letter and the opinion expressed herein are for the use of the Board of Directors of Molecular. This opinion does not address Molecular's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the stockholders of Molecular as to how such stockholders should vote or as to any other action such stockholders should take regarding the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent except Molecular may include this opinion in its entirety in any proxy statement or information statement relating to the Proposed Transaction sent to Molecular's and the Company's stockholders.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that the Exchange Ratio offered in the Proposed Transaction is fair, from a financial point of view, to the stockholders of Molecular.

                                          Very truly yours,

                                          /s/ ING Barings LLC
                                          ING BARINGS LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, Article VI of Molecular Devices' Amended and Restated Certificate of Incorporation, Article XI of Molecular Devices' bylaws, and indemnification agreements entered into by Molecular Devices with its directors provide for the indemnification of officers, directors, employees and agents under certain circumstances.

     Set forth below is Article VI of Molecular Devices' Restated Certificate of Incorporation pertaining to indemnification of officers, directors, employees and agents and insurance:

                                  "ARTICLE VI.

     A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification."

     Set forth below is Article XI of Molecular Devices' bylaws, as amended:

                                  "ARTICLE XI

                                INDEMNIFICATION

SECTION 43. INDEMNIFICATION OF DIRECTORS, EXECUTIVE OFFICERS, OTHER OFFICERS, EMPLOYEES AND OTHER AGENTS.

     (a) Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or (iv) such indemnification is required to be made under subsection (d).

     (b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Delaware General Corporation Law.

     (c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph
(e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

     (d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

     (e) Non-Exclusivity of rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law.

     (f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (g) Insurance. To the fullest extent permitted by the Delaware General Corporation Law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

     (h) Amendment. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

     (i) Savings Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

     (j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

          (i) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

          (ii) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

          (iii) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (iv) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

          (v) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner be reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw."

     In addition, Molecular Devices has entered into indemnification agreements with its directors and officers, pursuant to which Molecular Devices has agreed to indemnify such directors and officers in accordance with, and to the fullest extent permitted by, the Delaware General Corporation Law, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any proceeding in which the indemnitee was or is made a party or was or is involved by reason of the fact that the indemnitee is or was a director or an officer.

     Molecular Devices has also purchased liability insurance policies covering certain directors and officers of Molecular Devices.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
2.1       Agreement and Plan of Merger and Reorganization dated as of
          June 7, 2000, among Molecular Devices Corporation, Mercury
          Acquisition Sub, Inc. and LJL BioSystems, Inc. (included as
          Annex A to the joint proxy statement/prospectus).
2.2       Form of Parent Voting Agreement between LJL BioSystems, Inc.
          and certain stockholders of Molecular Devices Corporation
          (included as Annex B to the joint proxy
          statement/prospectus).
2.3       Form of Company Voting Agreement between Molecular Devices
          Corporation and certain stockholders of LJL BioSystems, Inc.
          (included as Annex C to the joint proxy
          statement/prospectus).
3.1**     Amended and Restated Certificate of Incorporation of
          Molecular Devices Corporation (incorporated by reference to the similarly described exhibit in Molecular Devices'
          Registration Statement on Form S-1 (File No. 33-98926), as
          amended).
3.2**     Molecular Devices Corporation By-Laws (incorporated by
          reference to the similarly described exhibit in Molecular
          Devices' Registration Statement on Form S-1 (File No.
          33-98926), as amended).
5.1       Opinion of Cooley Godward LLP regarding the legality of the securities.
8.1       Opinion of Cooley Godward LLP regarding tax matters.
8.2       Opinion of Venture Law Group, A Professional Corporation,
          regarding tax matters.
23.1      Consent of Cooley Godward LLP (set forth in Exhibit 5.1).
23.2      Consent of Cooley Godward LLP (set forth in Exhibit 8.1).
23.3      Consent of Venture Law Group, A Professional Corporation
          (set forth in Exhibit 8.2).
23.4      Consent of Ernst & Young LLP.
23.5      Consent of PricewaterhouseCoopers LLP.
23.6      Consent of ING Barings LLC.
23.7      Consent of Gleacher & Co. LLC.
24.1*     Powers of Attorney (set forth on signature page).
99.1      Form of Molecular Devices Proxy.
99.2      Form of LJL BioSystems Proxy.
99.3      Consent of Prospective Director.


---------------

*  Previously filed.


** Incorporated by reference.

FINANCIAL STATEMENT SCHEDULES:

     The Financial Statement Schedules have previously been filed as part of Molecular Devices' Form 10-K for the fiscal year ended December 31, 1999.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

     (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, California, on the 14th day of July 2000.


                                          MOLECULAR DEVICES CORPORATION

                                          By:  /s/ JOSEPH D. KEEGAN, PH.D
                                            ------------------------------------
                                                   Joseph D. Keegan, Ph.D
                                               President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



                     SIGNATURE                                       TITLE                      DATE
                     ---------                                       -----                      ----

            /s/ JOSEPH D. KEEGAN, PH.D               President, Chief Executive Officer and July 14, 2000
---------------------------------------------------    Director (Principal Executive
              Joseph D. Keegan, Ph.D                   Officer)

                         *                           Vice President, Finance and Chief      July 14, 2000
---------------------------------------------------    Financial Officer (Principal
                Timothy A. Harkness                    Financial and Accounting Officer)

                         *                           Director                               July 14, 2000
---------------------------------------------------
                  Moshe H. Alafi

                         *                           Director                               July 14, 2000
---------------------------------------------------
                 David L. Anderson

                         *                           Director                               July 14, 2000
---------------------------------------------------
                 A. Blaine Bowman

                         *                           Director                               July 14, 2000
---------------------------------------------------
                Paul Goddard, Ph.D

                                                     Director                               July   , 2000
---------------------------------------------------
                  Andre F. Marion

                         *                           Director                               July 14, 2000
---------------------------------------------------
             Harden M. McConnell, Ph.D

                         *                           Director                               July 14, 2000
---------------------------------------------------
               J. Allan Waitz, Ph.D

          By: /s/ JOSEPH D. KEEGAN, PH.D
  ----------------------------------------------
              Joseph D. Keegan, Ph.D
                 Attorney-in-fact

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
2.1       Agreement and Plan of Merger and Reorganization dated as of
          June 7, 2000, among Molecular Devices Corporation, Mercury
          Acquisition Sub, Inc. and LJL BioSystems, Inc. (included as
          Annex A to the joint proxy statement/prospectus).
2.2       Form of Parent Voting Agreement between LJL BioSystems, Inc.
          and certain stockholders of Molecular Devices Corporation
          (included as Annex B to the joint proxy
          statement/prospectus).
2.3       Form of Company Voting Agreement between Molecular Devices
          Corporation and certain stockholders of LJL BioSystems, Inc.
          (included as Annex C to the joint proxy
          statement/prospectus).
3.1**     Amended and Restated Certificate of Incorporation of
          Molecular Devices Corporation (incorporated by reference to the similarly described exhibit in Molecular Devices'
          Registration Statement on Form S-1 (File No. 33-98926), as
          amended).
3.2**     Molecular Devices Corporation By-Laws (incorporated by
          reference to the similarly described exhibit in Molecular
          Devices' Registration Statement on Form S-1 (File No.
          33-98926), as amended).
5.1       Opinion of Cooley Godward LLP regarding the legality of the securities.
8.1       Opinion of Cooley Godward LLP regarding tax matters.
8.2       Opinion of Venture Law Group, A Professional Corporation,
          regarding tax matters.
23.1      Consent of Cooley Godward LLP (set forth in Exhibit 5.1).
23.2      Consent of Cooley Godward LLP (set forth in Exhibit 8.1).
23.3      Consent of Venture Law Group, A Professional Corporation,
          (set forth in Exhibit 8.2).
23.4      Consent of Ernst & Young LLP.
23.5      Consent of PricewaterhouseCoopers LLP.
23.6      Consent of ING Barings LLC.
23.7      Consent of Gleacher & Co. LLC.
24.1*     Powers of Attorney (set forth on signature page).
99.1      Form of Molecular Devices Proxy.
99.2      Form of LJL BioSystems Proxy.
99.3      Consent of Prospective Director.


---------------

*  Previously filed.



** Incorporated by reference.